EXHIBIT 1

MANAGEMENT’S

DISCUSSION

AND ANALYSIS

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 17

Management’s Discussion and Analysis

February 12, 2014

The following defined terms are used in this document.

Abbreviation	Description	Abbreviation	Description
AFS	Available-for-sale	MCCSR	Minimum Continuing Capital and Surplus Requirements
AIF	Annual Information Form	MD&A	Management’s Discussion and Analysis
ASO	Administrative Services Only	MFS	MFS Investment Management
AUM	Assets Under Management	MPF	Mandatory Provident Fund
BIF	Business In-force	OCI	Other Comprehensive Income
CAL	Company Action Level	OSFI	Office of the Superintendent of Financial Institutions
CEO	Chief Executive Officer	OTC	Over-the-counter
CFO	Chief Financial Officer	ROE	Return on Equity
CGU	Cash Generating Unit	SEC	United States Securities and Exchange Commission
DCAT	Dynamic Capital Adequacy Testing	SLEECS	Sun Life ExchangEable Capital Securities
EBG	Employee Benefits Group	SLF Asia	Sun Life Financial Asia
EPS	Earnings Per Share	SLF Canada	Sun Life Financial Canada
FVTPL	Fair Value Through Profit or Loss	SLF Inc.	Sun Life Financial Inc.
GB	Group Benefits	SLF U.K.	SLF’s United Kingdom business unit
GRS	Group Retirement Services	SLF U.S.	Sun Life Financial United States
IAS	International Accounting Standards	SLGI	Sun Life Global Investments (Canada) Inc.
IASB	International Accounting Standards Board	Sun Life Assurance	Sun Life Assurance Company of Canada
IFRS	International Financial Reporting Standards	Sun Life (U.S.)	Sun Life Assurance Company of Canada (U.S.)
ISDA	International Swaps and Derivatives Association

In this MD&A, SLF Inc. and its consolidated subsidiaries, significant equity investments and joint ventures are collectively referred to as “Sun Life Financial”, the “Company”, “we”, “our” or “us”. Unless otherwise indicated, all information in this MD&A is presented as at and for the year ended December 31, 2013 and amounts are expressed in Canadian dollars. Where information at and for the year ended December 31, 2013 is not available, information available for the latest period before December 31, 2013 is used. Except where otherwise noted, financial information is presented in accordance with IFRS and the accounting requirements of OSFI. Additional information relating to the Company can be found in SLF Inc.‘s consolidated financial statements and accompanying notes (“Consolidated Financial Statements”) and our AIF for the year ended December 31, 2013, and other documents filed with securities regulators in Canada and with the SEC, which may be accessed at www.sedar.com and www.sec.gov, respectively.

Sale of U.S. Annuity Business

Effective August 1, 2013, we completed the sale of our U.S. annuities business and certain of our U.S. life insurance businesses (collectively, our “U.S. Annuity Business”), including all of the issued and outstanding shares of Sun Life Assurance Company of Canada (U.S.) (“Sun Life (U.S.)”).

We have defined our U.S. Annuity Business as “Discontinued Operations”, the remaining operations as “Continuing Operations”, and the total Discontinued Operations and Continuing Operations as “Combined Operations”. Note that in accordance with the requirements of IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, income and expenses associated with the U.S. Annuity Business have been classified as discontinued operations in our Consolidated Statements of Operations for all periods presented. Associated assets and liabilities were classified as held for sale in our Consolidated Statements of Financial Position as at December 31, 2012.

Use of Non-IFRS Financial Measures

We use certain financial measures that are not based on IFRS (“non-IFRS financial measures”), including operating net income (loss), as key metrics in our financial reporting to enable our stakeholders to better assess the underlying performance of our businesses. We believe that these non-IFRS financial measures provide information that is useful to investors in understanding our performance and facilitates the comparison of the quarterly and full year results from period to period. Operating net income (loss) and other financial

18 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

measures based on operating net income (loss), including operating EPS or operating loss per share, operating ROE and operating net income (loss) excluding the net impact of market factors, are non-IFRS financial measures. Operating net income (loss) excludes from reported net income those impacts that are not operational or ongoing in nature. Its purpose is to assist investors in understanding our underlying business performance and excludes: (i) the impact of certain hedges in SLF Canada that do not qualify for hedge accounting; (ii) fair value adjustments on share-based payment awards at MFS; (iii) the loss on the sale of our U.S. Annuity Business; (iv) the impact of assumption changes and management actions related to the sale of our U.S. Annuity Business; (v) restructuring and other related costs (including impacts related to the sale of our U.S. Annuity Business); (vi) goodwill and intangible asset impairment charges; and (vii) other items that are not operational or ongoing in nature. Operating EPS also excludes the dilutive impact of convertible securities.

Operating net income (loss) excluding the net impact of market factors removes from operating net income (loss) certain market-related factors that create volatility in our results under IFRS. Its purpose is to assist investors in understanding our underlying business performance, excluding defined market impacts. Specifically, it adjusts operating net income (loss) to exclude the following amounts: (i) the net impact of changes in interest rates in the reporting period, including changes in credit and swap spreads, and any changes to the assumed fixed income reinvestment rates in determining the actuarial liabilities; (ii) the net impact of changes in equity markets above or below the expected level of change in the reporting period and of basis risk inherent in our hedging program; (iii) the net impact of changes in the fair value of real estate properties in the reporting period; and (iv) the net impact of changes in actuarial assumptions driven by capital market movements.

Unless indicated otherwise, all factors discussed in this document that impact our results are applicable to both reported net income (loss) and operating net income (loss). Reported net income (loss) refers to net income (loss) determined in accordance with IFRS.

Other non-IFRS financial measures that we use include adjusted revenue, premium and deposit equivalents from ASO, mutual fund assets and sales, managed fund assets and sales, premiums and deposits, adjusted premiums and deposits, AUM and assets under administration. These non-IFRS financial measures do not have any standardized meaning and may not be comparable with similar measures used by other companies. They should not be viewed as an alternative to measures of financial performance determined in accordance with IFRS. Additional information about non-IFRS financial measures and reconciliations to the closest IFRS measure can be found in this MD&A under the heading Non-IFRS Financial Measures.

Forward-Looking Statements

From time to time, the Company makes written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements contained in this document include (i) statements concerning the finalization of the sale of our U.S. Annuity Business, (ii) statements concerning our internal reinsurance arrangements, (iii) statements concerning the exposure draft issued by the Canadian Actuarial Standards Board and the low interest rate environment, (iv) statements relating to our growth strategies, financial objectives, future results of operations, and strategic goals, (v) statements concerning our 2015 operating income objectives and our 2015 operating return on equity objective (collectively, our “2015 financial objectives”), (vi) statements relating to productivity and expense initiatives, growth initiatives and other business objectives, (vii) statements that are predictive in nature or that depend upon or refer to future events or conditions, and (viii) statements that include words such as “aim”, “anticipate”, “assumption”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “objective”, “outlook”, “plan”, “project”, “seek”, “should”, “initiatives”, “strategy”, “strive”, “target”, “will” and similar expressions are forward-looking statements. Forward-looking statements include the information concerning our possible or assumed future results of operations. These statements represent our current expectations, estimates and projections regarding future events and are not historical facts. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties that are difficult to predict. Future results and shareholder value may differ materially from those expressed in these forward-looking statements due to, among other factors, the matters set out in this document under the headings Sale of U.S. Annuity Business, Restructuring of Internal Reinsurance Arrangement, Actuarial Standards Update, Impact of the Low Interest Rate Environment, Risk Management, Capital Management and Critical Accounting Policies and Estimates and in Sun Life Financial Inc.‘s 2013 AIF under the headings Risk Factors and the factors detailed in Sun Life Financial Inc.‘s other filings with Canadian and U.S. securities regulators, which are available for review at www.sedar.com and www.sec.gov.

Important risk factors that could cause our assumptions and estimates to be inaccurate and our actual results or events to differ materially from those expressed in or implied by the forward-looking statements contained in this document, including our 2015 financial objectives, are listed below. The realization of our forward-looking statements, including our ability to meet our 2015 financial objectives, essentially depends on our business performance which, in turn, is subject to many risks. Factors that could cause actual results to differ materially from expectations include, but are not limited to: economic uncertainty; credit risks related to issuers of securities held in our investment portfolio, debtors, structured securities, reinsurers, derivative counterparties, other financial institutions and other entities; the performance of equity markets; changes or volatility in interest rates or credit/swap spreads; changes in legislation and regulations including capital requirements and tax laws; risks in implementing business strategies; legal and regulatory proceedings, including inquiries and investigations; risks relating to the rate of mortality improvement; risks relating to policyholder behaviour; risks relating to mortality and morbidity, including the occurrence of natural or man-made disasters, pandemic diseases and acts of terrorism; breaches or failure of information system security and privacy, including cyber terrorism; risks relating to our information technology infrastructure and Internet-enabled technology; risks relating to product design and pricing; the performance of the Company’s investments and investment portfolios managed for clients such as segregated and mutual funds; risks relating to financial modelling errors; our dependence on third-party relationships including outsourcing arrangements; business continuity risks; the impact of higher-than-expected future expenses; the ability to attract and retain employees; market conditions that affect the Company’s capital position or its ability to raise capital; risks related to liquidity; downgrades in financial strength or credit ratings; fluctuations in foreign currency exchange rate; the availability, cost and effectiveness of reinsurance; risks relating to real estate investments; risks relating to operations in Asia including the Company’s joint ventures; the inability to maintain strong distribution channels and risks relating to market conduct by intermediaries and agents; risk management; risks relating to estimates and judgments used in calculating taxes; the impact of mergers, acquisitions and divestitures; the impact of competition; risks relating to the closed block of business and risks relating to the environment, environmental laws and regulations and third-party policies.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 19

Overview

Corporate Overview

Sun Life Financial is a leading international financial services organization providing a diverse range of protection and wealth products and services to individuals and corporate customers. Sun Life Financial and its partners have operations in key markets worldwide, including Canada, the United States, the United Kingdom, Ireland, Hong Kong, the Philippines, Japan, Indonesia, India, China, Australia, Singapore, Vietnam, Malaysia and Bermuda. As of December 31, 2013, the Sun Life Financial group of companies had total assets under management of $640 billion.

We manage our operations and report our financial results in five business segments: SLF Canada, SLF U.S., MFS, SLF Asia and Corporate. The Corporate segment includes SLF U.K. and Corporate Support operations. Our Corporate Support operations includes our run-off reinsurance business and investment income, expenses, capital and other items not allocated to other business segments. Information concerning these segments is included in our annual and interim Consolidated Financial Statements.

Mission

To help customers achieve lifetime financial security.

Vision

To be an international leader in protection and wealth management.

Strategy

We will leverage our strengths around the world to help our customers achieve lifetime financial security and create value for our shareholders.

Our strategy is based on growing our diverse set of businesses where we have important market positions and can leverage strengths across these businesses. We have chosen to be active in businesses that are supported by strong growth prospects, demographic trends and long-term drivers of demand for the insurance industry – the aging of baby boomers, the downloading of responsibility from governments and employers to employees and the growth of the middle class in the emerging markets of Asia. In 2013, we made considerable progress on our strategy by focusing our resources on four key pillars for future growth:

•	Becoming the best performing life insurer in Canada
•	For the fourth consecutive year, SLF Canada was voted by Canadians as the Most Trusted Life Insurance Company as part of the Reader’s Digest 2013 Trusted Brand™ awards program.
•	GB was ranked #1 group life and health benefits provider in Canada for the fourth year in a row in the 2012 Fraser Group Universe Report.
•

GRS was ranked #1 by Benefits Canada based on total pension plan assets as at June 30, 2013 and ended 2013 with assets under administration of $64 billion, driven by strong sales and market performance.

•

Individual Insurance & Investments retained its first place position in the fixed annuities market increasing market share to 32% and maintaining a first place position with 46% market share in payout annuity sales, both as measured by LIMRA (as at September 30, 2013).

•	The Sun Life Financial Career Sales Force (“CSF”) continued to grow during the year exceeding 3,800 advisors and managers across the country.

•	Becoming a leader in group insurance and voluntary benefits in the United States
•	In August 2013, we completed the sale of our U.S. Annuity Business, a milestone that significantly improved our risk profile and reduced our earnings volatility.
•	Strong sales throughout 2013 in EBG combined with higher persistency drove a 7% year-over-year increase in BIF.
•	Sales in EBG increased 18% in 2013 compared to 2012, of which voluntary benefits sales increased 26% from 2012.
•

EBG continues to expand its product suite and released two new group voluntary accident insurance plans that provide protection for customers who are injured in a variety of covered accidents. EBG also launched an innovative stop-loss cancer insurance offering that provides an enhanced benefit to self-insured employers.

•	Growing our asset management businesses globally
•	Sun Life Financial’s AUM ended 2013 at a new high of $640 billion.
•	MFS had record gross sales in 2013 of US$96.0 billion, US$24.0 billion of net in-flows, and ended 2013 with AUM at a new high of US$412.8 billion.
•	SLGI completed its third full year of operations. Sales exceeded $1.7 billion and AUM reached $7.2 billion.
•	SLGI launched a comprehensive suite of income funds and grew its retail fund sales 77% over 2012.
•

Eight SLGI long-term funds (Series A) have passed their three-year anniversary and were above the median in their respective categories based on fund performance, with four funds in the first quartile. Sun Life MFS Global Value, Sun Life MFS International Value and Sun Life MFS Global Total Return were rated five stars by Morningstar and delivered top 10 performance in each of their respective categories.

•	Strengthening our competitive position in Asia
•	Our Philippines business achieved record insurance sales, rising 51% over 2012, and surpassed 5,000 agents during 2013, two years ahead of the goal set for 2015.
•

Sun Life of Canada (Philippines), Inc. was the number one life insurance provider in the Philippines for the second consecutive year, based on premium income in 2012 (reported by the Insurance Commission in the Philippines in 2013).

20 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

•	In Hong Kong our individual insurance sales and net wealth sales including Mandatory Provident Fund products, increased 43% and 45%, respectively, over 2012.
•

In Indonesia, we continued to grow our agency sales force, surpassing 7,100 at the end of 2013. Insurance sales in 2013 were up 31% compared to 2012. PT Sun Life Financial Indonesia was ranked third in the life insurance category in a survey of Indonesia’s Most Admired Companies 2013 conducted by Bloomberg Businessweek Indonesia and Frontier Consulting Group.

•

In India, Birla Sun Life Asset Management Company’s MNC Fund-Growth and Birla Sun Life 95-Dividend were awarded the 2012 Lipper Fund Awards for Best Equity Fund (5 years) and the Best Mixed Asset INR Balanced Fund (10 years), respectively.

•

In 2013, PVI Sun Life Insurance Company Limited received its license to operate in Vietnam and we completed the acquisition of 49% of CIMB Aviva Assurance Berhad and CIMB Aviva Takaful Berhad in Malaysia, giving us access now to seven key markets in this opportunity-rich region.

In targeting these four pillars of growth, we are focused on products that have superior growth characteristics, better product economics and lower capital requirements in order to reduce net income volatility and improve our return on equity. The maintenance of a balanced and diversified portfolio of businesses remains fundamental to our strategy.

Values

The following values guide us in achieving our strategy:

•	Integrity – We are committed to the highest standards of business ethics and good governance.
•	Engagement – We value our diverse, talented workforce and encourage, support and reward them for contributing to the full extent of their potential.
•	Customer Focus – We provide sound financial solutions for our customers and always work with their interests in mind.
•	Excellence – We pursue operational excellence through our dedicated people, our quality products and services and our value-based risk management.
•	Value – We deliver value to the customers and shareholders we serve and to the communities in which we operate.
•	Innovation – We listen to our customers to provide them with a better experience through innovative products and exceptional service.

Corporate Developments

The following developments occurred since January 1, 2013.

Sale of U.S. Annuity Business

Effective August 1, 2013 we sold our U.S. Annuity Business, including all of the issued and outstanding shares of Sun Life (U.S.). Our U.S. Annuity Business included our domestic U.S. variable annuity, fixed annuity and fixed indexed annuity products, corporate and bank-owned life insurance products and variable life insurance products.

Strategic Partnership in Malaysia

In April 2013, we acquired 49% of each of CIMB Aviva Assurance Berhad and CIMB Aviva Takaful Berhad, collectively referred to as Sun Life Financial Malaysia.

Joint Venture in Vietnam

In March 2013, PVI Sun Life Insurance Company Limited, a joint venture life insurance company in Vietnam between Sun Life Assurance and PVI Holdings, commenced operations as a life insurance company.

Common Share Activity

In 2013, SLF Inc. paid common shareholder dividends of $1.44 per common share. This was the same level of dividends paid in 2012. In 2013, SLF Inc. issued approximately 5.9 million shares from treasury under its Canadian Dividend Reinvestment and Share Purchase Plan.

Financing Arrangements

On June 26, 2013, Sun Life Financial redeemed all of its outstanding $350 million principal amount of Series 2008-2 Subordinated Unsecured 5.12% Fixed/Floating Debentures due 2018.

On February 12, 2014, Sun Life Financial announced its intention to redeem all of the outstanding $500 million principal amount of Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures due 2019 (the “Debentures”) in accordance with the redemption terms attached to the Debentures.

Outlook

In 2013 the global economy experienced modest but steady growth with improved momentum in the second half of the year. Interest rates in North American and other developed countries rose but remain low relative to historic levels. Equity markets generally performed well and continued to improve through the year. In Canada, economic growth was modest but at an improved rate compared to 2012 due to the combination of weak performance in the export sector, falling unemployment rate and higher consumer spending. The U.S. economy expanded during the year as consumer confidence grew and with the U.S. Federal Reserve delaying the tapering of its securities purchase program. The U.S. economy also saw improvements in the housing market. However, the period of historically low interest rates continues and could persist for some time, which will continue to create a number of challenges for insurers including increased hedge costs, lower investment yields and reduced new business profitability.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 21

We continue to focus on businesses with strong growth prospects fueled by consumer demand and favourable demographic trends. In North America, the aging of the population and modest economic growth continues to drive the demand for greater security and protection of retirement savings, through retirement income solutions. We continue to expand our presence in emerging markets, with presence now in seven markets in Asia including Vietnam and Malaysia. With the younger populations and rapidly growing middle class in Asian markets, demand for protection and wealth accumulation products continues to increase. We continue to observe the shift in responsibility for funding health and retirement needs from governments and employers to individuals, which has created new opportunities for group and voluntary benefits. All of these trends support demand for the pension, savings and health care solutions provided by life insurance companies. Improved equity markets have resulted in a rise in the demand for sophisticated investment and risk management solutions through asset management products. We believe that global asset management companies, with their greater scale and diversity, have opportunity to benefit most.

Financial Objectives

In March 2012 we announced our financial objectives for 2015, which included annual operating net income of $2.0 billion and operating ROE of 12%-13%. Following the sale of our U.S. Annuity Business in the third quarter of 2013, we reviewed and updated our financial objectives. Our financial objectives are to achieve an annual operating net income of $1.85 billion in 2015. The operating ROE objective of 12%-13% remains unchanged from our previous disclosure. These financial objectives were based on the following assumptions:

(i)	a steady rise in the annual level of key equity market indices by approximately 8% per annum (excluding dividends);
(ii)	a gradual increase in North American interest rates across the yield curve;
(iii)	a credit environment which reflects the Company’s best estimate assumptions;
(iv)	stability in exchange rates between the Canadian dollar and foreign currencies, primarily the U.S. dollar; and
(v)	other key assumptions include: no material changes in capital rules; no material changes to our hedging program; hedging costs that are consistent with our best estimate assumptions; no material assumption changes including updates to the ultimate reinvestment rate and economic scenario generator; no significant changes to our effective tax rate; and no material accounting standard changes.

The updated financial objectives are based on best estimate actuarial assumptions as at December 31, 2012. The Company’s 2015 operating ROE objective is dependent upon our capital levels and options for deployment of any excess capital. Our 2015 financial objectives do not reflect the indirect effects of interest rate and equity market movements including the potential impacts on goodwill or the current valuation allowance on deferred tax assets as well as other items that may be non-operational in nature.

We expect to maintain the current level of dividends on SLF Inc.‘s common shares, which are subject to the approval of the Board of Directors each quarter, provided that economic conditions and the Company’s results allow it to do so while maintaining a strong capital position. Additional information on dividends is provided in this MD&A under the heading Capital and Liquidity Management – Shareholder Dividends.

The statements concerning our 2015 financial objectives and dividends are forward-looking and are based on the assumptions set out above and subject to the risk factors described under Forward-Looking Statements. Our 2015 financial objectives do not constitute guidance. Although considered reasonable by the Company, our results could differ materially from our objectives and we may not be able to achieve our 2015 financial objectives as our growth initiatives, productivity and expense targets, and other business objectives or our assumptions may not be achieved.

22 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Financial Highlights

($ millions, unless otherwise noted)	2013	2012	2011
Continuing Operations
Net income (loss)
Operating net income (loss) from Continuing Operations(1)	1,943	1,479	533
Reported net income (loss) from Continuing Operations	1,696	1,374	225
Operating net income excluding the net impact for market factors from Continuing Operations(1)	1,718	1,516	n/a
Diluted EPS ($)
Operating EPS from Continuing Operations (diluted)(1)	3.21	2.49	0.92
Reported EPS from Continuing Operations (diluted)	2.78	2.29	0.39
Basic EPS ($)
Operating EPS from Continuing Operations (basic)(1)	3.22	2.49	0.92
Reported EPS from Continuing Operations (basic)	2.81	2.32	0.39
Total Company (Combined Operations)
Net income (loss)
Operating net income (loss) from Combined Operations(1)	2,143	1,679	34
Reported net income (loss) from Combined Operations	942	1,554	(370)
Operating net income (loss) excluding the net impact of market factors from Combined Operations(1)	1,776	1,600	n/a
Diluted EPS ($)
Operating EPS from Combined Operations (diluted)(1)	3.54	2.83	0.06
Reported EPS from Combined Operations (diluted)	1.55	2.59	(0.64)
Basic EPS ($)
Operating EPS from Combined Operations (basic)(1)	3.55	2.83	0.06
Reported EPS from Combined Operations (basic)	1.56	2.62	(0.64)
Return on equity (%)(2)
Operating ROE from Combined Operations(1)	14.8%	12.5%	0.3%
Reported ROE from Combined Operations	6.5%	11.6%	(2.7)%
Dividends per common share	1.44	1.44	1.44
Dividend payout ratio(3)	93%	56%	n/m
Dividend yield	4.6%	6.3%	6.5%
MCCSR ratio (Sun Life Assurance)	219%	209%	211%
Premiums and deposits from Continuing Operations
Net premium revenue	9,639	8,247	8,238
Segregated fund deposits	8,470	6,935	7,508
Mutual fund sales(1)	60,660	43,303	28,941
Managed fund sales(1)	39,965	43,851	28,019
ASO premium and deposit equivalents(1)	5,973	5,737	5,661
Total premiums and deposits(1)	124,707	108,073	78,367
Assets under management(4)
General fund assets(2)	123,390	133,171	130,075
Segregated fund assets	76,141	92,655	88,183
Mutual fund assets(1)	199,925	142,569	110,524
Managed fund assets(1)	240,239	164,245	136,599
Other AUM(1)	142	226	380
Total AUM(1)	639,837	532,866	465,761
Capital(4)
Subordinated debt and other capital(5)	3,099	3,436	3,441
Participating policyholders’ equity	127	128	123
Total shareholders’ equity(4)	17,227	16,418	15,521
Total capital	20,453	19,982	19,085
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.
(2)	2012 has been restated for changes in accounting policies. See Note 3 in our Consolidated Financial Statements. 2011 has not been restated for these accounting policy changes.
(3)	Based on reported net income from Combined Operations. See Capital and Liquidity Management – Shareholder Dividends section in this MD&A for further information regarding dividends.
(4)	Balances as at December 31, 2012 and December 31, 2011 include the Discontinued Operations.
(5)	Other capital refers to innovative capital instruments consisting of SLEECS and are recognized as senior debentures in the Consolidated Financial Statements, which qualify as capital for Canadian regulatory purposes. See Capital and Liquidity Management – Capital in this MD&A.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 23

Non-IFRS Financial Measures

We report certain financial information using non-IFRS financial measures, as we believe that they provide information that is useful to investors in understanding our performance and facilitate a comparison of the quarterly and full year results from period to period. These non-IFRS financial measures do not have any standardized meaning and may not be comparable with similar measures used by other companies. For certain non-IFRS financial measures, there are no directly comparable amounts under IFRS. They should not be viewed as an alternative to measures of financial performance determined in accordance with IFRS. Additional information concerning these non-IFRS financial measures and reconciliations to IFRS measures are included in our annual and interim MD&A and the Supplementary Financial Information packages that are available on www.sunlife.com under Investors – Financial Results & Reports.

Operating net income (loss) and other financial information based on operating net income (loss), including operating EPS or operating loss per share, operating ROE and operating net income (loss) excluding the net impact of market factors, are non-IFRS financial measures. Operating net income excludes from reported net income those impacts that are not operational or ongoing in nature. Its purpose is to assist investors in understanding our underlying business performance and excludes: (i) the impact of certain hedges in SLF Canada that do not qualify for hedge accounting; (ii) fair value adjustments on share-based payment awards at MFS; (iii) the loss on the sale of our U.S. Annuity Business; (iv) the impact of assumption changes and management actions related to the sale of our U.S. Annuity Business; (v) restructuring and other related costs (including impacts related to the sale of our U.S. Annuity Business); (vi) goodwill and intangible asset impairment charges; and (vii) other items that are not operational or ongoing in nature. Operating EPS also excludes the dilutive impact of convertible securities.

Operating net income (loss) excluding the net impact of market factors removes from operating net income (loss) certain market-related factors that create volatility in our results under IFRS. Its purpose is to assist investors in understanding our underlying business performance, excluding defined market impacts. Specifically, it adjusts operating net income (loss) to exclude the following amounts: (i) the net impact of changes in interest rates in the reporting period, including changes in credit and swap spreads, and any changes to the assumed fixed income reinvestment rates in determining the actuarial liabilities; (ii) the net impact of changes in equity markets above or below the expected level of change in the reporting period and of basis risk inherent in our hedging program; (iii) the net impact of changes in the fair value of real estate properties in the reporting period; and (iv) the net impact of changes in actuarial assumptions driven by capital market movements.

Unless indicated otherwise, all factors discussed in this document that impact our results are applicable to both reported net income (loss) and operating net income (loss). Reported net income (loss) refers to net income (loss) determined in accordance with IFRS.

The following tables set out the amounts that were excluded from our operating net income (loss), operating net income (loss) excluding the net impact of market factors, operating EPS and operating ROE, and provides a reconciliation to our reported net income (loss), EPS and ROE based on IFRS for 2013, 2012 and 2011. A reconciliation of operating net income (loss) to reported net income (loss) for the fourth quarter of 2013 is provided in this MD&A under the heading Financial Performance – Fourth Quarter 2013 Performance.

Reconciliation of Select Net Income Measures from Continuing Operations

($ millions, unless otherwise noted)	2013	2012	2011
Reported net income (loss) from Continuing Operations	1,696	1,374	225
After-tax gain (loss) on adjustments:
Impact of certain hedges in SLF Canada that do not qualify for hedge accounting	38	(7)	(3)
Fair value adjustments on share-based payment awards at MFS	(229)	(94)	(80)
Assumption changes and management actions related to the sale of our U.S. Annuity Business	(27)	–	–
Restructuring and other related costs	(29)	(4)	(29)
Goodwill and intangible asset impairment charges	–	–	(196)
Total adjusting items	(247)	(105)	(308)
Operating net income (loss) from Continuing Operations	1,943	1,479	533
Net equity market impact	76	104	n/a
Net interest rate impact	86	(214)	n/a
Net gains from changes in the fair value of real estate	30	62	n/a
Actuarial assumption changes driven by changes in capital market movements	33	11	n/a
Total adjusting items	225	(37)	n/a
Operating net income (loss) excluding the net impact of market factors from Continuing Operations	1,718	1,516	n/a
Reported EPS (diluted) from Continuing Operations ($)	2.78	2.29	0.39
Less:
Impact of certain hedges in SLF Canada that do not qualify for hedge accounting ($)	0.06	(0.01)	(0.01)
Fair value adjustments on share-based payment awards at MFS ($)	(0.38)	(0.16)	(0.14)
Assumption changes and management actions related to the sale of our U.S. Annuity Business ($)	(0.05)	–	–
Restructuring and other related costs ($)	(0.05)	–	(0.05)
Goodwill and intangible asset impairment charges ($)	–	–	(0.33)
Impact of convertible securities on diluted EPS ($)	(0.01)	(0.03)	–
Operating EPS (diluted) from Continuing Operations ($)	3.21	2.49	0.92

24 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Reconciliation of Select Net Income Measures from Combined Operations

($ millions, unless otherwise noted)	2013	2012	2011
Reported net income (loss) from Combined Operations	942	1,554	(370)
After-tax gain (loss) on adjustments:
Impact of certain hedges in SLF Canada that do not qualify for hedge accounting	38	(7)	(3)
Fair value adjustments on share-based payment awards at MFS	(229)	(94)	(80)
Loss on the sale of our U.S. Annuity Business	(695)	–	–
Assumption changes and management actions related to the sale of our U.S. Annuity Business	(235)	–	–
Restructuring and other related costs	(80)	(18)	(55)
Goodwill and intangible asset impairment charges	–	(6)	(266)
Total adjusting items	(1,201)	(125)	(404)
Operating net income (loss) from Combined Operations	2,143	1,679	34
Net equity market impact	143	260	n/a
Net interest rate impact	157	(216)	n/a
Net gains from changes in the fair value of real estate	30	62	n/a
Actuarial assumption changes driven by changes in capital market movements	37	(27)	n/a
Operating net income (loss) excluding the net impact of market factors from Combined Operations	1,776	1,600	n/a
Reported EPS (diluted) ($)	1.55	2.59	(0.64)
Less:
Impact of certain hedges in SLF Canada that do not qualify for hedge accounting ($)	0.06	(0.01)	(0.01)
Fair value adjustments on share-based payment awards at MFS ($)	(0.38)	(0.16)	(0.14)
Loss on the sale of our U.S. Annuity Business ($)	(1.14)	–	–
Assumption changes and management actions related to the sale of our U.S. Annuity Business ($)	(0.39)	–	–
Restructuring and other related costs ($)	(0.14)	(0.03)	(0.09)
Goodwill and intangible asset impairment charges ($)	–	(0.01)	(0.46)
Impact of convertible securities on diluted EPS ($)	–	(0.03)	–
Operating EPS (diluted) ($)	3.54	2.83	0.06
Reported ROE (%)	6.5%	11.6%	(2.7)%
Less:
Impact of certain hedges in SLF Canada that do not qualify for hedge accounting	0.3%	(0.1)%	–
Fair value adjustments on share-based payment awards at MFS	(1.6)%	(0.7)%	(0.6)%
Loss on the sale of our U.S. Annuity Business	(4.8)%	–	–
Assumption changes and management actions related to the sale of our U.S. Annuity Business	(1.6)%	–	–
Restructuring and other related costs	(0.6)%	(0.1)%	(0.4)%
Goodwill and intangible asset impairment charges	–	–	(2.0)%
Operating ROE (%)	14.8%	12.5%	0.3%

Management also uses the following non-IFRS financial measures:

Adjusted revenue. This measure excludes from revenue the impact of: (i) foreign exchange; (ii) fair value changes in FVTPL assets and liabilities; (iii) reinsurance for the insured business in SLF Canada’s GB operations; and (iv) net premiums from Life and Investment Products in SLF U.S. that closed to new sales effective December 30, 2011. This measure is an alternative measure of revenue that provides greater comparability across reporting periods.

Adjusted premiums and deposits. This measure excludes from premiums and deposits the impact of: (i) foreign exchange; (ii) reinsurance for the insured business in SLF Canada’s GB operations; and (iii) net premiums and deposits from Life and Investment Products in SLF U.S. that closed to new sales effective December 30, 2011. This measure is an alternative measure of premiums and deposits that provides greater comparability across reporting periods. A reconciliation of adjusted premiums and deposits is provided in this MD&A under the heading Premiums and Deposits from Continuing Operations.

Pre-tax operating profit margin ratio for MFS. This ratio is a measure of the underlying profitability of MFS, which excludes certain investment income and commission expenses that are offsetting. These amounts are excluded in order to neutralize the impact these items have on the pre-tax operating profit margin ratio, as they are offsetting in nature and have no impact on the underlying profitability of MFS.

Impact of foreign exchange. Several IFRS financial measures are adjusted to exclude the impact of currency fluctuations. These measures are calculated using the average currency and period end rates, as appropriate, in effect at the date of the comparative period.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 25

Equity market, interest rate, credit spread, swap spread and real estate market sensitivities. Our equity market, interest rate, credit spread, swap spread and real estate market sensitivities are non-IFRS financial measures, for which there are no directly comparable measures under IFRS. It is not possible to provide a reconciliation of these amounts to the most directly comparable IFRS measures on a forward-looking basis because we believe it is only possible to provide ranges of the assumptions used in determining those non-IFRS financial measures, as actual results can fluctuate significantly inside or outside those ranges and from period to period.

Other. Management also uses the following non-IFRS financial measures for which there are no comparable financial measures in IFRS: (i) ASO premium and deposit equivalents, mutual fund sales, managed fund sales, life and health sales and total premiums and deposits; (ii) AUM, mutual fund assets, managed fund assets, other AUM and assets under administration; (iii) the value of new business, which is used to measure the estimated lifetime profitability of new sales and is based on actuarial calculations; and (iv) assumption changes and management actions, which is a component of our sources of earnings disclosure. Sources of earnings is an alternative presentation of our Consolidated Statements of Operations that identifies and quantifies various sources of income. The Company is required to disclose its sources of earnings by its principal regulator, the Office of the Superintendent of Financial Institutions.

Sale of U.S. Annuity Business

Effective August 1, 2013 we completed the sale of our U.S. Annuity Business to Delaware Life Holdings, LLC. We estimate the final sale proceeds will be $1,678 million including closing purchase price adjustments. The final purchase price adjustment is subject to finalization between Delaware Life Holdings, LLC and us. We expect the determination of the final purchase price adjustment to be completed in the first half of 2014.

The transaction consisted primarily of the sale of 100% of the shares of Sun Life (U.S.), which included the U.S. domestic variable annuity, fixed annuity and fixed indexed annuity products, corporate and bank-owned life insurance products and variable life insurance products. The transaction included the transfer of certain related operating assets, systems and employees that supported these businesses and the transfer of the financial risks and rewards associated with the products.

Net Loss Recognized in Discontinued Operations

The reported net loss recognized in Discontinued Operations in 2013 is comprised of the following:

($ millions, after-tax)	2013
Estimated sale proceeds(1)	1,678
Net carrying value of assets less liabilities held for sale	(2,423)
Transaction costs	(14)
Cumulative foreign currency translation differences and unrealized gains reclassified from other comprehensive income	64
Net loss on the sale of our U.S. Annuity Business (see Note 3 in our Consolidated Financial Statements)	(695)
Assumption changes and management actions related to the sale of our U.S. Annuity Business(2)	(208)
Total loss recognized in Discontinued Operations related to the sale of our U.S. Annuity Business	(903)
All other income in Discontinued Operations	149
Common shareholders’ net income (loss) from Discontinued Operations	(754)
(1)	The estimated sale proceeds is comprised of $1,580 million of cash and $98 million receivable for our estimate of the final purchase price adjustment.
(2)	One of the pre-closing transactions that occurred in 2013 related to the transfer of certain asset-backed securities to the Continuing Operations. This resulted in a charge recognized in Discontinued Operations for the change in insurance contract liabilities. The net carrying value of assets less liabilities held for sale was also impacted by this amount.

Impact on Shareholders’ Equity

The transaction resulted in a $952 million loss recorded in our common shareholders’ net income from Combined Operations in 2013, which was comprised of losses of $903 million recognized in Discontinued Operations and $49 million recognized in Continuing Operations. This loss reflects pre-closing transactions, closing costs, certain tax adjustments, our estimate of the closing purchase price adjustments and costs associated with the sale but incurred subsequent to the sale date of August 1, 2013. The loss is expected to be finalized in the first half of 2014, once all closing purchase price adjustments have been finalized.

26 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

The following table summarizes the impact the sale of our U.S. Annuity Business had on reported net income and common shareholders’ equity.

($ millions, after-tax)	2013
Total loss recognized in Discontinued Operations related to the sale of the U.S. Annuity Business	(903)
Impacts recognized in Continuing Operations:
Assumption changes and management actions related to the sale of our U.S. Annuity Business(1)	(27)
Restructuring and other disposition related costs, including provision for withholding tax	(22)
Impact of sale on common shareholders’ net income (loss) from Continuing Operations	(49)
Impact of sale on common shareholders’ net income (loss) from Combined Operations	(952)
Add back: Cumulative foreign currency translation differences and unrealized gains reclassified from other comprehensive income	(64)
Impact on common shareholders’ equity	(1,016)
(1)	Includes the impact on our insurance contract liabilities of dis-synergies of $107 million related to the sale and a gain of $80 million from the higher yields on the asset-backed securities transferred to Continuing Operations.

We expect to incur additional costs related to the separation of the U.S. Annuity Business from the Continuing Operations of approximately $26 million in 2014.

The sale and associated pre-closing transactions resulted in a four percentage point reduction to Sun Life Assurance’s MCCSR ratio.

Financial Performance

2013 Consolidated Results of Operations

Unless indicated otherwise, factors discussed in this MD&A that impact our results are applicable to both reported net income (loss) and operating net income (loss).

Net Income

Our reported net income from Continuing Operations was $1,696 million in 2013, compared to $1,374 million in 2012. Operating net income from Continuing Operations was $1,943 million in 2013, compared to $1,479 million in 2012. Operating net income excluding the net impact of market factors from Continuing Operations was $1,718 million in 2013, compared to $1,516 million in 2012.

Reported ROE (Combined Operations) was 6.5% in 2013, compared to 11.6% in 2012. Operating ROE (Combined Operations) was 14.8% in 2013, compared to 12.5% in 2012.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 27

The following table reconciles our net income measures and sets out the impact that other notable items had on our net income in 2013 and 2012.

	2013		2012
($ millions, after-tax)	Continuing Operations	Combined Operations	Continuing Operations	Combined Operations
Reported net income	1,696	942	1,374	1,554
Certain hedges that do not qualify for hedge accounting in SLF Canada	38	38	(7)	(7)
Fair value adjustments on share-based payment awards at MFS	(229)	(229)	(94)	(94)
Loss on the sale of our U.S. Annuity Business	–	(695)	–	–
Assumption changes and management actions related to the sale of our U.S. Annuity Business(1)	(27)	(235)	–	–
Restructuring and other related costs(2)	(29)	(80)	(4)	(18)
Goodwill and intangible asset impairment charges	–	–	–	(6)
Operating net income	1,943	2,143	1,479	1,679
Equity market impact
Net impact from equity market changes	84	150	97	192
Net basis risk impact	(8)	(7)	7	68
Net equity market impact(3)	76	143	104	260
Interest rate impact
Net impact from interest rate changes	203	268	(84)	(46)
Net impact of decline in fixed income reinvestment rates	(86)	(86)	(88)	(88)
Net impact of credit spread movements	(10)	(10)	(53)	(54)
Net impact of swap spread movements	(21)	(15)	11	(28)
Net interest rate impact(4)	86	157	(214)	(216)
Net gains from increases in the fair value of real estate	30	30	62	62
Actuarial assumption changes driven by changes in capital market movements	33	37	11	(27)
Operating net income excluding the net impact of market factors	1,718	1,776	1,516	1,600
Impact of other notable items on our net income:
Experience related items(5)
Impact of investment activity on insurance contract liabilities	76	76	112	142
Mortality/morbidity	(3)	(4)	(8)	(6)
Credit	53	62	31	38
Lapse and other policyholder behaviour	(50)	(51)	(23)	(31)
Expenses	(84)	(85)	(89)	(90)
Other	(46)	(85)	(34)	(96)
Other Assumption Changes and Management Actions (excludes actuarial assumption changes driven by changes in capital market movements)(6)	137	139	210	135
Other items(7)	61	61	25	30
(1)	Includes the impact on our insurance contract liabilities of dis-synergies resulting from the sale of our U.S. Annuity Business and the transfer of asset-backed securities to our Continuing Operations. Excludes $4 million which is classified as Restructuring and other related costs.
(2)	Restructuring and other related costs primarily includes impacts related to the sale of our U.S. Annuity Business.
(3)	Net equity market impact consists primarily of the effect of changes in equity markets during the year, net of hedging, that differ from the best estimate assumptions used in the determination of our insurance contract liabilities of approximately 8% growth per year in equity markets. Net equity market impact also includes the income impact of the basis risk inherent in our hedging program, which is the difference between the return on underlying funds of products that provide benefit guarantees and the return on the derivative assets used to hedge those benefit guarantees.
(4)	Net interest rate impact includes the effect of interest rate changes on investment returns that differ from best estimate assumptions, and on the value of derivative instruments used in our hedging programs. Our exposure to interest rates varies by product type, line of business and geography. Given the long-term nature of our business, we have a higher degree of sensitivity in respect of interest rates at long durations. Net interest rate impact also includes the income impact of declines in assumed fixed income reinvestment rates and of credit and swap spread movements.
(5)	Experience related items reflects the difference between actual experience during the year and best estimate assumptions used in the determination of our insurance contract liabilities.
(6)	2013 includes $290 million of income related to a management action for the restructuring of an internal reinsurance arrangement. For further information see section Financial Performance - Restructuring of Internal Reinsurance Arrangement of this MD&A.
(7)	2013 includes tax related items in SLF U.K., SLF Canada, Corporate and Hong Kong, as well as reduced accrued compensation costs in MFS. 2012 includes net realized gains on AFS securities, tax related benefits in SLF U.K. and a gain on the sale of the private wealth business at MFS Canada, partially offset by a premium receivable account reconciliation issue in SLF U.S. and excess financing costs.

Our reported net income from Continuing Operations for 2013 included items that are not operational or ongoing in nature and are, therefore, excluded in our calculation of operating net income. Operating net income excludes the net impact of certain hedges that do not qualify for hedge accounting in SLF Canada, fair value adjustments on share-based awards at MFS, assumption changes and management actions related to the sale of our U.S. Annuity Business, and restructuring and other related costs. The net of these adjustments reduced reported net income from Continuing Operations by $247 million in 2013, compared to a reduction of $105 million in 2012.

28 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Net income from Continuing Operations in 2013 reflected favourable impacts from equity markets, rising interest rates, increases in the fair value of investment properties, and actuarial assumption changes driven by capital markets. These items were partially offset by unfavourable impacts from basis risk, declines in the assumed fixed income reinvestment rates in our insurance contract liabilities that were driven by the continued low interest rate environment, and unfavourable impacts from credit spread and swap spread movements. Positive experience items included investment activity on insurance contract liabilities and credit, more than offset by unfavourable impacts from lapse and policyholder behaviour experience, expenses and other items. Non-capital market related assumptions changes and management actions contributed to net income in 2013, including income of $290 million related to the restructuring of an internal reinsurance arrangement. Additional information on this transaction is included in this MD&A under the heading Restructuring of Internal Reinsurance Arrangement.

Net income from Continuing Operations in 2012 reflected favourable impacts from equity markets, basis risk, increases in the fair value of real estate classified as investment properties, and favourable impacts from swap spreads, offset by declines in the fixed income reinvestment rates in our insurance contract liabilities that were driven by the continued low interest rate environment, and unfavourable impact from credit spreads. Investment activity on insurance contract liabilities and credit experience contributed positively, but were offset by unfavourable expense-related items, as well as lapse and other policyholder behaviour experience. Net realized gains on sales of AFS securities and assumption changes and management actions contributed to net income in 2012.

We reported a net loss from Discontinued Operations of $754 million in 2013 reflecting the loss on sale of $695 million and net loss from operations for the first seven months of the year, including assumption changes and management actions related to the sale of our U.S. Annuity Business. Reported net income from Discontinued Operations in 2012 was $180 million reflecting positive impacts from equity markets, basis risk, interest rates, partially offset by unfavourable impacts from swap spread movements, and both capital market and non-capital market related assumption changes and management actions.

Reported ROE (Combined Operations) was 6.5% in 2013, compared to 11.6% in 2012. Operating ROE (Combined Operations) was 14.8% in 2013, compared to 12.5% in 2012. The reported ROE (Combined Operations) in 2013 was lower than 2012 largely due to the loss on the sale of our U.S. Annuity Business partially offset by the favourable impact of market factors and underlying growth in earnings during the year.

Assets Under Management

AUM consists of general funds, segregated funds, mutual funds, managed funds and other AUM. Mutual funds and managed funds include institutional and other third-party assets managed by the Company. As the sale of our U.S. Annuity Business was completed in 2013, AUM as at December 31, 2013 reflects the Continuing Operations only.

AUM (Continuing Operations) was $639.8 billion as at December 31, 2013, compared to AUM (Combined Operations) of $532.9 billion as at December 31, 2012. The increase of $106.9 billion was primarily driven by:

(i)	favourable market movements on the value of mutual funds, managed funds and segregated funds of $80.2 billion;
(ii)	an increase of $28.0 billion from the weakening of the Canadian dollar against foreign currencies compared to the prior period exchange rates;
(iii)	net sales of mutual, managed and segregated funds of $26.4 billion; and
(iv)	business growth of $7.3 billion; partially offset by
(v)	a decrease of $29.6 billion as a result of the sale of U.S. Annuity Business, net of $13.9 billion AUM that we continue to manage;
(vi)	a decrease of $4.6 billion from the change in value of FVTPL assets and liabilities; and
(vii)	a decrease of $0.8 billion related to the sale of MFS Canada’s private wealth business.

General fund assets were $123.4 billion at December 31, 2013, down $9.8 billion from December 31, 2012. The decrease in general fund assets was primarily attributable to:

(i)	a decrease of $14.6 billion of assets included in the disposition of the U.S. Annuity Business;
(ii)	a decrease of $4.6 billion from the change in value of FVTPL assets and liabilities; partially offset by
(iii)	business growth of $7.3 billion; and
(iv)	an increase of $2.1 billion from a weakening Canadian dollar against foreign currencies compared to the prior period exchange rates.

Segregated fund assets were $76.1 billion as at December 31, 2013, compared to $92.7 billion as at December 31, 2012. The decrease in segregated fund assets was primarily due to a decrease of $28.9 billion that were part of the disposed U.S. Annuity Business and net redemptions of $0.5 billion, partially offset by favourable market movement of $10.5 billion and currency impact of $2.3 billion.

Mutual funds, managed funds and other AUM, which includes MFS, increased to $440.3 billion, $133.3 billion higher than as at December 31, 2012. The increase was mainly driven by favourable market movements of $69.6 billion, net sales of $27.0 billion, favourable currency impact of $23.6 billion and $13.9 billion aforementioned AUM that were part of U.S. Annuity Business and that we continue to manage. These movements were partially offset by a decrease of $0.8 billion related to the sale of MFS Canada’s private wealth business.

Revenue

Revenues include (i) premiums received on life and health insurance policies and fixed annuity products, net of premiums ceded to reinsurers; (ii) net investment income comprised of income earned on general fund assets, realized gains and losses on AFS assets and changes in the value of derivative instruments and assets designated as FVTPL; and (iii) fee income received for services provided. Premium and deposit equivalents from ASO, as well as deposits received by the Company on investment contracts such as segregated funds, mutual funds and managed funds are not included in revenue; however, the Company does receive fee income from these contracts, which is included in revenue. These fee-based deposits and ASO premium and deposit equivalents are an important part of our business and as a result, revenue does not fully represent sales and other activity taking place during the respective periods.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 29

Net investment income can experience volatility arising from the quarterly fluctuation in the value of FVTPL assets, which may in turn affect the comparability of revenue from period to period. The debt and equity securities that support insurance contract liabilities are designated as FVTPL and changes in fair values of these assets are recorded in net investment income in our Consolidated Statements of Operations. Changes in the fair values of the FVTPL assets supporting insurance contract liabilities are largely offset by a corresponding change in the liabilities.

We perform cash flow testing whereby asset and liability cash flows are projected under various scenarios. When assets backing insurance contract liabilities are written down in value to reflect impairment or default, the asset cash flows used in the valuation of the liabilities are also re-assessed.

Revenue from Continuing Operations ($ millions)	2013	2012	2011
Premiums
Gross
Life insurance	6,882	6,096	5,882
Health insurance	5,451	5,066	4,899
Annuities	2,739	2,253	2,440
	15,072	13,415	13,221
Ceded
Life insurance	(1,785)	(1,764)	(1,752)
Health insurance	(3,646)	(3,401)	(3,228)
Annuities	(2)	(3)	(3)
	(5,433)	(5,168)	(4,983)
Net premiums	9,639	8,247	8,238
Net investment income (loss)
Interest and other investment income	4,929	4,430	4,388
Change in FVTPL assets and liabilities	(4,555)	1,728	4,257
Net gains (losses) on AFS assets	145	126	151
	519	6,284	8,796
Fee income	3,716	3,028	2,796
Total revenue	13,874	17,559	19,830
Less: Net impact of currency, reinsurance and changes in the fair value of FVTPL assets and derivative instruments	(8,307)	(2,068)	633
Adjusted revenue(1)	22,181	19,627	19,197
(1)	Represents a non-IFRS financial measure that excludes the impact of fair value changes in FVTPL assets and liabilities, currency, reinsurance for the insured business in SLF Canada’s GB operations and net premiums from Life and Investment Products in SLF U.S. that were closed to new sales effective December 30, 2011. For additional information, see Use of Non-IFRS Financial Measures.

Revenue of $13.9 billion in 2013 was down $3.7 billion from revenue of $17.6 billion in 2012. The weakening of the Canadian dollar relative to average exchange rates in 2013 increased revenue by $220 million. Adjusted revenue in 2013 was $22.2 billion, an increase of $2.6 billion from 2012. The increase in adjusted revenue was primarily attributable to increased premium revenue from GRS and Individual Insurance & Investments businesses in SLF Canada, group and life businesses in SLF U.S., the insurance business in Hong Kong, and higher fee income and investment income in MFS.

Gross premiums were $15.1 billion in 2013, up from $13.4 billion in 2012. The increase of $1.7 billion in gross premiums was primarily driven by increases in Individual Insurance & Investments in SLF Canada, group and international life businesses in SLF U.S. and the insurance business in Hong Kong.

Ceded premiums in 2013 were $5.4 billion, compared to $5.2 billion in 2012. The increase of $0.2 billion was primarily attributable to increases from GB in SLF Canada and EBG in SLF U.S. The impact of the ceded premiums in 2013 was largely offset in recovered claims and benefits that were recorded as reinsurance recoveries in our Consolidated Statement of Operations.

Net investment income in 2013 was $0.5 billion, down $5.8 billion from $6.3 billion in 2012. The decrease in net investment income was primarily due to net losses in the fair value of FVTPL assets and liabilities compared to net gains in the prior year, largely incurred in SLF Canada, SLF U.S., SLF Asia, SLF U.K. and Run-off Reinsurance.

Fee income was $3.7 billion in 2013, compared to $3.0 billion in 2012. The increase was driven by increased fee income in MFS due to higher average net asset levels compared to 2012.

30 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Premiums and Deposits

Premiums and deposits were $124.7 billion in 2013, compared to $108.1 billion in 2012. Adjusted premiums and deposits of $125.6 billion in 2013 increased by $13.7 billion primarily as a result of higher MFS fund sales, increased net premium revenue in GRS and Individual businesses in SLF Canada, Life and Group businesses in SLF U.S., the insurance business in Hong Kong, and higher segregated fund deposits in SLF Canada’s GRS. Adjusted premiums and deposits adjusts for the impact of currency and reinsurance for the insured business in SLF Canada’s GB operations.

($ millions)	2013	2012	2011
Premiums and Deposits
Net premium revenue	9,639	8,247	8,238
Segregated fund deposits	8,470	6,935	7,508
Mutual fund sales(1)	60,660	43,303	28,941
Managed fund sales(1)	39,965	43,851	28,019
ASO premium and deposit equivalents(1)	5,973	5,737	5,661
Total premiums and deposits(1)	124,707	108,073	78,367
Less: Impact of currency and reinsurance	900	3,780	4,201
Adjusted premiums and deposits(1)(2)	125,607	111,853	82,568
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.
(2)	Excludes the impact of foreign exchange, reinsurance for the insured business in SLF Canada’s GB operations and net premiums and deposits from Life and Investment Products in SLF U.S. that were closed to new sales effective December 30, 2011.

Net life, health and annuity premiums were $9.6 billion in 2013, up 1.4 billion from 2012. The weakening of the Canadian dollar relative to average exchange rates in 2012 increased net premiums by $144 million.

Segregated fund deposits were $8.5 billion in 2013, compared to $6.9 billion in 2012. The increase was largely attributable to increased sales in SLF Canada and the Philippines and Hong Kong in SLF Asia.

Sales of mutual funds and managed funds were $100.6 billion in 2013, compared to $87.2 billion in 2012, driven by higher MFS mutual fund sales and currency impact.

Benefits and Expenses

Total benefits and expenses were $11.8 billion in 2013, down $4.1 billion from 15.8 billion in 2012.

($ millions)	2013	2012
Benefits and Expenses
Gross claims and benefits paid	11,876	11,347
Changes in insurance/investment contract liabilities and reinsurance assets (net of reinsurance recoveries)(1)	(6,471)	(929)
Commissions	1,669	1,399
Operating expenses	4,139	3,507
Impairment of goodwill and intangible assets	–	–
Other(2)	569	524
Total benefits and expenses	11,782	15,848
(1)	Includes increase (decrease) in insurance contract liabilities, decrease (increase) in reinsurance assets, increase (decrease) in investment contract liabilities, and reinsurance expenses (recoveries).
(2)	Other includes net transfer to (from) segregated funds, premium taxes and interest expense.

Gross claims and benefits paid in 2013 were $11.9 billion, up $0.6 billion from 2012 primarily as a result of higher claims and benefits paid in SLF Canada’s GB and GRS, and SLF U.S.‘s international investment products and EBG.

Changes in insurance/investment contract liabilities and reinsurance assets (net of recoveries) of negative $6.5 billion, decreased by $5.6 billion over 2012. The change was primarily attributable to a decrease in the fair value of FVTPL assets supporting insurance contract liabilities and higher reinsurance recoveries in SLF Canada and U.S. as well as changes in reinsurance assets in SLF Canada.

Commission expenses of $1.7 billion in 2013 were up $0.3 billion from 2012. The increase was mainly attributable to increases from MFS, SLF Canada’s Individual Insurance and Investments, and international life business in SLF U.S.

Operating expenses of 4.1 billion in 2013 were $0.6 billion higher than 2012. Expenses increased primarily as a result of increases in MFS, SLF Canada’s Individual Insurance & Investments as well as SLF Asia. Additional information on operating expenses can be found in Note 19 in our 2013 Consolidated Financial Statements.

Other expenses of $0.6 billion were largely unchanged from 2012.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 31

Sales from Continuing Operations

($ millions)	2013	2012
Life and health sales(1)
SLF Canada(2)	670	629
SLF U.S.	776	607
SLF Asia	785	716
Total	2,231	1,952

Wealth sales(1)
SLF Canada (2)	8,805	8,075
SLF U.S.	1,014	695
SLF Asia(3)	1,573	818
Total (excluding MFS)	11,392	9,588
MFS	98,811	86,244
Total wealth sales	110,203	95,832
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.
(2)	SLF Canada life and health sales includes sales from Individual Insurance and GB. SLF Canada wealth sales includes sales from Individual Wealth and GRS.
(3)	Includes Hong Kong MPF sales, Philippines mutual fund sales and 100% of group wealth sales from the India and China insurance companies.

Total Company life and health sales were $2,231 million in 2013, compared to $1,952 million in 2012.

•	SLF Canada life and health sales were $670 million in 2013, compared to $629 million in 2012, primarily reflecting higher sales in Individual Insurance.
•	SLF U.S. life and health sales were $776 million in 2013, up $169 million from 2012, driven by higher sales in the voluntary and employer paid businesses in EBG and international individual insurance.
•

SLF Asia life and health sales were $785 million in 2013, compared to $716 million in 2012, mainly due to higher sales in the Philippines, Hong Kong, Indonesia and inclusion of Vietnam and Malaysia sales, largely offset by lower sales in India and China.

Total Company wealth sales were $110.2 billion in 2013, compared to $95.8 billion in 2012.

•	SLF Canada wealth sales were $8.8 billion in 2013, compared to $8.1 billion in 2012, reflecting higher sales in Individual Wealth and GRS.
•	SLF U.S. wealth sales were $1.0 billion in 2013, compared to $0.7 billion in 2012, due to higher international investment product sales.
•	SLF Asia wealth sales were $1.6 billion in 2013, up $0.8 billion compared to 2012, primarily driven by increased MPF sales in Hong Kong and higher mutual fund sales in the Philippines.
•	MFS gross sales were $98.8 billion in 2013, compared to $86.2 billion in 2012, mainly attributable to the strong fund performance.

Restructuring of Internal Reinsurance Arrangement

In the U.S. we use captive reinsurance arrangements relating to our closed block of individual universal life insurance products with no-lapse guarantee benefits. The purpose of these structures is to provide efficient financing of U.S. statutory reserve requirements in excess of those required under IFRS. During the fourth quarter of 2013, we completed the restructuring of such a reinsurance arrangement, transitioning from a captive reinsurer domiciled outside of the U.S. to one domiciled in Delaware. The reserve requirements for this reinsurance arrangement, which relates to certain policies issued between January 2000 and February 2006, were previously funded with external senior debentures of $2.1 billion and short-term letters of credit. The new Delaware structure provides for more efficient funding of these reserve requirements as they are supported by a guarantee from SLF Inc. and will allow for a reduction of the existing financing and the cancellation of the short-term letters of credit. As a result of the restructuring, we recorded a gain in net income of $290 million in the fourth quarter of 2013 from the release of insurance contract liabilities for a portion of the estimated future funding costs for these reserve requirements and tax impacts resulting from the transition to a U.S. domiciled captive reinsurer. All required regulatory approvals were obtained prior to completing the restructuring.

We anticipate that the insurance contract liabilities for the remaining portion of the estimated future funding costs for the Delaware structure will be released over the next several years as the regulatory environment, as described below, becomes more certain. During this time, we expect this restructuring will result in a contribution to net income that averages approximately $15 million to $20 million per year, net of tax impacts and ongoing costs from the previous structure. The timing and amount of the release of these insurance contract liabilities may be impacted by changes in the regulatory environment.

The transition to the new reserve financing structure in Delaware resulted in an increase of $100 million in available capital at Sun Life Assurance, which was distributed to SLF Inc. in the fourth quarter to partially fund the new captive reinsurance structure. Accordingly, this transaction had no net impact to Sun Life Assurance’s MCCSR ratio in the fourth quarter. SLF Inc. used the $100 million from Sun Life Assurance and an additional $250 million of cash on hand to capitalize the new Delaware structure. We expect the $250 million of capital to be released back to SLF Inc. over the next five years.

As at December 31, 2013 we have two reinsurance arrangements with affiliated reinsurance captives, in Delaware and Vermont, relating to our closed block of individual universal life insurance products with no-lapse guarantee benefits issued in the U.S. The Vermont reinsurance captive was established in 2007 for certain policies issued between March 2006 and December 2008. Under the Vermont captive structure, the related excess U.S. statutory reserve requirements are funded through a long-term financing arrangement established with an unrelated financial institution.

32 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

The National Association of Insurance Commissioners is studying the use of captives and special purpose vehicles to transfer insurance risk, in relation to existing state laws and regulations. This study is ongoing, and it is possible the study or other regulatory authorities may recommend limitations on the use of captive structures in the future that may cause us to utilize alternate approaches to meet these reserve requirements. Any regulatory action that impacts our ability to continue our use of these structures or increases their cost may have an adverse impact on the Company’s financial condition or earnings outlook, which cannot be determined until the regulatory environment becomes more certain. We continue to monitor the regulatory developments relating to life insurance companies using captive reinsurance arrangements. These statements, including expected impacts to net income and capital in future years, are forward-looking.

Assumption Changes and Management Actions

Due to the long-term nature of our business, we make certain judgments involving assumptions and estimates to value our obligations to policyholders. Many of these assumptions relate to matters that are inherently uncertain. The valuation of these obligations is fundamental to our financial results and requires us to make assumptions about equity market performance, interest rates, asset default, mortality and morbidity rates, policy terminations, expenses and inflation and other factors over the life of our products. Our benefit payment obligations, net of future expected revenues, are estimated over the life of our annuity and insurance products based on internal valuation models and are recorded in our financial statements, primarily in the form of insurance contract liabilities. We review our actuarial assumptions each year, generally in the third and fourth quarters, and revise these assumptions if appropriate.

In 2013, the net impact of assumption changes and management actions resulted in an increase of $170 million to operating net income from Continuing Operations and increase of $139 million to reported net income from Continuing Operations.

2013 Assumption Changes and Management Actions by Type (Continuing Operations)

($ millions, after-tax)	Impact on net income	Comments
Mortality/Morbidity	(11)	Updates to reflect recent experience

Lapse and other policyholder behaviour	(111)	Includes adjustments to reflect recent experience for adjustments to policy termination rates in SLF Canada, SLF U.K. and Run-off reinsurance, and premium persistency in SLF Canada and SLF U.S.
Expense	7	Updates to reflect lower than previously expected expenses

Investment returns	(2)	Updates to our economic scenario generator, asset default assumption, non-fixed income returns and investment expense assumptions

Restructuring of an internal reinsurance arrangement	290	Reflects the impact of a management action to reduce funding costs associated with excess U.S. statutory reserve requirements.
Other	(3)	Reflects modelling enhancements across product lines and various jurisdictions
Total impact on operating net income from Continuing Operations	170

Related to the sale of our U.S. Annuity Business	(31)	Primarily relates to a $107 million charge relating to dis-synergies recognized across all business groups, except MFS. In addition, an $80 million gain was recognized in SLF Canada and SLF U.S. related to the transfer of certain asset-backed securities from the Discontinued Operations.
Total impact on reported net income from Continuing Operations	139

Additional information on estimates relating to our policyholder obligations, including the methodology and assumptions used in their determination, can be found in this MD&A under the heading Accounting and Control Matters – Critical Accounting Policies and Estimates and in Note 11 in our 2013 Consolidated Financial Statements.

Actuarial Standards Update

In December 2013, the Actuarial Standards Board released an exposure draft on revisions to the Canadian actuarial standards of practice with respect to economic reinvestment assumptions used in the valuation of liabilities. The Actuarial Standards Board has indicated they will accept comments on the exposure draft until February 14, 2014 and intend to provide a final version in April 2014 to be effective in the fourth quarter of 2014. Though the final revisions are not yet available, we do not expect this change to have an adverse impact on income or capital, and sensitivities to interest rates may be impacted.

Impact of the Low Interest Rate Environment

Sun Life Financial’s overall business and financial operations are affected by the global economic and capital market environment. Our results are sensitive to interest rates, which have been low in recent years relative to historic levels.

During 2013, we incurred a charge to income of $86 million, of which $37 million was recorded in the fourth quarter, due to declines in fixed income reinvestment rates in our insurance contract liabilities. Assuming continuation of December 31, 2013 interest rate levels through the end of 2014, our net income from Continuing Operations is expected to be reduced by approximately $40 million in 2014 due to declines in assumed fixed income reinvestment rates in our insurance contract liabilities. This estimate assumes the continuation of December 31, 2013 interest rate levels through the end of 2014, as applied to the block of business in-force and using other assumptions in effect at December 31, 2013.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 33

Changes under consideration by the Actuarial Standards Board, as discussed in this MD&A under the heading Actuarial Standards Update, would remove any impacts that would have occurred after the effective date. If the changes proposed in the exposure draft are implemented by us in the fourth quarter of 2014, we would expect the charges related to assumed fixed income reinvestment rates in 2015 to be nil.

The statements concerning the actuarial standards update and impact of the low interest rate environment to us in 2014 and 2015 are forward-looking.

In addition to the impact on fixed income reinvestment rates in insurance contract liabilities, a prolonged period of low interest rates can pressure our earnings, regulatory capital requirements and our ability to implement our business strategy and plans in several ways, including:

(i)	lower sales of certain protection and wealth products, which can in turn pressure our operating expense levels;
(ii)	shifts in the expected pattern of redemptions (surrenders) on existing policies;
(iii)	higher equity hedging costs;
(iv)	higher new business strain reflecting lower new business profitability;
(v)	reduced return on new fixed income asset purchases;
(vi)	the impact of changes in actuarial assumptions driven by capital market movements;
(vii)	impairment of goodwill; and
(viii)	additional valuation allowances against our deferred tax assets.

Annual Goodwill and Intangibles Impairment Testing

The Company completed its annual goodwill and intangibles impairment testing in the fourth quarter of 2013. No impairment charges were taken as a result of this testing. In 2012, we had written down $6 million of intangibles in our Discontinued Operations in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

Income Taxes

In 2013, we had an income tax expense of $359 million on our operating income before taxes from Continuing Operations of $2,464 million, representing an effective income tax rate of 14.6%. This compares to an income tax expense of $269 million on operating income before taxes from Continuing Operations of $1,892 million and an effective income tax rate of 14.2% in 2012.

On a reported basis in 2013, we had an income tax expense of $283 million on income before taxes from Continuing Operations of $2,092 million, which resulted in an effective income tax rate of 13.5%. This compares to an income tax expense of $210 million on income before taxes from Continuing Operations of $1,711 million and an effective income tax rate of 12.3% in 2012.

The Company’s statutory tax rate was 26.5% in both 2013 and 2012. Our statutory tax rate is normally reduced by various tax benefits, such as lower taxes on income subject to tax in foreign jurisdictions, a range of tax exempt investment income and other sustainable tax benefits that are expected to decrease our effective tax rate to a range of 18% to 22%.

Our effective tax rate in 2013 was below the expected range predominantly due to a tax benefit of $79 million in relation to the restructuring of an internal reinsurance arrangement. During the year, we also recorded a benefit of $26 million resulting from recognition of previously unrecognized tax losses in SLF U.K. These benefits were partially offset by the impact of rate reductions enacted in the United Kingdom and adjustments to taxes related to prior years.

Our effective tax rate in 2012 was below the expected range predominantly due to lower taxes on investment income, including lower taxes related to appreciation of real estate classified as investment property in SLF Canada. Our effective tax rate in 2012 further benefited from successful resolution of tax audits and recognition of previously unrecognized tax losses in SLF U.K.

Impact of Foreign Exchange Rates

We have operations in many markets worldwide, including Canada, the United States, the United Kingdom, Ireland, Hong Kong, the Philippines, Japan, Indonesia, India, China, Australia, Singapore, Vietnam, Malaysia and Bermuda, and generate revenues and incur expenses in local currencies in these jurisdictions, which are translated to Canadian dollars. The bulk of our exposure to movements in foreign exchange rates is to the U.S. dollar.

Items impacting our Consolidated Statements of Operations are translated to Canadian dollars using average exchange rates for the respective period. For items impacting our Consolidated Statements of Financial Position, period end rates are used for currency translation purposes. The following table provides the most relevant foreign exchange rates over the past several quarters.

Exchange rate	Quarterly					Full year

	Q4’13	Q3’13	Q2’13	Q1’13	Q4’12	2013	2012
Average
U.S. Dollar	1.049	1.039	1.023	1.008	0.991	1.030	1.000
U.K. Pounds	1.698	1.610	1.571	1.563	1.592	1.611	1.584
Period end
U.S. Dollar	1.062	1.031	1.052	1.017	0.992	1.062	0.992
U.K. Pounds	1.758	1.668	1.600	1.546	1.612	1.758	1.612

In general, our net income benefits from a weakening Canadian dollar and is adversely affected by a strengthening Canadian dollar as net income from the Company’s international operations is translated back to Canadian dollars. However, in a period of losses, the weakening of the Canadian dollar has the effect of increasing the losses. The relative impact of foreign exchange in any given period is driven by the movement of currency rates as well as the proportion of earnings generated in our foreign operations. We generally

34 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

express the impact of foreign exchange on net income on a year-over-year basis. During the fourth quarter of 2013, our operating net income from Continuing Operations increased by $31 million as a result of movements in currency rates relative to the fourth quarter of 2012. For the year ended December 31, 2013, our operating net income from Continuing Operations increased by $37 million as a result of movements in currency rates relative to the prior year.

Fourth Quarter 2013 Performance

The following table sets out the differences between reported net income (loss) and our operating net income (loss) by business segment. Unless indicated otherwise, all other factors discussed in this MD&A that impact our results are applicable to both reported net income (loss) and operating net income (loss).

	Q4 2013						Q4 2012

($ millions, after-tax)	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Total	Total
Operating net income (loss) from Continuing Operations(1)	137	341	156	42	(34)	642	333
Items excluded from operating net income:
Certain hedges that do not qualify for hedge accounting	17	–	–	–	–	17	(6)
Fair value adjustments on share-based payment awards	–	–	(76)	–	–	(76)	(39)
Assumption changes and management actions related to the sale of our U.S. Annuity Business		(5)				(5)	–
Restructuring and other related costs	–	–	–	–	(7)	(7)	(4)
Goodwill and intangible asset impairment charges	–	–	–	–	–	–	–
Reported net income (loss) from Continuing Operations	154	336	80	42	(41)	571	284
Reported net income (loss) from Discontinued Operations	–	(21)	–	–	–	(21)	111
Reported net Income (loss) from Combined Operations	154	315	80	42	(41)	550	395
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

Unless indicated otherwise, all other factors discussed in this MD&A that impact our results are applicable to both reported net income (loss) and operating net income (loss).

Net Income

Our reported net income from Continuing Operations was $571 million in the fourth quarter of 2013, compared to $284 million in the fourth quarter of 2012. Reported ROE was 15.2%, compared to 11.4% in the fourth quarter of 2012.

Operating net income from Continuing Operations was $642 million for the quarter ended December 31, 2013, compared to $333 million for the quarter ended December 31, 2012. Operating ROE was 17.7%, compared to 13.1% in the fourth quarter of 2012.

Operating net income excluding the net impact of market factors from Continuing Operations was $605 million in the fourth quarter of 2013 compared to $342 million in the fourth quarter of 2012.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 35

The following table reconciles our net income measures and sets out the impact that other notable items had on our net income in the fourth quarter of 2013.

	Q4’13	Q4’12
($ millions, after-tax)	Continuing Operations	Continuing Operations
Reported net income	571	284
Certain hedges that do not qualify for hedge accounting in SLF Canada	17	(6)
Fair value adjustments on share-based payment awards at MFS	(76)	(39)
Assumption changes and management actions related to the sale of our U.S. Annuity Business(1)	(5)	–
Restructuring and other related costs(2)	(7)	(4)
Operating net income	642	333
Equity market impact
Net impact from equity market changes	40	15
Net basis risk impact	(18)	(2)
Net equity market impact(3)	22	13
Interest rate impact
Net impact from interest rate changes	54	21
Net impact of decline in fixed income reinvestment rates	(37)	(44)
Net impact of credit spread movements	(25)	(20)
Net impact of swap spread movements	11	(20)
Net interest rate impact(4)	3	(63)
Net gains from increases in the fair value of real estate	12	20
Actuarial assumption changes driven by changes in capital market movements	–	21
Operating net income excluding the net impact of market factors	605	342

Impact of other notable items on our net income:
Experience related items(5)
Impact of investment activity on insurance contract liabilities	11	35
Mortality/morbidity	(21)	(5)
Credit	12	4
Lapse and other policyholder behaviour	(28)	(11)
Expenses	(58)	(64)
Other	(27)	–
Other Assumption Changes and Management Actions (excludes actuarial assumption changes driven by changes in capital market movements)(6)	230	32
Other items(7)	48	6
(1)	Includes an update to the impact on our insurance contract liabilities of the transfer of asset-backed securities to our Continuing Operations.
(2)	Restructuring and other related costs primarily includes impacts related to the sale of our U.S. Annuity Business.
(3)	Net equity market impact consists primarily of the effect of changes in equity markets during the quarter, net of hedging, that differ from the best estimate assumptions used in the determination of our insurance contract liabilities of approximately 2% growth per quarter in equity markets. Net equity market impact also includes the income impact of the basis risk inherent in our hedging program, which is the difference between the return on underlying funds of products that provide benefit guarantees and the return on the derivative assets used to hedge those benefit guarantees.
(4)	Net interest rate impact includes the effect of interest rate changes on investment returns that differ from best estimate assumptions, and on the value of derivative instruments used in our hedging programs. Our exposure to interest rates varies by product type, line of business and geography. Given the long-term nature of our business, we have a higher degree of sensitivity in respect of interest rates at long durations. Net interest rate impact also includes the income impact of declines in fixed income reinvestment rates and of credit and swap spread movements.
(5)	Experience related items reflects the difference between actual experience during the reporting period and best estimate assumptions used in the determination of our insurance contract liabilities.
(6)	2013 includes $290 million of income related to the restructuring of an internal reinsurance arrangement. Further information is included under the heading Restructuring of Internal Reinsurance Arrangement in this MD&A.
(7)	2013 includes tax related items in Canada, Corporate and Hong Kong and reduced accrued compensation costs in MFS. 2012 includes tax related item in SLF U.K.

Our reported net income from Continuing Operations for the fourth quarter of 2013 included items that are not operational or ongoing in nature and are, therefore, excluded in our calculation of operating net income. The net impact of certain hedges that do not qualify for hedge accounting in SLF Canada, fair value adjustments on share-based awards at MFS, and restructuring and other related costs reduced reported net income from Continuing Operations by $71 million in the fourth quarter of 2013, compared to a reduction of $49 million in the fourth quarter of 2012.

Net income from Continuing Operations in the fourth quarter of 2013 reflected $290 million income from a management action related to the restructuring of an internal reinsurance arrangement. Additional information can be found under the heading Restructuring of Internal Reinsurance Arrangement in this MD&A. Net income from Continuing Operations also reflected favourable impacts from equity markets, interest rates and swap spread movements, and positive fair value movements of real estate. These were partially offset by unfavourable basis risk and credit spread movements. Investment activity on insurance contract liabilities and credit experience were more than offset by unfavourable experience from expenses, comprised mostly of seasonal costs, lapse and other policyholder behaviour and mortality and morbidity. Non-capital market related assumption changes and management actions contributed to income in the quarter.

36 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Net income from Continuing Operations in the fourth quarter of 2012 reflected favourable impacts from equity markets and increases in the fair value of real estate classified as investment properties, offset by declines in the fixed income reinvestment rates in our insurance contract liabilities that were driven by the continued low interest rate environment, and unfavourable impact from credit spread and swap spread movements. Investment activity on insurance contract liabilities and credit experience contributed positively, but were offset by unfavourable expense-related items, largely comprised of project-related, seasonal and non-recurring costs, as well as lapse and other policyholder behaviour experience.

The sale of our U.S. Annuity Business was completed effective August 1, 2013 and as a result no income or loss from the operations of the Discontinued Operations was recognized in the fourth quarter of 2013. During the quarter we recognized a charge to income of $21 million in the Discontinued Operations, reflecting an adjustment to the estimated purchase price related to the sale of our U.S. Annuity Business. For further information on the transaction see Sale of U.S. Annuity Business section in this MD&A. Reported net income from Discontinued Operations in the fourth quarter of 2012 reflected favourable market impacts, gains from investment activity on insurance contract liabilities, and an update to the prior quarter’s estimate of actuarial assumptions related to annuitant mortality.

Performance by Business Group

We manage our operations and report our financial results in five business segments. The following section describes the operations and financial performance of SLF Canada, SLF U.S., MFS, SLF Asia and Corporate. The results of SLF U.S. and Corporate have been presented on Continuing Operations and Combined Operations bases. Other business segments have no Discontinued Operations.

SLF Canada

SLF Canada’s reported net income was $154 million in the fourth quarter of 2013, compared to $143 million in the fourth quarter of 2012. Operating net income was $137 million, compared to $149 million in the fourth quarter of 2012. Operating net income in SLF Canada excludes the impact of certain hedges that do not qualify for hedge accounting.

Net income in the fourth quarter of 2013 reflected favourable impacts from improvements in equity markets in Individual Insurance & Investments, new business gains, positive real estate experience in Individual Insurance and favourable credit experience. These items were partially offset by the unfavourable impact of declines in the assumed fixed income reinvestment rates in our insurance contract liabilities in Individual Insurance and updates to actuarial assumptions and management actions and unfavourable policyholder behaviour.

Net income in the fourth quarter of 2012 reflected the favourable impact of investment activity on insurance contract liabilities in Individual Insurance & Investments and GRS, and positive morbidity and mortality experience in GB. Offsetting these items were unfavourable impacts from declines in the assumed fixed income reinvestment rates in our insurance contract liabilities and adverse policyholder behaviour experience in Individual Insurance & Investments.

SLF U.S.

SLF U.S.‘s reported net income from Continuing Operations was C$336 million in the fourth quarter of 2013, compared to C$93 million in the fourth quarter of 2012. Operating net income from Continuing Operations was C$341 million in the fourth quarter of 2013, compared to C$93 million in the fourth quarter of 2012. Operating net income from Continuing Operations excludes assumption changes and management actions related to the sale of our U.S. Annuity Business.

In U.S. dollars, SLF U.S.‘s net income from Continuing Operations was US$321 million in the fourth quarter of 2013, compared to US$93 million in the fourth quarter of 2012. Net income from Continuing Operations in the fourth quarter of 2013 reflected income of US$277 million from the restructuring of an internal reinsurance arrangement that is used to finance U.S. statutory reserve requirements for our closed universal life insurance business in the U.S. Additional information relating to this transaction can be found under the heading Restructuring of Internal Reinsurance Arrangement in this MD&A. In addition, higher interest rates and net realized gains on the sale of AFS assets contributed positively to income. These items were partially offset by a refinement of the claims liability in EBG.

Net income from Continuing Operations in the fourth quarter of 2012 was favourably impacted by the refinement of certain actuarial assumption updates from the prior quarter, partially offset by unfavourable morbidity experience in EBG, as well as an investment in our voluntary benefits capabilities.

Reported net income from Combined Operations was US$301 million in the fourth quarter of 2013, compared to US$202 million in the fourth quarter of 2012.

MFS

MFS’s reported net income was C$80 million in the fourth quarter of 2013, compared to C$46 million in the fourth quarter of 2012. MFS had operating net income of C$156 million in the fourth quarter of 2013, compared to C$85 million in the fourth quarter of 2012. Operating net income in MFS excludes the impact of fair value adjustments on share-based payment awards.

In U.S. dollars, MFS’s reported net income was US$76 million in the fourth quarter of 2013, compared to US$47 million in the fourth quarter of 2012. Operating net income was US$148 million in the fourth quarter of 2013, compared to US$85 million in the fourth quarter of 2012.

The increase in net income from the fourth quarter of 2012 reflected the impact of higher average net assets and a reduction in accrued compensation costs during the quarter. MFS’s pre-tax operating profit margin ratio was 45% in the fourth quarter of 2013, up from 35% in the fourth quarter of 2012.

SLF Asia

SLF Asia’s reported and operating net income was $42 million in the fourth quarter of 2013, compared to $50 million in the fourth quarter of 2012.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 37

Net income in the fourth quarter of 2013 reflected favourable assumption changes and management actions, business growth, and a favourable tax item, partially offset by unfavourable experience items. Net income in the fourth quarter of 2012 reflected the favourable impact of assumption changes and management actions.

Corporate

Corporate had a reported loss from Continuing Operations of $41 million in the fourth quarter of 2013, compared to a reported loss from Continuing Operations of $48 million in the fourth quarter of 2012. Operating net loss from Continuing Operations was $34 million in the fourth quarter of 2013, compared to a loss of $44 million in the fourth quarter of 2012. Operating net income (loss) in Corporate excludes restructuring and other related costs.

SLF U.K.‘s net income was $29 million in the fourth quarter of 2013, compared to $28 million in the fourth quarter of 2012. SLF U.K.‘s net income in the fourth quarter of 2013 reflected favourable market related impacts, partially offset by unfavourable impacts from the update of actuarial assumptions and tax related items. Net income in the fourth quarter of 2012 reflected favourable impacts from tax related items.

Corporate Support had a reported loss from Continuing Operations of $70 million in the fourth quarter of 2013, compared to a reported loss from Continuing Operations of $76 million in the fourth quarter of 2012. Restructuring and other related costs were $7 million, compared to $4 million in the fourth quarter of 2012. Operating net loss from Continuing Operations was $63 million in the fourth quarter of 2013, compared to a loss of $72 million in the fourth quarter of 2012. Net income from Continuing Operations in the fourth quarter of 2013 compared to the same period in 2012, reflected unfavourable experience in our Run-off reinsurance business, partially offset by lower interest expenses.

Corporate’s reported net loss from Combined Operations was $41 million in the fourth quarter of 2013, compared to $46 million in the fourth quarter of 2012.

Additional Financial Disclosure

Revenue for the fourth quarter of 2013 was $4.7 billion, compared to $4.3 billion in the fourth quarter of 2012. Revenues increased primarily as a result of higher premium revenue from GRS and Individual Insurance & Investments in SLF Canada, group and international life businesses in SLF U.S., the insurance business in Hong Kong, and higher investment income and fee income in MFS. These increases were partially offset by higher net losses from the fair value of FVTPL assets and liabilities compared to the fourth quarter of 2012. The weakening of the Canadian dollar relative to average exchange rates in the fourth quarter of 2012 increased revenue by $117 million. Adjusted revenue from Continuing Operations was $6.1 billion for the fourth quarter of 2013, compared to $5.5 billion in the fourth quarter of 2012 primarily due to higher premium revenue from GRS and Individual Insurance & Investments in SLF Canada, the insurance business in Hong Kong, and group and international life businesses in SLF U.S., and higher investment income and fee income in MFS.

Premiums and deposits from Continuing Operations were $30.3 billion for the quarter ended December 31, 2013, compared to $31.9 billion for the quarter ended December 31, 2012. Adjusted premiums and deposits from Continuing Operations of $29.9 billion in the fourth quarter of 2013 decreased $3.0 billion from the same period in 2012. In both cases, the decrease was primarily the result of lower managed fund sales in MFS, partially offset by higher MFS mutual fund sales, increased premium revenue from SLF Canada’s GRS and Individual Insurance & Investments, SLF U.S.‘s EBG and international life businesses, the insurance business in Hong Kong, and higher segregated fund deposits in GRS in SLF Canada.

AUM increased $49.3 billion between September 30, 2013 and December 31, 2013. The increase in AUM related primarily to:

(i)	favourable market movements on the value of mutual funds, managed funds and segregated funds of $29.6 billion;
(ii)	an increase of $14.9 billion from the weakening of the Canadian dollar against foreign currencies compared to the prior period exchange rates;
(iii)	net sales of mutual, managed and segregated funds of $4.5 billion; and
(iv)	business growth of $1.0 billion; partially offset by
(v)	a decrease of $0.5 billion from the change in value of FVTPL assets and liabilities; and
(vi)	a decrease of $0.2 billion related to the sale of MFS Canada’s private wealth business.

38 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Quarterly Information

The following table provides a summary of our results for the eight most recently completed quarters. The quarterly results in 2013 are presented on a Continuing Operations basis. Our results for the last five quarters are presented on a Continuing Operations basis, and earlier quarters on a Combined Operations basis. A more complete discussion of our historical quarterly results can be found in our interim MD&As.

($ millions, unless otherwise noted)	Continuing Operations					Combined Operations

	Q4’13	Q3’13	Q2’13	Q1’13	Q4’12	Q3’12	Q2’12	Q1’12
Common shareholders’ net income (loss)
Operating(1)	642	422	431	448	333	401	98	727
Reported	571	324	391	410	284	383	90	686
Diluted EPS (in dollars)
Operating(1)	1.05	0.69	0.71	0.75	0.56	0.68	0.17	1.24
Reported	0.93	0.53	0.64	0.68	0.47	0.64	0.15	1.15
Basic Reported EPS (in dollars)
Operating(1)	1.06	0.70	0.71	0.75	0.56	0.68	0.17	1.24
Reported	0.94	0.53	0.65	0.68	0.48	0.64	0.15	1.17
Operating net income (loss) by segment(1)
SLF Canada(1)	137	215	210	263	149	221	186	239
SLF U.S.(1)	341	105	126	65	93	18	(148)	434
MFS(1)	156	120	104	101	85	80	68	69
SLF Asia(1)	42	18	46	51	50	35	15	29
Corporate(1)	(34)	(36)	(55)	(32)	(44)	47	(23)	(44)
Total operating net income (loss)(1)	642	422	431	448	333	401	98	727
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

Continuing Operations

Third Quarter 2013

Operating net income from Continuing Operations was $422 million in the third quarter of 2013. Net income from Continuing Operations in the third quarter of 2013 reflected favourable impacts from improved equity markets and interest rates and gains from actuarial assumption changes driven by capital market movements. These were partially offset by negative impacts from basis risk and credit and swap spread movements. Non-capital market related assumption changes and management actions in the quarter resulted in a $111 million charge to income.

Second Quarter 2013

Operating net income from Continuing Operations was $431 million in the third quarter of 2013. Net income from Continuing Operations in the second quarter of 2013 reflected favourable impacts from interest rates and credit spread movements. These gains were partially offset by unfavourable impact of declines in assumed fixed income reinvestment rates in our insurance contract liabilities, and negative impacts of equity markets and swap spread movements. Positive impacts from credit, mortality and morbidity experience were partially offset by lapse and other policyholder behaviour and other experience factors.

First Quarter 2013

Operating net income from Continuing Operations of $448 million in the first quarter of 2013 reflected favourable impacts from equity markets, basis risk, interest rates and credit spread movements and increases in the fair value of real estate classified as investment properties, partially offset by negative impact from swap spread movements. Gains from investment activity on insurance contract liabilities and positive impacts from mortality, morbidity and credit experience were partially offset by unfavourable lapse and other policyholder behaviour and expense experience.

Fourth Quarter 2012

Operating net income from Continuing Operations of $333 million in the fourth quarter of 2012 reflected favourable impacts from equity markets and increases in the fair value of real estate classified as investment properties, offset by declines in the fixed income reinvestment rates in our insurance contract liabilities that were driven by the continued low interest rate environment, and unfavourable impact from credit spread and swap spread movements. Investment activity on insurance contract liabilities and credit experience contributed positively, but were offset by unfavourable expense-related items, largely comprised of project-related, seasonal and non-recurring costs, as well as lapse and other policyholder behaviour experience.

Combined Operations

Third Quarter 2012

Operating net income of $401 million in the third quarter of 2012 reflected the positive impact of improved equity markets, partially offset by declines in the fixed income reinvestment rates in our insurance contract liabilities that were driven by the continued low interest rate environment, and negative impact from credit spread movements.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 39

Second Quarter 2012

The operating net income of $98 million in the second quarter of 2012 reflected the impact of weak macro economic conditions, in particular declining interest rates and equity markets. These losses were partially offset by the favourable impact of investment activity on insurance contract liabilities due to investment in higher yielding and longer dated debt securities, the positive impact from credit spread and swap spread movements and net realized gains on sales of AFS securities.

First Quarter 2012

The operating net income of $727 million in the first quarter of 2012 benefited from higher equity markets and increased interest rates, the favourable impact of assumption changes and management actions and gains from increases in the value of real estate properties. These gains were partially offset by unfavourable morbidity experience in SLF Canada’s GB business.

Business Segment Results

The results of SLF U.S. and Corporate have been presented on Continuing Operations and Combined Operations bases. Other business segments have no Discontinued Operations.

SLF Canada

Business Profile

SLF Canada is a market leader with a client base consisting of millions of people across Canada. Our distribution breadth, strong service and technology infrastructure and brand recognition provide an excellent platform for growth. SLF Canada’s three business units – Individual Insurance & Investments, Group Benefits and Group Retirement Services – offer a full range of protection, wealth accumulation and income products and services to individuals and corporate clients.

Strategy

We help clients achieve lifetime financial security throughout their life stages by providing advice through multiple distribution touch points on insurance and investment products. We strengthen our sponsor and advisor partnerships with value-added insight, service and sound advice. Additional value is created by enhancing productivity and focused customer service.

We will grow our business organically by leveraging our strong brand recognition and client base to offer additional value-added products and services. Our goal is to be the best performing life insurer in Canada.

2013 Business Highlights

•

Individual Insurance & Investments continued to focus on meeting the needs of retiring Canadians via Money for LifeTM concepts, products and campaigns. Our second place position in individual life markets and first place position in fixed annuity wealth markets was strengthened by strong management actions continuing to drive a more profitable mix of business.(1) Key drivers of increased profitability include management actions to reduce required capital, product repricing activity from prior year and improved volume and mix of sales.

•

GB retained the number one group life and health insurance provider position based on BIF.(2) Strong GB performance in 2013 was driven by solid net sales, primarily in the large case segment, and overall low long term disability incidence.

•

GRS continued to build on our leadership position in the Defined Contribution (“DC”) industry capturing 33% of the total DC market activity in the first nine months of 2013.(1) GRS was also ranked number one by Benefits Canada in total assets across all pension products, including DC Pension, DPSP, RRSP and TFSA.(3) Defined Benefit Solutions sales continue their success, exceeding last year’s sales results by 72%.

•

Client Solutions (“CS”) continued to leverage our leading market share in both GB and GRS, together with our exclusive Sun Life Financial Career Sales Force (“CSF”), to strengthen group member relationships by building out capabilities that provide targeted solutions to members at the worksite while they are enrolling in their group plans, and through ongoing services at key life events including transition guidance for members changing jobs or retiring. Wealth rollover and protection rollover sales were up 15% and 25% respectively, compared to prior year.

•

SLGI completed its third full year of operations with strong retail sales momentum and top performing funds. Sales exceeded $1.7 billion and client managed assets under management reached $7.2 billion. Three year performance was strong with eight of eleven original long-term funds above the median and four funds ranked in the top quartile.(4)

(1)	LIMRA, for the nine months ended September 30, 2013
(2)	2012 Fraser Group Universe Report, based on BIF premiums and premium equivalents for the year ended December 31, 2012.
(3)	Benefits Canada based on June 30, 2013 data. DPSP, RRSP and TFSA are defined as deferred profit sharing plan, registered retirement savings plan, and tax-free savings account, respectively.
(4)	Morningstar Canada. For additional information, including the funds’ full performance history, please visit www.sunlifeglobalinvestments.com.

40 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Financial and Business Results

Summary statements of operations ($ millions)	2013	2012	2011
Net premiums	4,392	3,882	3,914
Net investment income	695	3,354	4,958
Fee income	824	769	746
Total revenue	5,911	8,005	9,618
Client disbursements and change in insurance and investment contract liabilities	7,001	9,244	11,017
Commissions and other expenses	2,465	2,270	2,373
Reinsurance expenses (recoveries)	(4,576)	(4,351)	(4,175)
Income tax expense (benefit)	149	50	(22)
Non-controlling interests in net income of subsidiaries and par policyholders’ income	(7)	4	3
Reported net income	879	788	422
Less: Certain hedges that do not qualify for hedge accounting	38	(7)	(3)
Less: Assumption changes and management actions related to the sale of our U.S. Annuity Business	16	–	–
Less: Goodwill and intangible asset impairment charges	–	–	(194)
Operating net income(1)	825	795	619
Operating ROE(1)(2)	11.3	11.7	9.6
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.
(2)	2012 has been restated for changes in accounting policies. See Note 2 in our Consolidated Financial Statements. 2011 has not been restated for these accounting policy changes.

SLF Canada’s reported net income was $879 million in 2013, compared to $788 million in 2012. Operating net income was $825 million in 2013, compared to $795 million in 2012. Operating net income in SLF Canada excludes the impact of certain hedges that do not qualify for hedge accounting, assumption changes and management actions related to the sale of our U.S. Annuity Business and goodwill and intangible asset impairment charges recorded in 2011, which are set out in the table above. Assumption changes and management actions related to the sale of our U.S. Annuity Business includes a $14 million charge to income for the impact of dis-synergies on our insurance contract liabilities and a $30 million gain related to the impact on our insurance contract liabilities of the higher yields on the asset-backed securities transferred from Discontinued Operations.

Net income in 2013 reflected favourable equity market experience in Individual Insurance & Investments, new business gains, investment activity gains on insurance contract liabilities, positive credit experience and favourable morbidity experience in GB. These items were partially offset by the unfavourable impact of declines in the assumed fixed income reinvestment rates in insurance contract liabilities in Individual Insurance, widening of swap spreads in Individual Insurance & Investments and updates to actuarial assumptions and management actions.

Net income in 2012 reflected gains from increases in the value of real estate properties, the favourable impact of assumption changes and management actions in GB and GRS, and net realized gains on AFS securities. These items were partially offset by declines in fixed income reinvestment rates in our insurance contract liabilities in Individual Insurance & Investments that were driven by the continued low interest rate environment.

Revenue was $5.9 billion for 2013, a decrease of $2.1 billion from 2012, primarily due to lower net investment income from a decrease in the fair value of FVTPL assets. Adjusted revenue in SLF Canada, which excludes ceded premiums on reinsurance agreements of $4.9 billion was $10.8 billion, a decrease of $1.9 billion from 2012, also due to the decrease in the fair value of FVTPL assets.

Reinsurance recoveries of $4.6 billion in 2013 were up $0.2 billion from 2012, primarily as a result of an increase in ceded gross claims and benefits paid.

SLF Canada had AUM of $127.9 billion as at December 31, 2013, an increase of 7.7% from 2012 levels. The increase was driven primarily by positive net cash flows and favourable market performance.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 41

Results by Business Unit

Net income by business unit ($ millions)	2013	2012
Individual Insurance & Investments	357	281
Group Benefits	334	347
Group Retirement Services	134	167
Operating net income(1)	825	795
Certain hedges that do not qualify for hedge accounting	38	(7)
Assumption changes and management actions related to the sale of our U.S. Annuity Business	16	–
Reported net income	879	788
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

Individual Insurance & Investments

Individual Insurance & Investments’ strategy is to help Canadians achieve lifetime financial security by delivering a leading suite of quality products, excellent service and holistic advice with a focus on ease of doing business and strong risk management practices.

Individual Insurance & Investments’ principal insurance products include permanent life, participating life, term life, universal life, critical illness, long-term care and personal health insurance. We offer savings and retirement products, which include mutual funds, segregated funds, accumulation annuities, guaranteed investment certificates and payout annuities. Our products are marketed through a distinctive, multi-channel distribution model consisting of our exclusive CSF and third-party distribution channels. Certain products, including accidental death insurance and personal health insurance, are marketed directly to retail clients in partnership with our advice channels.

Individual Insurance & Investments’ reported net income was $376 million in 2013, compared to $277 million in 2012. Operating net income was $357 million in 2013, an increase of $76 million from 2012. Net Income in 2013 reflected equity market gains, improved new business gains and the favourable impact of investment activity. Offsetting these items were declines in fixed income reinvestment rates in our insurance contract liabilities driven by the continued low interest rate environment, adverse policyholder behaviour experience and the unfavourable impact of assumption changes and management actions.

Net Income in 2012 reflected equity market gains, the favourable impact of investment activity and improved insurance pricing gains. Offsetting these items were declines in fixed income reinvestment rates in our insurance contract liabilities and lower wealth pricing gains, driven by the continued low interest rate environment, the unfavourable impact of assumption changes and management actions and adverse policyholder behaviour experience.

Sales of individual life and health insurance products increased 18% from 2012 to $275 million in 2013. The increase was mainly driven by sales of permanent life products, partially offset by lower sales of universal life insurance. The Sun Life Financial Career Sales Force, consisting of approximately 3,800 advisors and managers, accounted for 67% of the sales in 2013.

Sales of individual wealth products increased by $481 million, or 14% from 2012, to $3.9 billion in 2013. The increase was driven by higher payout annuity and mutual funds sales. This was partially offset by Segregated fund sales which were lower by $456 million compared to 2012, consistent with managements’ actions to actively manage flows.

Group Benefits

Our GB business unit is a leading provider of group life and health insurance products in Canada, with a market share of 22%(1). We provide life, dental, drug, extended health care, disability and critical illness benefits programs to employers of all sizes. In addition, voluntary benefits solutions are offered directly to individual plan members, including post-employment life and health plans to members exiting their plan. We are an innovation leader, competing on the strength of an industry-leading technology platform, a unique Total Benefits offering, and integrated health, wellness and disability management capabilities. Our products are marketed and distributed across Canada by experienced sales representatives in collaboration with independent advisors, benefits consultants and the CSF.

GB’s reported net income was $354 million in 2013, compared to $345 million in 2012. Operating net income of $334 million in 2013 decreased $13 million from 2012. Net income in 2013 reflected favourable morbidity and mortality experience, positive investment activity, and net favourable assumption changes and management actions.

Net income in 2012 reflected the favourable impact of assumption changes and management actions, favourable mortality experience, expense improvements and the favorable impact of long-term disability morbidity experience improvements in both incidence and termination.

GB improved upon its #1 market share position for overall BIF(2) in Canada and continues to focus on customer service and productivity. BIF continued to increase in 2013, 5% from 2012, with a 53% increase in net sales results. Client retention remained strong, with cancellation rates at 4%(2) of premiums and premium equivalents.

Group Retirement Services

With a 34% market share(3), GRS is the leading provider of defined contribution plans in Canada, serving over one and a half million plan participants at the end of 2013. We also offer other group retirement services and products, including investment-only segregated funds and fixed rate annuities, stock plans, group life annuities, pensioner payroll services and solutions for de-risking defined benefit pension plans.

(1)	2012 Fraser Group Universe Report, based on BIF for the year ended December 31, 2012.
(2)	2012 Fraser Group Universe Report, based on BIF premiums and premium equivalents for the year ended December 31, 2012.
(3)	As measured by Benefits Canada magazine’s 2013 CAP Suppliers Report, based on assets under administration, and released in December 2013.

42 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

GRS meets the complex plan and service requirements of medium to large organizations, while providing cost-effective solutions to the small employer market. We continue to launch innovative solutions to meet the emerging needs of the pension market to further enhance our leadership position. This includes expanding our range of de-risking solutions comprised of liability driven investing, annuity buy-outs and buy-ins and longevity insurance. We distribute our products and services through a multi-channel distribution network of pension consultants, advisors and with teams dedicated to the rollover sector and defined benefit solutions market.

GRS reported net income of $149 million in 2013, compared to $166 million in 2012. Operating net income decreased to $134 million in 2013 from $167 million in 2012. Net income in 2013 reflected the net unfavourable impact of assumption changes and management actions, partially offset by pricing gains driven by strong annuity sales and favourable investment activity. Net income in 2012 reflected the favourable impact of investment activity and assumption changes and management actions.

GRS’s sales increased 5% to $4.9 billion in 2013 primarily driven by the large case market segment, defined benefit solutions, and member rollovers. In 2013, rollover sales from members leaving their defined contribution plans increased by 15% from 2012 and exceeded $1.3 billion, leading to a four-quarter average retention rate of 47%.

GRS assets under administration of $64.3 billion in 2013 grew by 18% over 2012, resulting from stronger new sales activity and favourable market performance.

2014 Outlook and Priorities

We will build on our objective of becoming the best performing life insurer in Canada by focusing on the following strategic initiatives:

•	Developing new and enhancing existing products to support our CSF in continuing to offer holistic advice to their clients;
•	Growing Individual Investments while optimizing the presence of SLGI to strengthen our position in the retirement market;
•	Building upon our success in the group markets by continuing to focus on customer needs and by enriching their experience;
•	Driving growth in our Client Solutions business by deepening our customer protection and wealth rollover relationships through advisor introductions and improving their experience; and
•	Implementing management systems focused on enhancing our disciplined expense management.

SLF U.S.

Business Profile

SLF U.S. consists of two business units – EBG and Life and Investment Products. EBG provides protection solutions to employers and employees including group life, disability, medical stop-loss and dental insurance products, as well as a suite of voluntary benefits products. The Life and Investment Products business includes our international business, which provides high net worth clients with life insurance and investment products. It also includes a block of individual life insurance policies that is closed to new business.

Effective August 1, 2013, we completed the sale of our U.S. Annuity Business, including all of the issued and outstanding shares of Sun Life (U.S.), to Delaware Life Holdings, LLC. Our U.S. Annuity Business included our domestic U.S. variable annuity, fixed annuity and fixed indexed annuity products, corporate and bank-owned life insurance products and variable life insurance products.

Strategy

Over the past several years, SLF U.S. has taken many actions to create a more sustainable business model and in 2013, we made significant progress towards this objective with the sale of the U.S. Annuity Business. This transaction allows SLF U.S. to increase focus on its EBG and international businesses, which have relatively more attractive growth and profitability profiles for Sun Life Financial.

In the EBG business we are focused on enhancing our leadership position in stop-loss, in growing our position in the employer-paid benefits market and becoming one of the top five companies in the voluntary benefits market. In 2013, we created a more customer-focused model by continuing to execute the voluntary strategy and transforming our EBG operating and distribution model. The new model is designed to enhance the customer experience, increase profitability, and drive shareholder value. In addition, we are focused on building on our leadership position in stop-loss in order to continue to deliver strong returns in this business. While investing in our group and voluntary benefits businesses, we are also focused on optimizing the underlying value of our in-force life insurance businesses.

In the international business, we are focused on capitalizing on the significant growth of the high net worth population outside the U.S. based on a deep understanding of customer needs in key geographic regions and leveraging our strong distribution relationships with banks and brokers. We are making targeted enhancements to our product offerings and expanding the reach of our distribution by increasing our in-country wholesaler presence in targeted geographic locations.

2013 Business Highlights

•

EBG transformed its sales and operating model, moving sales representatives closer to the brokers they serve, creating a new team of Client Relationship Executives focused on deepening the employer relationship, adding more than 30 enrollment specialists, and centralizing the field sales support and service functions.

•

EBG expanded its suite of products with the launch of its first voluntary accident product that helps protect workers against out-of-pocket costs associated with a variety of covered accidents. EBG also launched an innovative stop-loss cancer insurance product offering that provides an enhanced benefit to self-insured employers.

•	SLF U.S. sold its U.S. Annuity Business furthering its strategy to create a more sustainable business and focusing on the attractive EBG and international businesses.
•	The international business expanded its distribution operations, placing wholesalers in targeted geographic locations closer to customers and opening offices in Panama and Singapore.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 43

Financial and Business Results

Summary statements of operations (US$ millions)	2013	2012	2011
Net premiums	4,077	3,406	3,431
Net investment income	(244)	1,479	2,248
Fee income	153	183	178
Revenue from Continuing Operations	3,986	5,068	5,857
Client disbursements and change in insurance contract liabilities	2,778	4,054	5,559
Commissions and other expenses	1,145	1,065	1,030
Reinsurance expenses (recoveries)	(495)	(465)	(374)
Income tax expense (benefit)	(21)	87	(59)
Non-controlling interests in net income of subsidiaries and par policyholders’ income	2	3	4
Reported net income (loss) from Continuing Operations	577	324	(303)
Less: Assumption changes and management actions related to the sale of our U.S. Annuity Business	(30)	–	–
Less: Restructuring and other related costs	(7)	–	(6)
Less: Goodwill and intangible asset impairment charges	–	–	(2)
Operating net income (loss) from Continuing Operations(1)	614	324	(295)
Operating net income (loss) from Combined Operations(1)	810	517	(806)

Selected financial information in Canadian dollars (C$ millions)	2013	2012	2011
Revenue from Continuing Operations	4,109	5,076	5,774
Reported net income (loss) from Continuing Operations	599	322	(309)
Less: Assumption changes and management actions related to the sale of our U.S. Annuity Business	(31)	–	–
Less: Restructuring and other related costs	(7)	–	(6)
Less: Goodwill and intangible asset impairment charges	–	–	(2)
Operating net income (loss) from Continuing Operations(1)	637	322	(301)
Operating net income (loss) from Combined Operations(1)	835	515	(829)
Operating ROE(1)	18.9	9.5	(15.0)
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

SLF U.S.‘s reported net income from Continuing Operations was C$599 million in 2013, compared to C$322 million in 2012. SLF U.S. had operating net income from Continuing Operations of C$637 million in 2013, compared to C$322 million in 2012. Operating net income in SLF U.S. excludes assumption changes and management actions related to the sale of our U.S. Annuity Business, and restructuring and other related costs, which are set out in the table above. Assumption changes and management actions related to the sale of our U.S. Annuity Business includes a C$81 million charge to income for the impact of dis-synergies on our insurance contract liabilities and a C$50 million gain related to the impact on our insurance contract liabilities of the higher yields on the asset-backed securities transferred from Discontinued Operations.

On a U.S. dollar basis, SLF U.S.‘s reported net income from Continuing Operations was US$577 million in 2013, compared to US$324 million in 2012. Operating net income from Continuing Operations was US$614 million in 2013, compared to US$324 million in 2012.

Net income from Continuing Operations in 2013 reflected income of US$277 million from the restructuring of an internal reinsurance arrangement that is used to finance U.S. statutory reserve requirements for our closed universal life insurance business in the U.S. Additional information relating to this transaction can be found under the heading Restructuring of Internal Reinsurance Arrangement in the Financial Performance section of this MD&A. Net income also reflected the impact of increased interest rates and net realized gains on the sale of AFS assets partially offset by unfavourable claims experience in EBG.

Net income from Continuing Operations in 2012 reflected favourable impacts from improved equity markets, investment activity on insurance contract liabilities and updates to actuarial assumptions. These items were partially offset by unfavourable impacts from reduced interest rates and credit spread movements. Net income in EBG included unfavourable morbidity experience, an investment in our voluntary benefits capabilities and a charge related to a premiums receivable account reconciliation issue.

Reported net loss from Discontinued Operations was US$719 million in 2013, compared to reported net income from Discontinued Operations of US$172 million in 2012. Results from Discontinued Operations in 2013 reflected the loss on the sale of our U.S. Annuity Business partially offset by net income from operations which benefited from increased interest rates and equity markets. Net income from Discontinued Operations in 2012 reflected equity market gains and the favourable impact of investment activity on insurance contract liabilities, which were partially offset by the net unfavourable impact of updates to actuarial assumptions and the negative impact of declining interest rates.

Reported net loss from Combined Operations was US$142 million in 2013, compared to reported net income from Combined Operations of US$496 million in 2012.

44 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Revenue from Continuing Operations for the year ended December 31, 2013 was US$4.0 billion, a decrease of US$1.1 billion from 2012, primarily due to a decrease in net investment income of US$1.7 billion partially offset by an increase in premiums of US$0.7 billion. The decrease in net investment income was largely due to lower fair value gains on held for trading assets and interest rate derivatives. The increase in premiums was primarily due to higher international life insurance sales.

Results by Business Unit

Net income by business unit (US$ millions)	2013	2012
Employee Benefits Group(1)	53	26
Life and Investment Products(1)	561	298
Operating net income (loss) from Continuing Operations(1)	614	324
Assumption changes and management actions related to the sale of our U.S. Annuity Business	(30)	–
Restructuring and other related costs	(7)	–
Reported net income (loss) from Continuing Operations	577	324
Reported net income (loss) from Combined Operations	(142)	496
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

Employee Benefits Group

The SLF U.S. EBG business unit leverages its strong underwriting expertise and extensive distribution capabilities to provide group life, long-term and short-term disability, medical stop-loss and dental insurance, as well as a suite of voluntary benefits products, to over 10 million group plan members. Our group and voluntary benefits insurance products are sold through more than 34,000 independent brokers and benefit consultants. We support these brokers and consultants through approximately 200 external sales representatives who are located in territories close to the brokers and consultants that they serve and a team of centralized internal sales representatives. Retaining quality business, building distribution effectiveness and scale and continuing to drive operational efficiency are key drivers of our growth strategy.

We have been making significant investment in the voluntary benefits business with the goal of becoming a top five company by the end of 2016. The voluntary benefits business refers to group insurance that is fully paid for by the employee and sold through the workplace. Our strong growth in voluntary benefits over the past two years is a result of the build-out of voluntary capabilities, the ability to leverage our established relationships and capabilities in the EBG business, and the ability to share technology and processes with our Canadian group insurance business. At the end of 2013, voluntary sales were 27% and voluntary BIF was 21% of the total EBG business.

We have a leadership position in the U.S. stop-loss market and continue to deliver attractive returns. Stop-loss insurance provides insurance for companies that self-insure their medical plans by covering medical expenses in excess of a stated threshold. We provide stop-loss insurance to more than 1,600 employers with a median case size of approximately 450 employees and had nearly $1 billion of stop-loss BIF as of December 31, 2013.

EBG’s reported net income was US$55 million in 2013, compared to US$26 million in 2012. Operating net income was US$53 million, compared to US$26 million in 2012. Operating net income in 2013 excluded the impact of assumption changes and management actions related to the sale of our U.S. Annuity Business. Net income in 2013 reflected unfavourable claims experience, primarily with our long-term disability and life products, partially offset by the impact of increased interest rates and investment activity. Net income in 2012 reflected unfavourable claims experience, primarily with our long-term disability product, and a charge related to a premiums receivable account reconciliation issue, as well as investment in our voluntary benefits capabilities.

EBG sales in 2013 were US$666 million, an increase of 18% compared to 2012, primarily driven by the life, stop-loss and dental lines of business. Within EBG, voluntary sales of US$178 million increased 26% compared to 2012. BIF of US$2.5 billion at December 31, 2013 increased 7% compared to 2012, driven by positive net sales.

Life and Investment Products

The Life and Investment Products business includes our international business, which provides high net worth clients with life insurance and investment products, and a block of individual life insurance products that are closed to new business.

The international business offers products with a valuable sales proposition that are sold in an international market with relatively few competitors. We have significantly reduced the risk profile of the international products and remained competitive. Increased sales in our new products, combined with overall growth in the international market have led to more profitable growth over the past few years.

The closed block of individual life insurance products primarily includes whole life, universal life and term insurance. In this business, we are focused on optimizing profitability and capital efficiency while continuing to provide service for the in-force customers. During the fourth quarter of 2013, the Company restructured an internal reinsurance arrangement that is used to finance U.S. statutory reserve requirements for our closed universal life insurance business in the U.S. The purpose of this restructuring was to improve the Company’s capital efficiency. Additional information relating to this transaction can be found under the heading Restructuring of Internal Reinsurance Arrangement in the Financial Performance section of this MD&A.

Life and Investment Products’ reported income from Continuing Operations was US$522 million in 2013, compared to US$298 million in 2012. Operating income from Continuing Operations was US$561 million in 2013, compared to US$298 million in 2012. Net income from Continuing Operations in 2013 reflected income of US$277 million from the restructuring of an internal reinsurance arrangement. Net income also included positive impacts from increased interest rates and net realized gains on the sale of AFS assets. The loss from Continuing Operations in 2012 reflected favourable impacts from improved equity markets, investment activity on insurance contract liabilities and updates to actuarial assumptions, and were partially offset by unfavourable impacts from reduced interest rates and credit spread movements.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 45

Sales in Life and Investment Products were US$1.1 billion, an increase of 44% compared to 2012, primarily driven by an increase in both international life insurance and investment product sales, reflecting growth in the high net worth market and our strong distribution and product positioning in that market.

2014 Outlook and Priorities

SLF U.S will continue to focus on enhancing its leadership position in U.S. group insurance and becoming a top five company in the voluntary benefits markets, where we can compete effectively and achieve sustainable, profitable growth. We will also focus on targeted growth opportunities in our international business.

There are macro trends that provide significant potential growth opportunities in these businesses. To capitalize on these macro trends, we will leverage our established position in the U.S. group benefits market and the capabilities we have built over the past couple years. In the United States, the Patient Protection and Affordable Care Act is health care legislation that is expected to accelerate growth in voluntary benefits as employers’ costs continue to rise and as employees become more accustomed to purchasing their own benefits. It also creates an opportunity for carriers to assume an advisory role and build deeper relationships with customers, may expand the distribution landscape for supplemental insurance products, and may increase the demand for stop-loss coverage should more employers decide to self-insure. In the international market, the high net worth market is growing, partially driven by the increasing population of affluent citizens leading global lifestyles as well as increasing demand for trusted financial protection and investment products.

SLF U.S. will focus on the following components of our strategy to drive sustainable, profitable growth:

•	Continue to enhance the customer experience and achieve productivity gains in EBG by executing the new operational and distribution model and voluntary capabilities.
•	Continue to leverage customer insights, analytics, and predictive modeling tools to enhance effectiveness and increase profitability.
•	Implement targeted product enhancements and distribution strategies in the international business based on customer insights in key geographic regions.
•

Seek opportunities to continue to optimize the remaining in-force domestic life insurance block with particular emphasis on effective risk and capital management while continuing to serve our in-force customers.

MFS Investment Management

Business Profile

MFS, a global asset management firm with investment offices in Boston, Hong Kong, London, Mexico City, Sao Paulo, Singapore, Sydney, Tokyo and Toronto, offers a comprehensive selection of financial products and services. Drawing on an investment heritage that emphasizes collaboration and integrity, MFS actively manages assets for retail and institutional investors around the world through mutual funds, separately managed accounts, institutional products and retirement strategies.

MFS sells its retail products primarily through financial intermediaries. Retail products, such as mutual funds and private portfolios, are distributed through financial advisors and other professionals at major wirehouses, regional brokerage firms, independent broker dealers, banks and registered investment advisors. MFS also manages assets for institutional clients and discretionary managers, including corporate and public pension plans, defined contribution plans, multi-employer plans, investment authorities and endowments and foundations. Institutional products are sold by an internal sales force, which is aided by a network of independent consultants. High quality service is delivered by a dedicated service team.

Strategy

MFS continually strives to deliver superior investment performance and distinctive service to its clients. The core tenets of our investment approach are integrated research, global collaboration and active risk management. MFS also seeks to deepen relationships to become a trusted client partner.

2013 Business Highlights

•	MFS ended the year with US$412.8 billion in AUM, a new all-time high.
•	Gross sales of US$96.0 billion, were our largest ever.
•	Revenues of US$2.4 billion were an all-time high.
•

Investment performance continues to be strong across a broad range of products, and is reflected in MFS’ U.S. fund Lipper rankings. At December 31, 2013, 92%, 73% and 96% of MFS’s fund assets ranked in the top half of their respective three-, five- and ten-year Lipper categories.

46 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Financial and Business Results

Summary statements of operations (US$ millions)	2013	2012	2011
Revenue	2,385	1,858	1,658
Commissions and other expenses	1,880	1,473	1,320
Income tax expense (benefit)	261	177	141
Non-controlling interests in net income of subsidiaries	–	–	9
Reported net income	244	208	188
Less: Fair value adjustments on share-based payment awards	(221)	(94)	(79)
Less: Restructuring and other related costs	–	–	(4)
Operating net income(1)	465	302	271
Sales (US$ billions)
Gross	96.0	86.3	57.0
Net	24.0	29.4	5.4
Pre-tax operating profit margin ratio(1)	40%	34%	33%
Average net assets (US$ billions)	368	286	261
Selected financial information in Canadian dollars (C$ millions)	2013	2012	2011
Revenue	2,459	1,857	1,640
Reported net income	252	208	186
Less: Fair value adjustments on share-based payment awards	(229)	(94)	(80)
Less: Restructuring and other related costs	–	–	(4)
Operating net income(1)	481	302	270
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

MFS’s reported net income was C$252 million in 2013, compared to C$208 million in 2012. MFS had operating net income of C$481 million in 2013, compared to C$302 million in 2012. Operating net income in MFS excludes the impact of fair value adjustments on share-based payment awards, which are set out in the table above.

On a U.S. dollar basis, MFS’s reported net income was US$244 million in 2013, compared to reported net income of US$208 million in 2012. Operating net income increased by US$163 million or 54%, to US$465 million in 2013. Net income increased over 2013 as a result of higher average net assets, which increased to US$368 billion in 2013 from US$286 billion in 2012. Revenue of US$2.4 billion in 2013 increased by US$0.5 billion from 2012 levels on higher average net assets. The following table shows the breakdown of AUM by category.

AUM by Category (US$ billions)	2013	2012
Institutional	176	141
U.S. Retail	149	111
Non-U.S. Retail	24	18
Insurance	64	53
AUM(1)	413	323
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

AUM ended 2013 at an all time high US$412.8 billion, an increase of 28% for the year due to favourable market performance of US$67 billion and net inflows of US$24 billion. Net inflows were strong for both retail mutual funds and managed funds, which were US$20 billion and US$4 billion, respectively, for 2013.

2014 Outlook and Priorities

After slow but improving economic growth, subdued inflation and robust equity performance in 2013, financial markets have priced in optimism about another good year in 2014. In an environment of modestly rising interest rates, a slow but steady tapering of U.S. Federal Reserve asset purchases would be positive for equities, which should continue to outperform fixed income. With the US economy accelerating amid significantly less fiscal drag, Europe moving from contraction to slight expansion and Japan’s continued monetary easing and fiscal stimulus, global growth may be more synchronized in 2014.

MFS will continue to pursue four primary objectives:

•	Deliver superior investment performance;
•	Enhance MFS’ value proposition to include distinctive client service;
•	Grow in its markets; and
•	Engage, empower and develop its people.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 47

SLF Asia

Business Profile

SLF’s history in Asia dates back to 1892. Today, SLF Asia operates through subsidiaries in the Philippines, Hong Kong and Indonesia as well as through joint ventures with local partners in the Philippines, Indonesia, Vietnam, Malaysia, China and India. These seven markets account for over 70% of Asia’s total population. Our Regional Office in Hong Kong facilitates growth opportunities in Asia, and supports the sharing of best practices and resources throughout SLF Asia’s operations.

We offer individual life insurance products in all seven markets, and group benefits and/or pension and retirement products in the Philippines, China, Hong Kong and India. We have also established asset management companies either directly or though joint ventures in the Philippines, China and India. We distribute these protection and wealth products to middle- and upper-income individuals, groups and affinity clients through multiple distribution channels, with agency remaining the largest distribution channel.

Strategy

Our strategy is to strengthen our competitive position in Asia, and to develop into a significant long-term revenue and earnings growth operation. As such, we continue to develop innovative products, expand distribution channels and leverage the Company’s existing asset management capability in Asia. Local initiatives complement our efforts to leverage SLF’s worldwide resources to bring industry-leading products, services and best practices to Asia.

2013 Business Highlights

Sun Life of Canada (Philippines) Inc. was ranked the number one life insurance provider in the Philippines for the second consecutive year based on total premium income in 2012 (reported by the Insurance Commission in the Philippines in 2013).

•

Sales continue to grow in the Philippines, with insurance sales increasing 51% and net wealth sales at Sun Life Asset Management Company increasing 413%, both compared to last year. We also exceeded our 5,000 agent milestone, two years ahead of schedule.

•

In Hong Kong, we continued to generate strong sales from the MPF business and improved our market share based on MPF assets. Individual Life sales achieved strong growth, increasing 43% compared to last year, and is attributable to continued momentum from agency and independent financial advisors.

•

In Indonesia, PT Sun Life Financial Indonesia was ranked third in the insurance category in a survey of Indonesia’s Most Admired Companies 2013, conducted by Bloomberg Businessweek Indonesia and Frontier Consulting Group. We continued to increase our agency sales force, surpassing 7,100 advisors in December that drove strong agency sales, which increased 60% over last year.

•

In India, Birla Sun Life Asset Management Company’s MNC Fund-Growth and Birla Sun Life 95-Dividend were awarded the 2012 Lipper Fund Awards for Best Equity Fund (5 years) and the Best Mixed Asset INR Balanced Fund (10 years), respectively.

•	In China, Sun Life Everbright Insurance Company Limited has diversified its distribution channels by expanding into internet sales.
•	In Vietnam, we obtained product approval and recorded our first sales in the second quarter of 2013. As of the end of the year more than 3,400 agents had been recruited and licensed.
•

In Malaysia, we completed our acquisition of 49% of each of CIMB Aviva Assurance Berhad and CIMB Aviva Takaful Berhad in April 2013, and a new management team has been formed to lead the joint venture. Malaysia has successfully launched several new products and began contributing to income in 2013.

Financial and Business Results

Summary statements of operations ($ millions)	2013	2012	2011
Net premiums	746	639	634
Net investment income	110	778	684
Fee income	180	138	119
Revenue	1,036	1,555	1,437
Client disbursements and change in insurance contract liabilities	409	1,069	980
Commissions and other expenses	444	321	286
Income tax expense (benefit)	33	36	33
Reported net income	150	129	138
Less: Assumption changes and management actions related to the sale of our U.S. Annuity Business	(7)	–	–
Less: Restructuring and other related costs	–	–	(6)
Operating net income(1)	157	129	144
Operating ROE(1)	6.9	7.0	8.5
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

SLF Asia’s reported net income was $150 million in 2013, compared to reported net income of $129 million in 2012. Operating net income was $157 million in 2013, compared to $129 million in 2012. Operating net income in 2013 excluded the impact of assumption changes and management actions related to the sale of our U.S. Annuity Business of $7 million, which includes a charge to income for the impact of dis-synergies on our insurance contract liabilities.

48 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Net income in 2013 reflected favourable impacts in the Philippines, Hong Kong and Indonesia from market experience, realized gains on the sale of AFS assets and business growth, and reduced new business strain in China. Net income in 2012 reflected the unfavourable impact of declining interest rates in Hong Kong and new business strain from sales in China and the Philippines, partially offset by the favourable impact of assumption changes and management actions and business growth in the Philippines.

SLF Asia’s revenue decreased to $1.0 billion in 2013 from $1.6 billion in 2012 driven by unfavourable movements in the fair value of invested assets.

The following table shows the sales of individual insurance products by country in SLF Asia.

Individual Insurance sales(1) ($ millions)	2013	2012	2011
India	200	234	290
China	160	191	160
Philippines	134	86	53
Hong Kong	103	70	71
Indonesia	47	39	41
Malaysia	34	–	–
Vietnam	14	–	–
Total	692	620	615
(1)	Sales for joint venture operations are presented at 100%.

Individual life insurance sales in 2013 were up 12% from 2012. Sales increased in the Philippines, Hong Kong and Indonesia compared to 2012. Growth also reflected the inclusion of our new markets, Malaysia and Vietnam. These increases were partially offset by lower sales in India and China. Sales in the Philippines were up 51% due to agency expansion and strong sales in the bancassurance channel. Sales in Hong Kong and Indonesia were up 43% and 31%, respectively, as a result of distribution growth. We continue to build alternate distribution channels, leverage a more balanced product portfolio and increase efficiency and productivity while maintaining customer focus.

Results by Business Unit

Philippines

Our operations in the Philippines, established in 1895, distribute a diverse range of protection and savings products largely through our career agency sales force and bancassurance channel. We offer individual and group life and health insurance products to individuals and businesses through our wholly-owned subsidiary, Sun Life of Canada (Philippines), Inc., and our joint venture with the Yuchengco Group, Sun Life Grepa Financial, Inc., in which we have a 49% ownership stake. In addition, we offer mutual funds through our wholly-owned subsidiary, Sun Life Asset Management Company.

Sun Life of Canada (Philippines) Inc. was ranked the number one life insurance provider in the Philippines for the second consecutive year based on total premium income in 2012 (reported by Insurance Commission in the Philippines in 2013). Our career agency force increased by 23% to 5,270 advisors in 2013.

On a local currency basis, individual insurance sales were up 51% from 2012, driven by agency expansion and contributions from Sun Life Grepa Financial, Inc. Mutual fund net sales increased 413% from 2012, and AUM grew by 48% from 2012.

Hong Kong

Our Hong Kong operations offer a full range of products to address protection and savings needs. We offer individual life and health insurance, mandatory provident funds (the government-legislated pension system) and pension administration to individuals and businesses through a career agency force and independent financial advisors.

On a local currency basis, individual life sales were up 43% from 2012, as a result of strong sales momentum from our career agency force and independent financial advisors. Assets under administration in our pension administration business grew 21% from 2012 largely due to stronger net inflows and positive market movements.

Indonesia

In Indonesia, we offer individual life and health insurance, as well as creditor life insurance through our wholly-owned subsidiary, PT Sun Life Financial Indonesia, and PT CIMB Sun Life, our joint venture with PT Bank CIMB Niaga, in which we have a 49% ownership stake. Both operations follow a multi-channel distribution strategy. PT CIMB Sun Life serves PT Bank CIMB Niaga’s customers on an exclusive basis for most insurance products.

On a local currency basis, our individual life insurance sales in Indonesia were up 31% from 2012. Sales from PT Sun Life Financial Indonesia were up 53% and sales from PT CIMB Sun Life grew 8% in 2013. Agency headcount increased by 43% to 7,164 in 2013.

India

Birla Sun Life Insurance Company Limited, our insurance joint venture with the Aditya Birla Group in India(1), provides a full range of individual and group protection, savings and retirement products through a multi-channel distribution network, including a career agency sales force, bancassurance distribution, brokers and worksite marketing.

In addition, Birla Sun Life Asset Management Company Limited, our asset management joint venture in India, offers a full range of mutual fund products to both individual and institutional investors. Independent financial advisors and banks distribute Birla Sun Life’s mutual funds to the retail sector, while direct distribution serves corporate clients.

(1)	Our joint venture with the Aditya Birla Group in India includes a 26% stake in Birla Sun Life Insurance Company Limited and a 49% stake in Birla Sun Life Asset Management Company Limited.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 49

On a local currency basis, individual life insurance sales at Birla Sun Life Insurance Company Limited were down 9% from 2012 due to continued impact from regulatory changes in India’s insurance industry. Gross sales in Birla Sun Life Asset Management Company Limited were up 18%, and AUM increased 14% from 2012.

China

Sun Life Everbright Life Insurance Company Limited, in which we have a 24.99% ownership stake, operates a multi-distribution model that combines a direct career agency, financial consultants, telemarketing and bancassurance alliances to sell individual life and health insurance and savings products. Its branches operate in provinces that represent approximately 60% of China’s population.

On a local currency basis, sales of individual insurance products by Sun Life Everbright Life Insurance Company Limited were down 20% from 2012 due to shift in our product mix with a focus in 2013 on profitability.

Vietnam

In Vietnam, we offer individual life Insurance through PVI Sun Life Insurance Company Limited, our joint venture with Petro Vietnam Insurance Holdings, in which we have a 49% ownership stake. The products are distributed through a career agency sales force and insurance advisors.

Sales of individual insurance products by PVI Sun Life Insurance Company Limited began in 2013 and represented 2% of total SLF Asia sales in 2013.

Malaysia

Our operations in Malaysia offer individual life and health insurance through Sun Life Malaysia Assurance Berhad and Sun Life Malaysia Takaful Berhad, our joint ventures with Khazanah Nasional Berhad and CIMB Group Holdings Berhad, in which we have a 49% ownership stake. The companies have entered into an exclusive bancassurance agreement with CIMB Group to distribute insurance and takaful products through CIMB’s bank network across Malaysia.

Sales of individual insurance products in Malaysia represented 5% of total Asia sales in 2013.

2014 Outlook and Priorities

Asia’s economic growth has underpinned the expansion of the life insurance industry. This combined with favourable demographics, low penetration rates for insurance, and significant growth of the middle class provide tremendous opportunities for SLF Asia. On the other hand, tighter regulatory regimes and increased competition from new entrants in the Asian market pose increased challenges to our businesses.

In order to strengthen our competitive position and grow SLF Asia to be a more significant contributor to overall earnings, we intend to focus efforts on the following strategic initiatives:

•	Continuing to grow our agency force, both in quantity and quality, particularly in the Philippines, Hong Kong, Indonesia and Vietnam;
•	Further expanding alternative channels such as bancassurance, particularly in the Philippines, Indonesia, Malaysia, China and India;
•	Continuing to expand our product offerings to address customers needs;
•	Growing our Health and Accident and Pension businesses;
•	Further strengthening our brand position in the region; and
•	Enhancing risk management and operational efficiency to improve profitability, particularly in India and China, and to support future growth across the region.

50 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Corporate

Our Corporate segment includes the results of SLF U.K. and Corporate Support operations that consist of the Company’s run-off reinsurance business as well as investment income, expenses, capital and other items not allocated to Sun Life Financial’s other business segments. Our run-off reinsurance business is a closed block of reinsurance assumed from other insurers. Coverage includes individual disability income, long-term care, group long-term disability and personal accident and medical coverage, as well as guaranteed minimum income and death benefit coverage. Discontinued Operations in Corporate relate to Corporate Support only.

Financial and Business Results

Summary statements of operations ($ millions)	2013	2012	2011
Net premiums	303	323	301
Net investment income	(36)	652	945
Fee income	92	91	115
Revenue from Continuing Operations	359	1,066	1,361
Client disbursements and change in insurance contract liabilities	220	796	1,277
Commissions and other expenses	351	363	437
Income tax expense (benefit)	(146)	(140)	(241)
Dividends paid to preferred shareholders	118	120	100
Reported net income (loss) from Continuing Operations	(184)	(73)	(212)
Less: Assumption changes and management actions related to the sale of our U.S. Annuity Business
SLF U.K.	(2)	–	–
Corporate Support	(3)	–	–
Less: Restructuring and other related costs:
SLF U.K.	–	–	(3)
Corporate Support	(22)	(4)	(10)
Operating net income (loss) from Continuing Operations(1)	(157)	(69)	(199)
Operating net income (loss) from Combined Operations(1)	(155)	(62)	(170)
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

Corporate had a reported loss from Continuing Operations of $184 million in 2013, compared to a reported loss from Continuing Operations of $73 million in 2012. The operating loss from Continuing Operations was $157 million in 2013, compared to an operating loss from Continuing Operations of $69 million in 2012. Operating net income (loss) in Corporate excludes assumption changes and management actions related to the sale of our U.S. Annuity Business and restructuring and other related costs, which are set out in the table above. Assumption changes and management actions related to the sale of our U.S. Annuity Business includes a $2 million and $3 million charge to income in SLF U.K. and run-off reinsurance, respectively, related to the impact of dis-synergies on our insurance contract liabilities.

Corporate’s reported net loss from Discontinued Operations was $32 million in 2013, compared to an income of $7 million in 2012 reflecting costs related to the sale of our U.S. Annuity Business. The reported loss from Combined Operations for Corporate was $216 million in 2013, compared to $66 million in 2012.

Summary statements of operations ($ millions)	2013	2012	2011
SLF U.K.(1)	136	213	156
Corporate Support(1)	(293)	(282)	(355)
Operating net income (loss) from Continuing Operations(1)	(157)	(69)	(199)
Assumption changes and management actions related to the sale of our U.S. Annuity Business:
SLF U.K.	(2)	–	–
Corporate Support	(3)	–	–
Restructuring and other related costs:
SLF U.K.	–	–	(3)
Corporate Support	(22)	(4)	(10)
Reported net income (loss) from Continuing Operations	(184)	(73)	(212)
Reported net income (loss) from Combined Operations	(216)	(66)	(183)
(1)	Represents a non-IFRS financial measure. See Use of Non-IFRS Financial Measures.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 51

SLF U.K.

SLF U.K. has a run-off block of business consisting of approximately 800,000 in-force life and pension policies, with approximately £12.2 billion of AUM. Since December 2010, SLF U.K. has been closed to new business and focuses on supporting existing customers only. Most administrative functions have been outsourced to external service providers, which are managed by an in-house management team.

SLF U.K.‘s reported net income was $134 million in 2013, compared to $213 million in 2012. Operating net income was $136 million in 2013, compared to $213 million in 2012. Net income in 2013 reflected favourable market related impacts, investing activity on insurance contract liabilities and tax items, partially offset by project costs. Net income in 2012 reflected favourable impacts from investment activity on insurance contract liabilities, refinements to actuarial models and tax related items. Net income in both years reflected investment in regulatory initiatives such as Solvency II.

Corporate Support

In Corporate Support, the reported loss from Continuing Operations was $318 million in 2013, compared to a reported loss of $286 million in 2012. The operating loss from Continuing Operations was $293 million in 2013, compared to an operating loss from Continuing Operations of $282 million in 2012. Operating net income from Continuing Operations in 2013 excludes assumption changes and management actions related to the sale of our U.S. Annuity Business and restructuring and other related costs. The loss from Continuing Operations in 2013 compared to 2012, reflected the unfavourable impacts of assumption changes in our insurance contract liabilities and other experience in our Run-off reinsurance business, partially offset by lower interest expenses.

Discontinued Operations

Effective August 1, 2013 we sold our U.S. Annuity Business, including all of the issued and outstanding shares of Sun Life (U.S.). Our U.S. Annuity Business included our domestic U.S. variable annuity, fixed annuity and fixed indexed annuity products, corporate and bank-owned life insurance products and variable life insurance products.

The following tables set out select financial information associated with the Discontinued Operations.

($ millions, unless otherwise noted)	2013	2012
Net Income (Loss) - Reported
Net income (loss) from discontinued operations	(754)	180
Diluted EPS from discontinued operations ($)	(1.23)	0.30
Basic EPS from discontinued operations ($)	(1.25)	0.30
Assets
General fund	–	15,067
Segregated funds	–	27,668
Total assets	–	42,735
Liabilities
General fund	–	12,689
Segregated funds	–	27,668
Total liabilities	–	40,357
Cash flows provided by (used in):
Operating activities	1,021	(473)
Investing activities	–	57
Financing Activities	(5)	(5)
Net cash, cash equivalents and short-term securities	–	574

Investments

The Company strives to ensure that all general fund investments are properly aligned with business objectives, meeting policyholder obligations, and that adequate liquidity is maintained at all times. Consideration is given in our investment process to a wide range of factors, including ensuring attractive risk and return profiles, appropriate diversification by asset type, credit exposure and sector, financial condition of issuers and borrowers, quality and value of underlying security, and macro- and micro-economic developments and trends including prospects for specific industry sectors. The Risk Review Committee of the Board of Directors approves policies that contain prudent standards and procedures for the investment of our general fund assets. These policies include requirements, restrictions and limitations for interest rate, credit, equity market, real estate market, liquidity, concentration, currency and derivative risks. Compliance with these policies is monitored on a regular basis and reported annually to the Risk Review Committee. The Governance, Nomination & Investment Committee of the Board of Directors monitors the Company’s Investment Plan and investment performance, oversees practices, procedures and controls related to the management of the general fund investment portfolio and reviews corporate governance guidelines and processes.

52 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Investment Profile

We had total general fund invested assets of $109.6 billion as at December 31, 2013. The majority of our general fund is invested in medium- to long-term fixed income instruments, such as debt securities, mortgages and loans. 84.5% of the general fund assets are invested in cash and fixed income investments. Equity securities and investment properties comprised 4.8% and 5.6% of the portfolio, respectively. The remaining 5.1% of the portfolio is comprised of policy loans, derivative assets and other invested assets.

Additional detail on our investments is provided in Notes 5 and 6 to our 2013 Consolidated Financial Statements.

The following table sets out the composition of our invested assets.(1)

Investments(1)	2013			2012(2)

($ millions)	Carrying Value	Fair Value	% of total carrying value	Carrying Value	Fair Value	% of total carrying value
Cash, cash equivalents and short-term securities	7,636	7,636	7.0%	7,026	7,026	6.7%
Debt securities - FVTPL	43,662	43,662	39.7%	43,773	43,773	41.4%
Debt securities - AFS	11,151	11,151	10.2%	10,589	10,589	10.0%
Equity securities - FVTPL	4,342	4,342	4.0%	4,169	4,169	4.0%
Equity securities - AFS	852	852	0.8%	857	857	0.8%
Mortgages and loans	30,313	31,696	27.6%	27,248	29,930	25.8%
Derivative assets	948	948	0.9%	2,113	2,113	2.0%
Other invested assets	1,855	1,855	1.7%	1,272	1,272	1.2%
Policy loans	2,792	2,792	2.5%	2,681	2,681	2.5%
Investment properties	6,092	6,092	5.6%	5,942	5,942	5.6%
Total invested assets	109,643	111,026	100%	105,670	108,352	100%
(1)	The invested asset values and ratios presented are based on the carrying value of the respective asset categories. Carrying values for FVTPL and AFS invested assets are generally equal to fair value. In the event of default, if the amounts recovered are insufficient to satisfy the related insurance contract liability cash flows that the assets are intended to support, credit exposure may be greater than the carrying value of the asset.
(2)	Values as at December 31, 2012 do not include assets of the Discontinued Operations which are separately reported in Assets of disposal group classified as held for sale.

Debt Securities

Our debt securities portfolio is actively managed through a regular program of purchases and sales aimed at optimizing yield, quality and liquidity, while ensuring that the asset portfolio remains diversified and well-matched to insurance contract liabilities by duration. As at December 31, 2013, we held $54.8 billion of debt securities, which constituted 49.9% of our overall investment portfolio. Debt securities with an investment grade of “A” or higher represented 67.5% of the total debt securities as at December 31, 2013, compared to 69.9% as at December 31, 2012. Debt securities rated “BBB” or higher represented 97.0% of total debt securities as at December 31, 2013, 1.2% lower than December 31, 2012.

Corporate debt securities that are not issued or guaranteed by sovereign, regional and municipal governments represented 66.5% of our total debt securities as at December 31, 2013, compared to 64.3% as at December 31, 2012. Total government issued or guaranteed debt securities as at December 31, 2013 were $18.4 billion, compared to $19.4 billion as at December 31, 2012. Our exposure to debt securities to any single country does not exceed 1% of total assets on our Consolidated Statements of Financial Position as at December 31, 2013 with the exception of the following countries where we have business operations: Canada, the United States, the United Kingdom and the Philippines. As outlined in the table below, we have an immaterial amount of direct exposure to Eurozone sovereign credits.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 53

The following table sets out our debt securities of governments and financial institutions by geography.

	2013		2012

($ millions)	Government issued or guaranteed	Financials	Government issued or guaranteed	Financials
Canada	11,893	1,740	12,902	1,718
United States	1,462	4,761	1,569	4,485
United Kingdom	2,000	1,652	1,912	1,391
Philippines	2,290	4	2,196	–
Eurozone
France	17	85	16	76
Germany	151	46	179	20
Greece	–	–	–	–
Ireland	–	–	–	–
Italy	1	–	–	5
Netherlands	3	478	2	342
Portugal	–	–	–	–
Spain	–	74	–	37
Residual Eurozone	–	309	–	197
Other	556	938	629	993
Total	18,373	10,087	19,405	9,264

Our gross unrealized losses as at December 31, 2013 for FVTPL and AFS debt securities were $1.17 billion and $0.13 billion, respectively, compared with $0.17 billion and $0.03 billion, respectively, as at December 31, 2012. The increase in gross unrealized losses is primarily due to the impact of increasing interest rates. Gross unrealized losses as at December 31, 2013 included $0.01 billion related to Eurozone sovereign and financial debt securities.

The carrying value of debt securities by issuer and industry sector as at December 31 is set out in the following table.

	2013			2012

	FVTPL debt securities	AFS debt securities	Total	FVTPL debt securities	AFS debt securities	Total
Debt securities issued or guaranteed by:
Canadian federal government	1,874	997	2,871	1,810	1,306	3,116
Canadian provincial and municipal government	8,488	534	9,022	9,618	168	9,786
U.S. government and agency	1,048	414	1,462	1,061	508	1,569
Other foreign government	4,541	477	5,018	4,544	390	4,934
Total government issued or guaranteed debt securities	15,951	2,422	18,373	17,033	2,372	19,405
Corporate debt securities by industry sector:
Financials	7,368	2,719	10,087	6,662	2,602	9,264
Utilities	5,019	490	5,509	5,075	521	5,596
Consumer discretionary	2,487	1,052	3,539	2,688	991	3,679
Industrials	2,187	606	2,793	2,274	692	2,966
Consumer staples	1,925	524	2,449	2,044	644	2,688
Telecommunication services	1,401	540	1,941	1,399	525	1,924
Energy	2,759	712	3,471	3,117	814	3,931
Materials	1,042	418	1,460	875	411	1,286
Other	1,102	504	1,606	1,142	533	1,675
Total corporate debt securities	25,290	7,565	32,855	25,276	7,733	33,009
Asset-backed securities	2,421	1,164	3,585	1,464	484	1,948
Total debt securities	43,662	11,151	54,813	43,773	10,589	54,362

Our debt securities as at December 31, 2013 included $10.1 billion in the financial sector, representing approximately 18.4% of our total debt securities, or 9.2% of our total invested assets. This compares to $9.3 billion, or 17.0%, of the debt security portfolio as at December 31, 2012. The increase in the value of financial sector debt securities holdings is primarily due to regular trading activity, as well as foreign exchange gains due to the depreciation of the Canadian dollar, partially offset by market losses as a result of increasing interest rates.

54 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

The carrying value of debt securities by rating as at December 31 is set out in the table below.

The credit risk ratings in the following table were established in accordance with the process described in the Risk Categories – Credit Risk Management Governance and Control section in this MD&A.

	2013			2012

($ millions)	FVTPL debt securities	AFS debt securities	Total	FVTPL debt securities	AFS debt securities	Total
Debt securities by credit rating
AAA	6,255	2,813	9,068	6,284	2,342	8,626
AA	8,573	1,304	9,877	9,506	1,179	10,685
A	14,220	3,840	18,060	14,641	4,065	18,706
BBB	13,403	2,772	16,175	12,527	2,839	15,366
BB and lower	1,211	422	1,633	815	164	979
Total debt securities	43,662	11,151	54,813	43,773	10,589	54,362

The carrying value of debt securities by geography as at December 31 is set out in the following table.

	2013			2012

($ millions)	FVTPL debt securities	AFS debt securities	Total	FVTPL debt securities	AFS debt securities	Total
Debt securities
Canada	16,605	2,517	19,122	18,192	2,438	20,630
United States	13,732	5,712	19,444	13,103	5,498	18,601
United Kingdom	5,786	728	6,514	5,265	484	5,749
Other	7,539	2,194	9,733	7,213	2,169	9,382
Total debt securities	43,662	11,151	54,813	43,773	10,589	54,362

Our debt securities as at December 31, 2013 included $3.6 billion of asset-backed securities reported at fair value, representing approximately 6.5% of our debt securities, or 3.3% of our total invested assets. This was $1.6 billion higher than the level reported as at December 31, 2012.

Asset-backed Securities	2013			2012

($ millions)	Amortized cost	Fair value	BBB and higher	Amortized cost	Fair value	BBB and higher
Commercial mortgage-backed securities	1,769	1,791	83.4%	824	896	95.2%
Residential mortgage-backed securities
Agency	500	487	100.0%	321	337	100.0%
Non-agency	323	289	22.4%	43	47	95.7%
Collateralized debt obligations	89	98	33.1%	75	70	26.0%
Other(1)	963	920	88.0%	592	598	99.1%
Total asset-backed securities	3,644	3,585	80.5%	1,855	1,948	94.7%
(1)	Other includes sub-prime, a portion of the Company’s exposure to Alternative-A and other asset-backed securities.

With the sale of our U.S. Annuity Business, which closed effective August 1, 2013, $851 million of asset-backed securities previously classified as held for sale, have been reallocated to support other lines of business in the Continuing Operations. The $851 million is comprised of $419 million of commercial mortgage-backed securities of which 67% are rated “BB” and lower, $247 million of residential mortgage-backed securities of which 90% are rated “BB” and lower, $26 million of collateralized debt obligations of which 100% are rated “BB” and lower, and $159 million of other of which 67% are rated “BB” and lower. The remaining increase in this portfolio is primarily related to continued investment in highly rated asset-backed securities and foreign exchange impact due to the depreciation of the Canadian dollar. Excluding the impact of the reallocated asset-backed securities previously classified as held-for-sale, the credit quality of asset-backed securities remained relatively stable in 2013.

Deterioration in economic factors, such as property values and unemployment rates, or changes in the assumed default rate of the collateral pool or loss-given-default expectations may result in write-downs of our mortgage-backed and asset-backed securities. We have seen improvement in housing as demand continues to be fueled by relatively low mortgage rates and home prices that are still affordable relative to renting. The increase in sales of existing homes and the limited construction of new homes has decreased levels of visible home inventory, which has led to higher housing prices throughout 2013. While foreclosure and delinquency levels have decreased significantly, a negative shift in the overall economy could have an adverse impact on our mortgage-backed and asset-backed securities portfolios.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 55

Mortgages and Loans

As at December 31, 2013, we held $30.3 billion in mortgages and loans compared to $27.2 billion in 2012. Our mortgage portfolio, which consists almost entirely of first mortgages, was $12.5 billion. Our loan portfolio, which consists of private placement assets, was $17.8 billion. The carrying value of mortgages and loans by geographic location is set out in the following table. The geographic location for mortgages is based on location of the property, while for loans it is based on the country of the creditor’s parent.

Mortgages and Loans by Geography
	December 31, 2013			December 31, 2012
($ millions)	Mortgages	Loans	Total	Mortgages	Loans	Total
Canada	7,539	11,296	18,835	7,457	9,946	17,403
United States	4,981	4,252	9,233	4,515	3,399	7,914
United Kingdom	7	504	511	22	420	442
Other	–	1,734	1,734	–	1,489	1,489
Total	12,527	17,786	30,313	11,994	15,254	27,248

As at December 31, 2013, our mortgage portfolio consisted mainly of commercial mortgages spread across approximately 2,700 loans. Commercial mortgages include retail, office, multi-family, industrial and land properties. Our commercial portfolio has a weighted average loan-to-value ratio of approximately 55%. While we generally require a maximum loan-to-value ratio of 75% at issuance, we may invest in mortgages with a higher loan-to-value ratio in Canada if the mortgage is insured. The estimated weighted average debt service coverage is 1.65 times, up from 1.61 times in the prior year. The Canada Mortgage and Housing Corporation insures 21.6% of the Canadian commercial mortgage portfolio. As at December 31, 2013, the mix of the mortgage portfolio was 80.5% non-residential and 19.5% residential, and approximately 50% of mortgage loans will mature within the next five years.

In the United States, core markets have stabilized for institutional quality assets. However, lower quality properties in secondary and tertiary markets have not recovered to the same extent. However, recovery will depend on further increase in real estate demand, which in turn is dependent upon additional job creation.

As at December 31, 2013, we held $17.8 billion of corporate loans, $2.5 billion higher than the balance reported as at December 31, 2012. In the current low interest rate environment, our strategy is to continue to focus our efforts on the origination of new private placement assets. We are a leader in the private debt market in Canada and rank fifth within North America.(1) Enhancing financial performance is a key motivating factor to our increased participation in the private debt market. Private placement assets provide diversification by type of loan, industry segment and borrower credit quality. The loan portfolio is comprised of senior secured and unsecured loans to large and mid-market sized corporate borrowers, securitized lease/loan obligations secured by a variety of assets and project finance loans in sectors such as power and infrastructure.

The following table sets out mortgages and loans past due or impaired.

December 31, 2013

	Gross Carrying Value			Allowance for losses
($ millions)	Mortgages	Loans	Total	Mortgages		Loans	Total
Not past due	12,428	17,767	30,195	–		–	–
Past due:
Past due less than 90 days	5	–	5	–		–	–
Past due 90 to 179 days	–	–	–	–		–	–
Past due 180 days or more	–	–	–	–		–	–
Impaired	141	35	176	47	(1)	16	63
Balance, December 31, 2013	12,574	17,802	30,376	47		16	63

December 31, 2012

	Gross carrying value			Allowance for losses
($ millions)	Mortgages	Loans	Total	Mortgages		Loans	Total
Not past due	11,865	15,230	27,095	–		–	–
Past due:
Past due less than 90 days	7	–	7	–		–	–
Past due 90 to 179 days	–	–	–	–		–	–
Past due 180 days or more	–	–	–	–		–	–
Impaired	201	40	241	79	(1)	16	95
Balance, December 31, 2012(1)	12,073	15,270	27,343	79		16	95
(1)	Includes $24 million of sectoral provisions as at December 31, 2013 and $42 million of sectoral provisions as at December 31, 2012.

(1)	As published by Private Placement Letter based on total assets as at December 31, 2012.

56 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Impaired mortgages and loans, net of allowance for losses, amounted to $113 million as at December 31, 2013, $33 million lower than the December 31, 2012 level for these assets. The net carrying value of impaired mortgages amounted to $94 million as at December 31, 2013, $28 million lower than December 31, 2012. The majority of this decrease is related to the sale of impaired mortgages. The allowance for losses related to impaired mortgages amounted to $47 million as at December 31, 2013, $32 million lower than December 31, 2012. The sectoral provision related to mortgages included in the allowance for losses decreased by $18 million to $24 million resulting from evidence of stabilization and an improved outlook within the portfolio. The majority of the impaired mortgage loans are in the United States.

Equities

Our equity portfolio is diversified, and approximately 60.1% of this portfolio is invested in exchange-traded funds. Exchange-traded fund holdings are primarily in the S&P/TSX 60 Index Fund and Standard & Poor’s Depository Receipts. The carrying value of stocks by issuer country as at December 31 is set out in the following table.

The following table sets out equities by issuer country.

	2013			2012

($ millions)	FVTPL equities	AFS equities	Total	FVTPL equities	AFS equities	Total
Canada	3,102	76	3,178	2,918	106	3,024
United States	546	586	1,132	478	578	1,056
United Kingdom	141	3	144	172	38	210
Other	553	187	740	601	135	736
Total equity securities	4,342	852	5,194	4,169	857	5,026

As at December 31, 2013, $3.2 billion, or 61.2%, of our equity portfolio consisted of Canadian issuers; $1.1 billion, or 21.8%, of U.S. issuers; $144 million, or 2.8%, of U.K. issuers; and $740 million, or 14.2%, of issuers from other jurisdictions. Excluding exchange-traded funds, mutual funds and the equity investment in The Bank of Nova Scotia received as a result of the sale of CI Financial in 2008 ($250 million of preferred shares, or 5%), there are no issuers exceeding 1% of the equity portfolio as at December 31, 2013.

Investment Properties

Commercial properties, which consist primarily of office, retail and industrial properties, are the major component of our investment properties portfolio, representing approximately 84.5% of our investment properties as at December 31, 2013. Our investment properties are diversified by country, with 73.2% of the portfolio located in Canada, 24.7% in the United States and the remaining 2.1% in the United Kingdom as at December 31, 2013.

The carrying value of investment properties by type and geographic location as at December 31 is set out in the following table.

	2013		2012
	Carrying value	% of total carrying value	Carrying value	% of total carrying value
Canada
Office	1,692	27.7%	1,740	29.3%
Industrial	885	14.5%	909	15.3%
Retail	1,036	17.0%	1,021	17.2%
Other	853	14.0%	784	13.2%
United States
Office	693	11.4%	673	11.3%
Industrial	334	5.5%	268	4.5%
Retail	386	6.3%	345	5.8%
Other	89	1.5%	64	1.1%
United Kingdom
Office	41	0.7%	39	0.6%
Industrial	16	0.3%	22	0.4%
Retail	67	1.1%	71	1.2%
Other	–	–	6	0.1%
Total investment properties	6,092	100.0%	5,942	100%

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 57

Derivative Financial Instruments and Risk Mitigation

The fair value of derivative assets held by the Company was $948 million, while the fair value of derivative liabilities was $939 million as at December 31, 2013. Derivatives designated as part of a hedging relationship for accounting purposes represented 2.4%, or $1.1 billion, on a total notional basis.

Derivatives designated as part of a hedging relationship for accounting purposes are designed to minimize balance sheet and income statement mismatches. These hedging relationships are documented at inception and hedge effectiveness is assessed on a quarterly basis.

We use derivative instruments to manage risks related to interest rate, equity market and currency fluctuations and in replication strategies to reproduce permissible investments. We use certain foreign exchange agreements designated as fair value hedges to manage foreign currency fluctuations associated with AFS assets. Certain interest rate swaps are used to hedge interest rate exposure of associated liabilities. Certain equity forwards are designated as cash flow hedges of the anticipated payments of awards under certain stock-based compensation plans. Historically we have used currency swaps designated as net investment hedges to reduce foreign exchange fluctuations associated with certain net investments in foreign subsidiaries. During the fourth quarter, due to the restructuring of an internal reinsurance arrangement, we no longer require the use of a net investment hedge. Our hedging strategy does not hedge all risks; rather, it is intended to keep us within our risk tolerance limits.

In addition to the general policies and monitoring, we use a variety of tools in counterparty risk management. OTC derivative transactions are performed under ISDA Master Agreements. A Credit Support Annex accompanies most of the ISDAs, which establish requirements for collateral.

The values of our derivative instruments are set out in the following table. The use of derivatives is measured in terms of notional amounts, which serve as the basis for calculating payments and are generally not actual amounts that are exchanged.

Derivative Assets and Liabilities
($ millions)	2013	2012
As at December 31
Net fair value	9	1,519
Total notional amount	43,343	42,478
Credit equivalent amount	659	953
Risk-weighted credit equivalent amount	6	8

The total notional amount of derivatives in our portfolio increased to $43.3 billion as at December 31, 2013, from $42.5 billion at the end of 2012. This increase is primarily attributable to an increase of $565 million in interest rate contracts for duration matching activities and an increase of $1 billion in currency contracts hedging foreign currency assets. These increases were partially offset by a decrease of $700 million in equity contracts. The net fair value of derivatives decreased to $9 million as at December 31, 2013, from $1,519 million at the end of 2012. This decrease was primarily due to the impact of increasing swap rates on our interest rate swap portfolio and the impact of the depreciation of the Canadian dollar on our currency contract portfolio.

As the regulator of the Canadian insurance industry, OSFI provides guidelines to quantify the use of derivatives. The credit equivalent amount, a measure used to approximate the potential credit exposure, is determined as the replacement cost of the derivative contracts having a positive fair value plus an amount representing the potential future credit exposure.

The risk-weighted credit equivalent amount is a measure used to determine the amount of capital necessary to support derivative transactions for certain Canadian regulatory purposes. It is determined by weighting the credit equivalent amount according to the nature of the derivative and the creditworthiness of the counterparties.

As at December 31, 2013, the credit equivalent amounts for interest rate contracts, foreign exchange contracts, and equity and other contracts were $468.5 million, $161.6 million and $28.8 million, respectively. The corresponding risk-weighted credit equivalent amounts were $3.9 million, $1.8 million and $0.2 million, respectively.

Impaired Assets

The invested asset values and ratios presented in this section are based on the carrying value of the respective asset categories. Carrying values for FVTPL and AFS invested assets are generally equal to fair value.

Financial assets that are classified as FVTPL, which represented 44.6% of our invested assets as at December 31, 2013, do not have allowances for losses since changes in the fair value of these assets are recorded to income and the assets are recorded at fair value on our Consolidated Statements of Financial Position. In the event of default, if the amounts recovered are insufficient to satisfy the related insurance contract liability cash flows that the assets are intended to support, credit exposure may be greater than the carrying value of the asset.

In the absence of objective evidence of impairment, impairment losses are not recognized on AFS debt securities, equity securities and other invested assets if their amortized cost is greater than their fair value, resulting in an unrealized loss recognized in other comprehensive income. Unrealized losses may be due to interest rate fluctuations or depressed fair values in sectors which have experienced strong negative market performance. The fair value of AFS securities in an unrealized loss position amounted to $4.1 billion and the associated unrealized losses amounted to $0.13 billion as at December 31, 2013. The gross unrealized losses for FVTPL and AFS debt securities, as at December 31, 2013 was $1.17 billion and $0.13 billion, respectively, compared with $0.17 billion and $0.03 billion, respectively, as at December 31, 2012. The increase in gross unrealized losses was largely due to the impact of increasing interest rates during the year.

58 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Impaired mortgages and loans, net of allowance for losses, amounted to $113 million as at December 31, 2013, $33 million lower than the December 31, 2012 level for these assets.

Asset Default Provision

We make provisions for possible future credit events in the determination of our insurance contract liabilities. The amount of the provision for asset default included in insurance contract liabilities is based on possible reductions in future investment yield that vary by factors such as type of asset, asset credit quality (rating), duration and country of origin. To the extent that an asset is written off, or disposed of, any amounts that were set aside in our insurance contract liabilities for possible future asset defaults in respect of that asset are released. Our asset default provision disclosure reflects the provision relating to future credit events for fixed income assets currently held by the Company that support our insurance contract liabilities.

Our asset default provision as at December 31, 2013 was $1,564 million for losses related to possible future credit events for fixed income assets currently held by the Company that support our insurance contract liabilities. This represents 2.2% of the fixed income assets supporting insurance contract liabilities reported on our Consolidated Statement of Financial Position as at ended December 31, 2013.

Our asset default provision as at December 31, 2013 was $96 million higher than the provision as at December 31, 2012, reflecting increases in the provision for assets purchased and transferred net of dispositions, foreign currency impacts due to the weakening of the Canadian dollar, partially offset by the release of provisions on fixed income assets supporting our insurance liabilities.

The following table sets out the changes in our asset default provision for existing fixed income investments.

($ millions)	2013	2012
Opening balance	1,468	1,612
Purchases, dispositions and net asset movement(1)	114	411
Changes in assumptions and methodologies	5	13
Changes in ratings	17	16
Release of provisions(2)	(204)	(222)
Assets transferred from (to) Discontinued Operations	98	(343)
Currency	66	(19)
Closing balance	1,564	1,468
(1)	Net movement reflects the fluctuation in the value of FVTPL assets arising from movements in interest rates, credit spreads and other factors that impact the market value of fixed income investments.
(2)	This amount represents the orderly release of provisions for future credit events held in insurance contract liabilities.

Risk Management

Risk Management Framework

We protect and enhance value through effective risk management by providing a framework to optimize risk-return and enhance stakeholder value creation. Effective risk-taking and risk management are critical to the overall profitability, competitive market positioning and long-term financial viability of the Company. Risks should not necessarily be eliminated, but need to be appropriately managed to achieve the Company’s overall corporate objectives. Our risk philosophy is based on the premise that we are in the business of accepting risks for appropriate return. In conducting business activities, the Company takes on those risks that meet the objectives of the organization. Risk management is aligned with the corporate vision, mission and strategy, and is embedded within the business management practices of every business segment.

The Risk Management framework highlights six major categories of risk – credit risk, market risk, insurance risk, operational risk, liquidity risk and business risk – and sets out key processes for their management in the areas of risk appetite, risk identification, risk measurement and assessment, risk response, risk monitoring and control, and risk reporting and communication. Specifically, the framework sets out qualitative and quantitative measures that aim to control the amount of risk the Company will bear in respect of each of these risk categories and in aggregate.

The framework recognizes the importance of risk culture in the effective management of enterprise risk. Our risk culture is supported by a strong “tone from the top”, which emanates from the Board of Directors and cascades through the Board Committees, our CEO and executive officers, management and staff. A key premise of our enterprise risk management culture is that all employees and distributors have an important role to play in managing enterprise risks. Our risk culture is well-defined and embedded in our day-to-day business activities. Employees at all levels of the organization share a common philosophy and set of values regarding risk. Business decisions are made at all levels of the organization, and every employee has a role in managing risk, including identification of exposures, and communication and escalation of risk concerns. We seek to instill a disciplined approach to optimizing the inherent trade-offs between risk and return in all our risk management practices.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 59

Risk Appetite

Our Risk Appetite Framework defines the type and amount of risk we are willing to accept in pursuit of our business objectives. It is forward-looking and is integrated with and aligned to the company’s overall mission statement, short-term and long-term strategic plan, capital plan, financial plan, and business objective setting processes. The same set of internal and external considerations used in developing business strategy are also used in the formulation of risk appetite which ensures these are aligned and mutually reinforcing.

The Company’s risk appetite balances the various needs, expectations, risk and reward perspectives and investment horizons of key stakeholders. In particular, our risk appetite supports the pursuit of shareholder value while ensuring that the Company’s ability to pay claims and fulfil long-term policyholder commitments is not compromised. Our risk appetite supports long-term credit and financial strength ratings, ongoing favourable access to capital markets and the continuing enhancement of the Company’s overall franchise value and brand.

The Company’s risk appetite is the primary mechanism for operationalizing our risk philosophy. To accomplish this, risk appetite incorporates a number of qualitative and quantitative principles that embody our philosophy and reflect the Company’s overall risk management principles and values. Our risk appetite and risk limits are revised periodically to reflect the risks and opportunities inherent in our evolving business strategies and operating environment. We operate in accordance with our risk appetite, which is formally set out in our Risk Appetite Framework that is approved annually by the Board of Directors.

Risk Identification, Measurement and Assessment

We identify the key risks facing our business through our enterprise key risk process, where all business segments employ a common approach to identify, measure and assess risks. Business segments have front line accountability for identifying and managing risks facing their business. We also evaluate potential correlations between various risk events and categories, and monitor emerging risks, regulatory and rating agency requirements, and industry developments.

Risk measurement and assessment involves evaluating potential risk exposures, and includes a number of techniques such as monitoring key risk indicators, stress testing, scenario analysis and stochastic scenario modelling. A robust stress testing program is an essential component of the Company’s risk management framework. Stress testing is used to set the Company’s risk appetite and evaluate risk exposures versus limits. We also use the DCAT process, as required by our regulator, to project income and capital for a five-year period based on plausible adverse scenarios. We also perform a variety of stress tests on earnings, regulatory capital ratios and liquidity that consider significant but plausible adverse scenarios.

We also have a process to identify and monitor emerging risks that may have a material impact on our finances, operations or reputation. We conduct stress testing of the Company’s earnings and MCCSR ratio to key emerging risks and scenarios on a regular basis.

Risk Response, Monitoring and Control, and Reporting

Risk response decisions are formed by evaluating how well the outcomes of the risk assessment conform to our risk appetite, including an assessment of risk-adjusted return.

Key enterprise monitoring and control processes include oversight by the Board of Directors, which is exercised through four Board committees – Risk Review Committee, Governance, Nomination & Investment Committee, Audit and Conduct Review Committee and Management Resources Committee. Senior management oversight is provided through several executive-level committees including the Executive Risk Committee, Corporate Credit Committee, Corporate Asset Liability Management Committee and Executive Investment Committee, each of which focus on specific risks.

On a quarterly basis, the Executive Risk Committee, Board Committees and the Board of Directors review reports that summarize the exposures across our principal risks including any changes in key risk trends. These committees also review the effectiveness of the mitigation strategies presented in the reports. On an annual basis, the Board of Directors and the Board Committees review and approve key policies for the management of risk and review compliance with these policies.

Risk Philosophy and Principles

Our risk philosophy reflects a number of core principles that embody our overall risk appetite and values. These principles are outlined below:

Strategic Alignment

Our risk appetite is aligned with our overall corporate vision, mission and business strategy. This alignment is obtained by the consideration of key risks that we are willing to accept in order to achieve return expectations and successfully achieve our stated mission to “help customers achieve lifetime financial security” and our business objectives. These key risks include insurance risks, market risks, credit risks, liquidity risks and operational risks and we have established a range of explicit risk appetite limits and operational control points for these risks. Risks that are associated with activities outside of our risk appetite and approved business strategies are generally avoided.

We seek to allocate our risk-taking capacity in a manner that optimizes the overall level of risk-adjusted returns and stakeholder value creation. Budgeting of risk-taking capacity is managed through the application of risk limits and the embedding of strong risk management discipline into a wide range of key management decision-making processes.

Stakeholder Interests

Our risk framework considers the interests of a large number of key stakeholder groups, including policyholders, shareholders and investors, debt-holders, employees, regulators, distributors, rating agencies and other capital market participants. Our risk framework endeavours to appropriately balance the needs, expectations, risk and reward perspectives and investment horizons of these stakeholders.

60 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Effective risk management requires that objectives and incentives be aligned to ensure management’s decisions are consistent with the Company’s desired risk and return profile. Compensation practices for executives are approved by the Board of Directors and aligned with our risk philosophy, values, business and risk strategies, and long-term interests. As appropriate, risk management goals are considered in establishing annual performance objectives to ensure that business decisions are consistent with the desired risk and return profile.

Capability Alignment

Our risk appetite is aligned with our inherent risk management capabilities. Our ability to perform robust risk assessments, the quality of our risk governance and control environment and the depth and quality of our risk responses and pricing strategies are particularly important capabilities. We seek out profitable risk-taking opportunities in those areas where we have established risk management skills and capabilities. Conversely, we endeavour to avoid risks that are beyond our risk-taking capability.

Portfolio Perspective

Risk-return trade-offs are assessed and managed based on the intrinsic merits of a particular opportunity and by their marginal contribution to our overall risk profile and business portfolio. This perspective is extended to the development of risk mitigation and pricing strategies, recognizing that often the most cost-effective way of managing risk involves utilizing available relationships already inherent in our business model and risk portfolio.

Governance Structure and Accountabilities

Our enterprise risk management framework sets out lines of responsibility and authority for risk-taking, governance and control.

Board of Directors

Our Board of Directors is responsible for ensuring that risk management policies and practices are in place. Through approval of our risk appetite and ongoing oversight, the Board of Directors ensures that our principal risks are appropriately identified and managed. The Board of Directors has delegated primary oversight of risk management to its Risk Review Committee, which is a standing committee of the Board of Directors. The primary function of the Risk Review Committee is to assist the Board of Directors with its oversight of the enterprise risk framework in order to promote a balanced business and product model that will achieve desired risk-adjusted returns and allocate capital accordingly. The Risk Review Committee oversees the identification of major areas of risks, the development of strategies to manage those risks, reviews and approves risk management policies and reviews compliance with these policies. The Risk Review Committee oversees policies, practices, procedures and controls related to the capital structure, compliance with regulatory capital requirements and reviews and monitors the Capital plan.

The Board of Directors has delegated to the Governance, Nomination & Investment Committee responsibilities related to monitoring of the Investment Plan, overseeing practices, procedures and controls related to the management of the general fund investment portfolio, and developing effective corporate governance guidelines and processes including policies and processes to sustain ethical behaviour.

The Board of Directors has delegated the approval of compliance policies to the Audit and Conduct Review Committee. Its primary functions are to assist the Board of Directors with its oversight role by reviewing the integrity of financial statements and related information provided to shareholders and others, compliance with financial regulatory requirements, adequacy and effectiveness of the internal controls implemented and maintained by management, compliance with legal and regulatory requirements and the identification and management of compliance risk; and the qualifications, independence and performance of the external auditor who is accountable to the committee, the Board of Directors and our shareholders.

The Management Resources Committee is responsible for assisting the Board of Directors in ensuring we have the leadership resources for succession of senior executive positions and programs to effectively attract, retain, develop and reward executives for achieving our strategic objectives. In addition the Management Resource Committee reviews the design, approval and governance of incentive programs to align business objectives and incentives.

Senior Management Committees

The Executive Risk Committee is responsible for providing executive oversight of the Company’s enterprise risk management activities. This mandate includes executive oversight of the development and articulation of the Company’s formal risk appetite and risk limits, the processes in place to ensure ongoing identification of major risks facing the Company and the development of strategies and tactics to manage those risks in accordance with the risk appetite and overall objective of optimizing the global risk and return of the Company.

The Corporate Credit Committee is responsible for overseeing, managing and advising on credit risk exposures facing the Company and to ensure that effective credit risk management policies and controls are in place.

The Corporate Asset Liability Management Committee is responsible for providing executive oversight and direction for the effective measurement, control and management of the market and liquidity risks arising from the Company’s investing, financing and insurance underwriting activities.

The Executive Investment Committee is responsible for providing oversight on new investment initiatives and reviewing resource capacity, overall portfolio analytics and portfolio composition, sector reviews, derivative processes and positions, impairment reviews, quarterly financial information, the annual investment plan, investment finance systems/projects and investment control processes.

Accountabilities

Primary accountability for risk management is delegated by the Board of Directors to our CEO, and the CEO further delegates responsibilities throughout the Company through management authorities and responsibilities. The CEO delegates line accountability for the various classes of risk management to our executive officers, who are accountable for ensuring the management of risk in their scope of business accountability is in accordance with Board-approved risk policies, the risk management framework and the risk appetite framework. In particular, business segment leaders have overall, front line accountability for managing the risks in their operations and a network of compliance and risk officers provide independent oversight of these activities.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 61

The Chief Risk Officer (“CRO”) is responsible for developing and implementing our enterprise risk management framework, and for overseeing development and implementation of risk management strategies aimed at optimizing the global risk-return profile of the Company. The CRO is responsible for providing independent functional oversight of our enterprise-wide risk management programs by ensuring that effective risk management processes are in place for risk identification, risk measurement and assessment, risk response, risk monitoring and control, and risk reporting and communication of risks inherent in our activities. Our governance model for risk management also includes oversight from the various functional heads in the Corporate Office. The Internal Audit function provides ongoing assessments of the effectiveness of, and adherence to, internal controls. All of the functional heads support the CRO in the development and communication of our enterprise risk management framework. The CRO is also supported by a network of business segment risk officers.

Risk Management Policies

In order to support the effective communication, implementation and governance of our enterprise risk framework, we have codified our processes and operational requirements in a comprehensive series of risk management policies and operating guidelines. These policies and guidelines promote the application of a consistent approach to managing risk exposures across our global business platform. The Board of Directors and the Board Committees annually review and approve the risk management policies and also review an annual report summarizing management’s attestation of compliance to these policies.

Risk Categories

The shaded text and tables in the following section of this MD&A represent our disclosure on credit and market risks in accordance with IFRS 7 Financial Instruments – Disclosures and includes a discussion on how we measure risk and our objectives, policies and methodologies for managing these risks. The shaded text and tables represent an integral part of our audited annual Consolidated Financial Statements for the years ended December 31, 2013, and December 31, 2012. The shading in this section does not imply that these disclosures are of any greater importance than non-shaded tables and text, and the Risk Management disclosure should be read in its entirety.

Unless otherwise indicated, amounts presented in the sections that follow reflect the results of our Continuing Operations, including the comparative period of December 31, 2012. When referring to segregated funds it is inclusive of segregated fund guarantees, variable annuities and investment products, and includes Run-off reinsurance in our Corporate business segment.

Our Enterprise Risk Management framework highlights six major risk categories – credit risk, market risk, insurance risk, operational risk, liquidity risk and business risk.

Credit Risk

Risk Description

Credit risk is the risk of loss from amounts owed by our financial counterparties. We are subject to credit risk in connection with issuers of securities held in our investment portfolio, debtors (e.g., mortgagors), structured securities, reinsurers, derivative counterparties, other financial institutions (e.g., amounts held on deposit) and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of or ability to realize on any underlying security that may be used to collateralize the debt obligation. Credit risk can occur at multiple levels, as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in our investment portfolio would cause the Company to record realized or unrealized losses and increase our provisions for asset default, adversely impacting earnings.

Credit Risk Management Governance and Control

Credit risk is one of the key risks that we assume in order to realize the organization’s business objectives. We endeavour to assume only the amount of credit risk that is consistent with our risk appetite and produces an appropriate rate of return on the capital employed.

The Board of Directors, the Risk Review Committee and the Governance, Nomination & Investment Committee are responsible for providing appropriate oversight of credit risk. The investment function is responsible for day-to-day portfolio credit risk selection and underwriting and for monitoring implementation of and compliance with policies and strategies, and providing analytics support and management information reporting for all of the asset classes and for the portfolio management function. Corporate Risk Management is responsible for providing oversight of our credit risk management programs by ensuring that effective processes are in place for the ongoing identification, assessment, mitigation, monitoring and reporting of risks inherent in the organization’s activities. Specific accountabilities include ongoing policy administration of the credit risk management policy, review and monitoring of enterprise and Business Group credit risk limits, adjudication of internal risk ratings for new fixed income investments, independent validation of internal risk ratings and internal risk models, and development and coordination of credit risk reporting to the appropriate executive and Board committees. The Corporate Credit Committee enhances overall governance of credit risk management activities, with a particular focus on the oversight of enterprise level concentrations and exposures, emerging risk issues and trends in credit market movements.

62 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Fixed income investments are rated using scorecards which combine probability of default and loss given default to arrive at a credit risk rating. The rating, expressed using a 22-point scale consistent with those used by external rating agencies, is based on detailed examination of the borrower’s or issuer’s credit quality and the characteristics of the specific instrument. The probability of default assessment is based on borrower-level or issuer-level analysis, which encompasses an assessment of industry risk, business strategy, competitiveness, strength of management, and other financial information. The loss given default assessment is based on instrument-level analysis, which considers the impact of guarantees, covenants, liquidity and other structural features. Under internal policy, our ratings cannot be higher than the highest rating provided by Nationally Recognized Statistical Rating Organizations (“NRSROs”). Certain assets, including those in our sovereign debt and asset-backed securities portfolios, are assigned a rating based on ratings provided by NRSROs using a priority sequence order of Standard & Poor’s, Moody’s, Fitch and DBRS Limited. These scorecards support a stochastic value at risk model which produces a distribution of losses dependent on thousands of scenarios which is used to stress test the portfolio and to uncover unintentional concentrations and correlations.

Our core principles of credit risk management include asset diversification, fundamental research and analysis of cash flows, proactive and continuous monitoring, active management and relative value assessment, all with the objective of optimizing risk-adjusted returns, with due consideration for the impacts of capital and taxation.

We employ a wide range of credit risk management practices and controls, as outlined below:

• Enterprise risk appetite limits have been established for credit risk.
• Ongoing monitoring and reporting of credit risk income and regulatory capital sensitivities against pre-established risk limits.
• Detailed credit risk management policies, guidelines and procedures.
• Specific investment diversification requirements such as defined investment limits for asset class, geography and industry.
• Risk-based credit portfolio, counterparty and sector exposure limits.
• Mandatory use of credit quality ratings for portfolio investments which are established and reviewed regularly.
• Independent adjudication of new fixed income investment internal rating decisions and ongoing reviews of the in-force portfolio internal rating decisions.
• Comprehensive due diligence processes and ongoing credit analyses.
• Regulatory solvency requirements that include risk-based capital requirements.
• Comprehensive compliance monitoring practices and procedures including reporting against pre-established investment limits.
• Reinsurance exposures are monitored to ensure that no single reinsurer represents an undue level of credit risk.
• Stress-testing techniques, such as Dynamic Capital Adequacy Testing (“DCAT”), are used to measure the effects of large and sustained adverse credit developments.
• Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
• Target capital levels exceed internal and regulatory minimums.
• Active credit risk governance including independent monitoring and review and reporting to senior management and the Board of Directors.

Additional information concerning credit risk can be found in Note 6 to our 2013 Consolidated Financial Statements.

Market Risk

Risk Description
We are exposed to significant financial and capital market risks – the risk that the fair value or future cash flows of an insurance contract or financial instrument will fluctuate because of changes or volatility in market prices. Market risk includes: (i) equity market risk, resulting from changes in equity market prices; (ii) interest rate and spread risk, resulting from changes in interest rates or spreads; (iii) currency risk, resulting from changes in foreign exchange rates; and (iv) real estate risk, resulting from changes in real estate prices. In addition, we are subject to other price risk resulting from changes in market prices other than those arising from equity risk, interest rate and spread risk, currency risk or real estate risk, whether those changes are caused by factors specific to the individual insurance contract, financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market.

These factors can also give rise to liquidity risk if we are forced to sell assets at depressed market prices in order to fund our commitments. Market changes and volatility could be the result of general capital market conditions or specific social, political or economic events.

Market Risk Management Governance and Control
We employ a wide range of market risk management practices and controls, as outlined below:

• Enterprise risk appetite limits have been established for market risks.
• Ongoing monitoring and reporting of market risk income and regulatory capital sensitivities against pre-established risk limits.
• Detailed asset-liability and market risk management policies, guidelines and procedures.

•   Management and governance of market risks is achieved through various asset-liability management and risk committees that oversee market risk strategies and tactics, review compliance with applicable policies and standards, and review investment and hedging performance.

• Hedging and asset-liability management programs are maintained in respect of market risks.
• Product design and pricing policy requires a detailed risk assessment and pricing provisions for material risks.
• Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse market movements.
• Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
• Target capital levels exceed internal and regulatory minimums.
• Active market risk governance including independent monitoring and review and reporting to senior management and the Board of Directors.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 63

Equity Market Risk
Equity market risk is the potential for financial loss arising from declines and volatility in equity market prices. We are exposed to equity risk from a number of sources. A portion of our exposure to equity market risk arises in connection with benefit guarantees on segregated fund contracts. These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. The cost of providing for these guarantees is uncertain, and will depend upon a number of factors including general capital market conditions, policyholder behaviour and mortality experience, which may result in negative impacts on our net income and capital.

We derive a portion of our revenue from fee income generated by our asset management businesses and from certain insurance and annuity contracts where fee income is levied on account balances that generally move in line with equity market levels. Accordingly, adverse fluctuations in the market value of such assets would result in corresponding adverse impacts on our revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) for these businesses, and this may result in further adverse impacts on our net income and financial position.

We also have direct exposure to equity markets from the investments supporting general account liabilities, surplus and employee benefit plans. These exposures fall within our risk-taking philosophy and appetite and are therefore generally not hedged.

Interest Rate and Spread Risk

Interest rate and spread risk is the potential for financial loss arising from changes or volatility in interest rates or spreads when asset and liability cash flows do not coincide. We are exposed to interest rate or spread risk when the cash flows from assets and the policy obligations they support are mismatched, as this may result in the need to either sell assets to meet policy payments and expenses or reinvest excess asset cash flows in unfavourable interest rate or spread environments. The impact of changes or volatility in interest rates or spreads is reflected in the valuation of our financial assets and liabilities for insurance contracts in respect of insurance and annuity products.

Our primary exposure to interest rate and spread risk arises from certain general account products and segregated fund contracts which contain explicit or implicit investment guarantees in the form of minimum crediting rates, guaranteed premium rates, settlement options and benefit guarantees. If investment returns fall below guaranteed levels, we may be required to increase liabilities or capital in respect of these contracts. The guarantees attached to these products may be applicable to both past premiums collected and future premiums we have not received. Segregated fund contracts provide benefit guarantees that are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. These products are included in our asset-liability management program and the residual interest rate exposure is managed within our risk appetite limits.

Declines in interest rates or narrowing spreads can result in compression of the net spread between interest earned on investments and interest credited to policyholders. Declines in interest rates or narrowing spreads may also result in increased asset calls, mortgage prepayments and net reinvestment of positive cash flows at lower yields, and therefore adversely impact our profitability and financial position. In contrast, increases in interest rates or a widening of spreads may have a material impact on the value of fixed income assets, resulting in depressed market values, and may lead to losses in the event of the liquidation of assets prior to maturity.

Significant changes or volatility in interest rates or spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates or widening spreads may increase the risk that policyholders will surrender their contracts, forcing us to liquidate assets at a loss and accelerate recognition of certain acquisition expenses. While we have established hedging programs in place and our insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses.

We also have direct exposure to interest rates and spreads from investments supporting other general account liabilities, surplus and employee benefit plans. Lower interest rates or a narrowing of spreads will result in reduced investment income on new fixed income asset purchases. Conversely, higher interest rates or wider spreads will reduce the value of our existing assets. These exposures generally fall within our risk-taking philosophy and appetite and are therefore generally not hedged.

A sustained low interest rate environment may adversely impact our earnings, regulatory capital requirements and our ability to implement our business strategy and plans in several ways, including:

•	Lower sales of certain protection and wealth products, which can in turn pressure our operating expense levels;
•	Shifts in the expected pattern of redemptions (surrenders) on existing policies;
•	Higher equity hedging costs;
•	Higher new business strain reflecting lower new business profitability;
•	Reduced return on new fixed income asset purchases;
•	The impact of changes in actuarial assumptions driven by capital market movements, including declines in fixed income reinvestment rates in our insurance contract liabilities;
•	Impairment of goodwill; and
•	Additional valuation allowances against our deferred tax assets.

64 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Market Risk Sensitivities
We utilize a variety of methods and measures to quantify our market risk exposures. These include duration management, key rate duration techniques, convexity measures, cash flow gaps, scenario testing, and sensitivity testing of earnings and regulatory capital ratios versus risk appetite limits which are calibrated to our risk appetite.

Our earnings are affected by the determination of policyholder obligations under our annuity and insurance contracts. These amounts are determined using internal valuation models and are recorded in our Consolidated Financial Statements, primarily as Insurance contract liabilities. The determination of these obligations requires management to make assumptions about the future level of equity market performance, interest rates (including credit and swap spreads) and other factors over the life of our products. Differences between our actual experience and our best estimate assumptions are reflected in our Consolidated Financial Statements.

The market value of our investments in fixed income and equity securities fluctuate based on movements in interest rates and equity markets. The market value of fixed income assets designated as AFS that are held primarily in our surplus segment increases (decreases) with declining (rising) interest rates. Similarly, the market value of equities designated as AFS and held primarily in our surplus segment increases (decreases) with rising (declining) equity markets. Changes in the market value of AFS assets flow through OCI and are only recognized in net income when realized upon sale, or when considered impaired. The amount of realized gains (losses) recorded in net income in any period is equal to the initial unrealized gains (losses) or OCI position at the start of the period plus the change in market values during the current period up to the point of sale. The sale of AFS assets held in surplus can therefore have the effect of modifying our net income sensitivity.

During 2013, we realized $145 million (pre-tax) in net gains on the sale of AFS assets. At December 31, 2013, the net unrealized gains or OCI position on AFS fixed income and equity assets was $169 million and $160 million, respectively, after-tax.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 65

The following tables set out the estimated immediate impact or sensitivity of our net income, OCI and Sun Life Assurance’s MCCSR ratio to certain instantaneous changes in interest rates and equity market prices as at December 31, 2013 and December 31, 2012.

Interest Rate and Equity Market Sensitivities

As at December 31, 2013(1)
($ millions, unless otherwise noted)
Interest rate sensitivity(2)	100 basis point decrease	50 basis point decrease	50 basis point increase	100 basis point increase
Potential impact on net income(3)
Individual Insurance	$(200)	$(50)	$50	$100
Variable Annuities and Segregated Fund Guarantees	$–	$–	$–	$–
Fixed Annuity and Other	$(100)	$(50)	$50	$50
Total	$(300)	$(100)	$100	$150
Potential impact on OCI(4)	$350	$200	$(150)	$(350)
Potential impact on MCCSR (percentage points)(5)(7)	5% points decrease	2% points decrease	2% points increase	3% points increase
Equity markets sensitivity(6)	25% decrease	10% decrease	10% increase	25% increase
Potential impact on net income(3)	$(250)	$(100)	$50	$150
Potential impact on OCI(4)	$(150)	$(50)	$50	$150
Potential impact on MCCSR (percentage points)(5)(7)	10% points decrease	4% points decrease	2% points increase	3% points increase

As at December 31, 2012(1)
($ millions, unless otherwise noted)
Interest rate sensitivity(2)	100 basis point decrease	50 basis point decrease	50 basis point increase	100 basis point increase
Potential impact on net income(3)
Individual Insurance	$(300)	$(150)	$100	$200
Variable Annuities and Segregated Fund Guarantees	$–	$–	$–	$–
Fixed Annuity and Other	$–	$–	$–	$(50)
Total	$(300)	$(150)	$100	$150
Potential impact on OCI(4)	$300	$150	$(150)	$(300)
Potential impact on MCCSR (percentage points)(5)(7)	6% points decrease	3% points decrease	1% point increase	3% points increase
Equity markets sensitivity(6)	25% decrease	10% decrease	10% increase	25% increase
Potential impact on net income(3)	$(150)	$(50)	$50	$100
Potential impact on OCI(4)	$(150)	$(50)	$50	$150
Potential impact on MCCSR (percentage points)(5)(7)	8% points decrease	3% points decrease	4% points increase	5% points increase
(1)	Net income and OCI sensitivities have been rounded to the nearest $50 million.
(2)	Represents a parallel shift in assumed interest rates across the entire yield curve as at December 31, 2013 and December 31, 2012, respectively. Variations in realized yields based on factors such as different terms to maturity and geographies may result in realized sensitivities being significantly different from those illustrated above. Sensitivities include the impact of re-balancing interest rate hedges for segregated funds at 10 basis point intervals (for 50 basis point changes in interest rates) and at 20 basis point intervals (for 100 basis point changes in interest rates).
(3)	The market risk sensitivities include the estimated mitigation impact of our hedging programs in effect as at December 31, 2013 and December 31, 2012, respectively, and include new business added and product changes implemented prior to such dates.
(4)	A portion of assets designated as AFS are required to support certain policyholder liabilities and any realized gains (losses) on these securities would result in a commensurate increase (decrease) in actuarial liabilities, with no net income impact in the reporting period.

(5)	The MCCSR sensitivities illustrate the impact on Sun Life Assurance as at December 31, 2013 and December 31, 2012, respectively. This excludes the impact on assets and liabilities that are included in SLF Inc. but not included in Sun Life Assurance.

(6)	Represents the respective change across all equity markets as at December 31, 2013 and December 31, 2012, respectively. Assumes that actual equity exposures consistently and precisely track the broader equity markets. Since in actual practice equity-related exposures generally differ from broad market indices (due to the impact of active management, basis risk and other factors), realized sensitivities may differ significantly from those illustrated above. Sensitivities include the impact of re-balancing equity hedges for segregated funds at 2% intervals (for 10% changes in equity markets) and at 5% intervals (for 25% changes in equity markets).

(7)	MCCSR sensitivities reflect the impact of IAS 19 Employee Benefits and its phase-in impact on available capital.

Our net income sensitivity to changes in interest rates is largely unchanged since December 31, 2012. This is the result of offsetting impacts from changes to interest rate levels, changes in actuarial methods, assumptions and modelling, and ongoing hedging activities throughout 2013. Our net income sensitivity to equity markets has increased since December 31, 2012. This increase is largely caused by changes in hedging activities throughout 2013.

The above sensitivities were determined using a 50 basis point change in interest rates and a 10% change in our equity markets because we believe that these market shocks were reasonably possible as at December 31, 2013. We have also disclosed the impact of a 100 basis point change in interest rates and a 25% change in equity markets to illustrate that significant changes in interest rates and equity market levels may result in other than proportionate impacts on our sensitivities at more significant market movements.

66 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Credit Spread and Swap Spread Sensitivities

We have estimated the immediate impact or sensitivity of our shareholder net income attributable to certain instantaneous changes in credit and swap spreads. The credit spread sensitivities reflect the impact of changes in credit spreads on our liability and asset valuations (including non-sovereign fixed income assets, including provincial governments, corporate bonds and other fixed income assets). The swap spread sensitivities reflect the impact of changes in swap spreads on swap-based derivative positions and liability valuations.

Credit Spread Sensitivities ($ millions, after-tax)

Net income sensitivity(1)	50 basis point decrease	50 basis point increase
December 31, 2013	(100)	100
December 31, 2012	(125)	125
(1) In most instances, credit spreads are assumed to revert to long-term actuarial liability assumptions generally over a five-year period. Swap Spread Sensitivities ($ millions, after-tax)
Net income sensitivity	20 basis point decrease	20 basis point increase
December 31, 2013	50	(50)
December 31, 2012	50	(25)

The spread sensitivities assume parallel shifts in the indicated spreads (i.e., equal shift across the entire spread term structure). Variations in realized spread changes based on different terms to maturity, geographies, asset class/derivative types, underlying interest rate movements and ratings may result in realized sensitivities being significantly different from those provided above. The credit spread sensitivity estimates also exclude any credit spread impact that may arise in connection with asset positions held in segregated funds. Spread sensitivities are provided for the consolidated entity and may not be proportional across all reporting segments. Please refer to the section Additional Cautionary Language and Key Assumptions Related to Sensitivities for important additional information regarding these estimates.

Market Risk Management Strategies

Market risk is managed at all stages during the product life cycle including appropriate product design and development, ongoing review and positioning of our suite of products, and ongoing asset-liability management and hedge re-balancing.

We have implemented asset-liability management and hedging programs involving regular monitoring and adjustment of market risk exposures using assets, derivative instruments and repurchase agreements to maintain market risk exposures within our risk appetite. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors including changes in market levels and volatility, and changes in the general market and regulatory environment within which these hedging programs operate. In addition, these programs may themselves expose us to other risks.

Our market risk management strategies are developed based on policies and operating guidelines at the enterprise level, business group level and product level. Liabilities having a similar risk profile are grouped together and a customized investment and hedging strategy is developed and implemented to optimize return within our risk appetite limits.

In general, market risk exposure is mitigated by the assets supporting our products. This includes holdings of fixed income assets such as bonds and mortgages. Derivative instruments may supplement these assets to reduce the risk from cash flow mismatches and mitigate the market risk associated with liability features and optionality. The following table sets out the use of derivatives across a number of our products as at December 31, 2013.

Asset-Liability Management Applications for Derivative Usage

The primary uses of derivatives are set out in the table below.

Products/Application	Uses of Derivative	Derivatives Used
General asset-liability management – interest rate risk exposure for most insurance and annuity products	To manage the sensitivity of the duration gap between assets and liabilities to interest rate changes	Interest rate swaps, swaptions, floors and bond futures
Guarantees on insurance and annuity contracts – minimum interest rate guarantees, guaranteed surrender values, guaranteed annuitization options	To limit potential financial losses from significant reductions in asset earned rates relative to contract guarantees	Swaptions, floors, interest rate swaps, futures on interest rates and spread locks on interest rates
Segregated fund guarantees	To manage the exposure of product guarantees sensitive to movement in equity market and interest rate levels	Put and call options on equity indices, futures on equity indices, government debt securities, interest rate swaps and futures, and foreign exchange forwards
Currency exposure in relation to asset-liability management	To reduce the sensitivity to currency fluctuations by matching the value and cash flows of specific assets denominated in one currency with the value and cash flows of the corresponding liabilities denominated in another currency	Currency swaps and forwards

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 67

General Account Insurance and Annuity Products

Most of our expected sensitivity to interest rate risk is derived from our general account insurance and annuity products. We have implemented market risk management strategies to mitigate a portion of the market risk related to our general account insurance and annuity products.

Individual insurance products include universal life and other long-term life and health insurance products. Major sources of market risk exposure for individual insurance products are the reinvestment risk related to future premiums on regular premium policies, asset reinvestment risk on both regular premium and single premium policies, and the guaranteed cost of insurance. Interest rate risk for individual insurance products is typically managed on a duration basis, within tolerance ranges set out in the applicable investment policy or guidelines. Targets and limits are established so that the level of residual exposure is commensurate with our risk appetite. Exposures are monitored frequently, and assets are rebalanced as necessary to maintain compliance within policy limits using a combination of assets and derivative instruments. A portion of the longer-term cash flows are backed with equities and real estate.

For participating insurance products and other insurance products with adjustability features the investment strategy objective is to provide a total rate of return given a constant risk profile over the long term.

Fixed annuity products generally provide the policyholder with a guaranteed investment return or crediting rate. Interest rate risk for these products is typically managed on a duration basis, within tolerance ranges set out in the applicable investment guidelines. Targets and limits are established such that the level of residual exposure is commensurate with our risk appetite. Exposures are monitored frequently, and are re-balanced as necessary to maintain compliance within prescribed tolerances using a combination of fixed income assets and derivative instruments.

Certain insurance and annuity products contain minimum interest rate guarantees. Market risk management strategies are implemented to limit potential financial loss due to significant reductions in asset earned rates relative to contract guarantees. These typically involve the use of hedging strategies utilizing interest rate derivatives such as interest rate floors, swaps and swaptions.

Certain insurance and annuity products contain features which allow the policyholders to surrender their policy at book value. Market risk management strategies are implemented to limit the potential financial loss due to changes in interest rate levels and policyholder behaviour. These typically involve the use of hedging strategies such as dynamic option replication and the purchase of interest rate swaptions.

Certain products have guaranteed minimum annuitization rates. This exposure is hedged using both assets and derivative instruments. Interest rate derivatives used in the hedging strategy may include interest rate swaps and swaptions.

Segregated Fund Guarantees

Approximately one half of our expected sensitivity to equity market risk and a small amount of interest rate risk sensitivity is derived from segregated fund products. These products provide benefit guarantees, which are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. The cost of providing for the guarantees in respect of our segregated fund contracts is uncertain and will depend upon a number of factors including general capital market conditions, our hedging strategies, policyholder behaviour and mortality experience, each of which may result in negative impacts on net income and capital.

The following table provides information with respect to the guarantees provided in our segregated fund businesses.

Segregated Fund Risk Exposures ($ millions)

	As of December 31, 2013
	Fund value	Amount at risk(1)	Value of guarantees(2)	Insurance contract liabilities(3)
SLF Canada	12,987	255	11,271	(20)
SLF U.S.	4,793	206	4,716	52
Run-off reinsurance(4)	2,792	482	2,018	442
Total	20,572	943	18,005	474

	As of December 31, 2012
	Fund value	Amount at risk(1)	Value of guarantees(2)	Insurance contract liabilities(3)
SLF Canada	12,283	554	11,731	488
SLF U.S.	4,062	238	4,164	101
Run-off reinsurance(4)	2,335	597	2,106	500
Total	18,680	1,389	18,001	1,089
(1)	The amount at risk represents the excess of the value of the guarantees over fund values on all policies where the value of the guarantees exceeds the fund value. The amount at risk is not currently payable as the guarantees are only payable upon death, maturity, withdrawal or annuitization if fund values remain below guaranteed values.
(2)	For guaranteed lifetime withdrawal benefits, the value of guarantees is calculated as the present value of the maximum future withdrawals assuming market conditions remain unchanged from current levels. For all other benefits, the value of guarantees is determined assuming 100% of the claims are made at the valuation date.
(3)	The insurance contract liabilities represent management’s provision for future costs associated with these guarantees and include a provision for adverse deviation in accordance with Canadian actuarial standards of practice.
(4)	The Run-off reinsurance business includes risks assumed through reinsurance of variable annuity products issued by various North American insurance companies between 1997 and 2001. This line of business is part of a closed block of reinsurance, which is included in the Corporate segment. In addition to the market risks associated with the underlying policy guarantees, valuation data is refreshed only periodically by the primary underwriters of this business, and as a result the financial results of this business are subject to ongoing refinements as updated valuation data and experience is reported to us.

68 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

The movement of the items in the table above from December 31, 2012 to December 31, 2013 was primarily as a result of the following factors:

(i)	fund values increased due to favourable equity market movements and the weakening of the Canadian dollar against the U.S. dollar;
(ii)	the amount at risk decreased due to favourable equity market movements;
(iii)	the total value of guarantees are largely unchanged from 2012 due to the weakening of the Canadian dollar, new business written and automatic resets being offset by the natural run-off of the block; and
(iv)	insurance contract liabilities decreased due to favourable equity market and interest rate movement.

Segregated Fund Hedging

We have implemented hedging programs, involving the use of derivative instruments, to mitigate a portion of the cost of interest rate and equity market-related volatility in providing for segregated fund guarantees. As at December 31, 2013, over 90% of our segregated fund contracts, as measured by associated fund values, were included in a hedging program. While a large percentage of contracts are included in the hedging program, not all of our equity and interest rate exposure related to these contracts is hedged. For those segregated fund contracts included in the hedging program, we generally hedge the value of expected future net claims costs and a portion of the policy fees as we are primarily focused on hedging the expected economic costs associated with providing these guarantees and we do not hedge the value of other fee streams that do not relate to costs of hedging.

The following table illustrates the impact of our hedging program related to our sensitivity to a 50 basis point and 100 basis point decrease in interest rates and 10% and 25% decrease in equity markets for segregated fund contracts as at December 31, 2013.

Impact of Segregated Fund Hedging ($ millions)

December 31, 2013

	Changes in Interest Rates(3)		Changes in Equity Markets(4)
Net income sensitivity(1)(2)	50 basis point decrease	100 basis point decrease	10% decrease	25% decrease
Before hedging	(150)	(250)	(200)	(500)
Hedging impact	150	250	150	400
Net of hedging	–	–	(50)	(100)
December 31, 2012
	Changes in Interest Rates(3)		Changes in Equity Markets(4)
Net income sensitivity(1)(2)	50 basis point decrease	100 basis point decrease	10% decrease	25% decrease
Before hedging	(200)	(400)	(200)	(650)
Hedging impact	200	400	200	600
Net of hedging	–	–	–	(50)
(1)	Since the fair value of benefits being hedged will generally differ from the financial statement value (due to different valuation methods and the inclusion of valuation margins in respect of financial statement values), this approach will result in residual volatility to interest rate and equity market shocks in reported income and capital. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors, including volatile and declining equity and interest rate market conditions.
(2)	Net income sensitivities have been rounded to the nearest $50 million.
(3)	Represents a parallel shift in assumed interest rates across the entire yield curve as at December 31, 2013. Variations in realized yields based on factors such as different terms to maturity and geographies may result in realized sensitivities being significantly different from those illustrated above. Sensitivities include the impact of re-balancing interest rate hedges for segregated funds at 10 basis point intervals (for 50 basis point changes in interest rates) and at 20 basis point intervals (for 100 basis point changes in interest rates).
(4)	Represents the change across all equity markets as at December 31, 2013. Assumes that actual equity exposures consistently and precisely track the broader equity markets. Since in actual practice equity-related exposures generally differ from broad market indices (due to the impact of active management, basis risk and other factors), realized sensitivities may differ significantly from those illustrated above. Sensitivities include the impact of re-balancing equity hedges for segregated funds at 2% intervals (for 10% changes in equity markets) and at 5% intervals (for 25% changes in equity markets).

Our hedging strategy is applied both at the line of business/product level and enterprise level using a combination of longer-dated put options and dynamic hedging techniques (i.e. frequent re-balancing of short-dated interest rate and equity derivative contracts). We actively monitor our overall market exposure and may implement tactical hedge overlay strategies (primarily in the form of futures contracts) in order to align expected earnings sensitivities with enterprise risk management objectives.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 69

Currency Risk
Currency risk is the result of mismatches in the currency of our assets and liabilities (inclusive of capital), and cash flows. This risk may arise from a variety of sources such as foreign currency transactions and services, foreign exchange hedging, investments denominated in foreign currencies, investments in foreign subsidiaries and net income from foreign operations.

As an international provider of financial services, we operate in a number of countries, with revenues and expenses denominated in several local currencies. In each country in which we operate, we generally maintain the currency profile of assets so as to match the currency of aggregate liabilities and required surplus. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. Foreign exchange derivative contracts such as currency swaps and forwards are used as a risk management tool to manage the currency exposure in accordance with our asset-liability management policy. As at December 31, 2013 and December 31, 2012, the Company did not have a material currency risk exposure on a functional currency basis.

Changes in exchange rates can, however, affect our net income and surplus when results in functional currencies are translated into Canadian dollars. Net income earned outside of Canada is generally not currency hedged and a weakening in the local currency of our foreign operations relative to the Canadian dollar can have a negative impact on our net income reported in Canadian currency, and vice versa.

Real Estate Risk

We are exposed to real estate risk arising from fluctuations in the value of, or future cash flows on, real estate classified as investment properties. We may experience financial losses resulting from the direct ownership of real estate investments or indirectly through fixed income investments secured by real estate property, leasehold interests, ground rents and purchase and leaseback transactions. Real estate price risk may arise from external market conditions, inadequate property analysis, inadequate insurance coverage, inappropriate real estate appraisals or from environmental risk exposures. We hold direct real estate investments that support general account liabilities and surplus, and fluctuations in value will impact our profitability and financial position. An instantaneous 10% decrease in the value of our direct real estate investments as at December 31, 2013 would decrease net income by approximately $150 million ($150 million as at December 31, 2012). Conversely, an instantaneous 10% increase in the value of our direct real estate investments as at December 31, 2013 would increase net income by approximately $150 million ($150 million as at December 31, 2012).

Additional Cautionary Language and Key Assumptions Related to Sensitivities

Our market risk sensitivities are forward-looking information. They are measures of our estimated net income and OCI for changes in interest rate and equity market price levels described above, based on interest rates, equity market prices and business mix in place as at the respective calculation dates. These sensitivities are calculated independently for each risk factor, generally assuming that all other risk variables stay constant. The sensitivities do not take into account indirect effects such as potential impacts on goodwill impairment or valuation allowances on deferred tax assets. The sensitivities are provided for the consolidated entity and may not be proportional across all reporting segments. Actual results can differ materially from these estimates for a variety of reasons, including differences in the pattern or distribution of the market shocks, the interaction between these risk factors, model error, or changes in other assumptions such as business mix, effective tax rates, policyholder behaviour, currency exchange rates and other market variables relative to those underlying the calculation of these sensitivities. The potential extent to which actual results may differ from the indicative ranges will generally increase with larger capital market movements. Our sensitivities as at December 31, 2012 have been included for comparative purposes only.

We have also provided measures of our net income sensitivity to instantaneous changes in credit spreads, swap spreads, real estate price levels and capital sensitivities to changes in interest rates and equity price levels. These sensitivities are also forward-looking statements and MCCSR ratio sensitivities are non-IFRS financial measures. For additional information, see Use of Non-IFRS Financial Measures. The cautionary language which appears in this section is also applicable to the credit spread, swap spread, real estate and MCCSR ratio sensitivities. In particular, these sensitivities are based on interest rates, credit and swap spreads, equity market and real estate price levels as at the respective calculation dates and assume that all other risk variables remain constant. Changes in interest rates, credit and swap spreads, equity market and real estate prices in excess of the ranges illustrated may result in other-than-proportionate impacts.

As these market risk sensitivities reflect an instantaneous impact on net income, OCI and Sun Life Assurance’s MCCSR ratio, they do not include impacts over time such as the effect on fee income in our asset management businesses.

The sensitivities reflect the composition of our assets and liabilities as at December 31, 2013 and December 31, 2012. Changes in these positions due to new sales or maturities, asset purchases/sales or other management actions could result in material changes to these reported sensitivities. In particular, these sensitivities reflect the expected impact of hedging activities based on the hedge assets and programs in place as at the December 31 calculation dates. The actual impact of these hedging activities can differ materially from that assumed in the determination of these indicative sensitivities due to ongoing hedge re-balancing activities, changes in the scale or scope of hedging activities, changes in the cost or general availability of hedging instruments, basis risk (the risk that hedges do not exactly replicate the underlying portfolio experience), model risk and other operational risks in the ongoing management of the hedge programs or the potential failure of hedge counterparties to perform in accordance with expectations.
The sensitivities are based on methods and assumptions in effect as at December 31, 2013 and December 31, 2012, as applicable. Changes in the regulatory environment, accounting or actuarial valuation methods, models or assumptions after this date could result in material changes to these reported sensitivities. Changes in interest rates and equity market prices in excess of the ranges illustrated may result in other than proportionate impacts.
Our hedging programs may themselves expose us to other risks, including basis risk (the risk that hedges do not exactly replicate the underlying portfolio experience), derivative counterparty credit risk and increased levels of liquidity risk, model risk and other operational risks. These factors may adversely impact the net effectiveness, costs and financial viability of maintaining these hedging programs and therefore adversely impact our profitability and financial position. While our hedging programs include various elements

70 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

aimed at mitigating these effects (for example, hedge counterparty credit risk is managed by maintaining broad diversification, dealing primarily with highly rated counterparties and transacting through ISDA agreements that generally include applicable credit support annexes), residual risk and potential reported earnings and capital volatility remain.
For the reasons outlined above, these sensitivities should only be viewed as directional estimates of the underlying sensitivities of each factor under these specialized assumptions, and should not be viewed as predictors of our future net income, OCI and capital sensitivities. Given the nature of these calculations, we cannot provide assurance that actual impact will be consistent with the estimates provided.

Information related to market risk sensitivities and guarantees related to segregated fund products should be read in conjunction with the information contained in the Outlook, Critical Accounting Policies and Estimates and Risk Management sections in our annual MD&A and in the Risk Factors and Regulatory Matters sections in our AIF.

Insurance Risk

Risk Description

Insurance risk is the uncertainty of product performance due to differences between the actual experience and expected assumptions affecting amounts of claims, benefits payments, expenses and the cost of embedded options and guarantees related to insurance risks. This risk class includes risk factors relating to product development and pricing, mortality, morbidity, longevity, policyholder behaviour, expense and reinsurance.

Insurance Risk Management Governance and Control

Insurance risk is managed through a number of enterprise-wide controls addressing a wide range of insurance risk factors, as follows:

•	Enterprise risk appetite limits have been established for longevity, mortality and morbidity risk.
•	Ongoing monitoring and reporting of insurance risk income and regulatory capital sensitivities against pre-established risk limits.
•	Enterprise-insurance underwriting and claims management policy, product design and pricing policy and reinsurance ceded policy.
•

Our global underwriting manual aligns underwriting practices with our corporate risk management standards and ensures a consistent approach in insurance underwriting. Policies and procedures, including criteria for approval of risks and for claims adjudication are established for each business segment.

•	Product design and pricing policy requires detailed risk assessment and provision for material risks.
•	Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
•	Target capital levels exceed internal and regulatory minimums.
•	Board approved maximum retention limits (amounts issued in excess of these limits are reinsured).
•	Various limits, restrictions and fee structures are introduced into plan designs in order to establish a more homogeneous policy risk profile and limit potential for anti-selection.
•

Concentration risk exposure is monitored on group policies in a single location should an event (such as a natural disaster, large-scale man-made disaster, or act of terrorism) occur resulting in a significant impact.

•	Enterprise underwriting and risk selection standards with oversight by corporate underwriting and claims risk management function.
•	Diversification and risk pooling is managed by aggregation of broad exposures across product lines, geography, distribution channels etc.
•	Company specific and industry level experience studies and sources of earnings analysis are monitored and factored into ongoing valuation, renewal and new business pricing processes.
•	Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse movements in insurance risk factors.
•

Reinsurance ceded policy and credit risk policy establishes acceptance criteria and protocols to monitor the level of reinsurance ceded to any single reinsurer or group of reinsurers. Our reinsurance counterparty risk profile is monitored closely, including through annual reporting to the Risk Review Committee of the Board.

We use reinsurance to limit losses, minimize exposure to significant risks and to provide additional capacity for growth. Our Underwriting and Claims Liability Management Policy sets maximum global retention limits and related management standards and practices which are applied to reduce our exposure to large claims. Amounts in excess of the Board approved maximum retention limits are reinsured. On a single life or joint-first-to-die basis our retention limit is $25 million in Canada and is US$25 million outside of Canada. For survivorship life insurance, our maximum global retention limit is $30 million in Canada and is US$30 million outside of Canada. In certain markets and jurisdictions retention levels below the maximum are applied. Reinsurance is utilized for numerous products in most business segments, and placement is done on an automatic basis for defined insurance portfolios and on a facultative basis for individual risks with certain characteristics. Reinsurance is used to provide catastrophic mortality and morbidity coverage for the Canadian GB business.

Our reinsurance coverage is well-diversified and controls are in place to manage exposure to reinsurance counterparties. Reinsurance exposures are monitored to ensure that no single reinsurer represents an undue level of credit risk. This includes performing periodic due diligence on our reinsurance counterparties as well as internal credit assessments on counterparties with which we have material exposure. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, we retain primary responsibility to the policyholders.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 71

Operational Risk

Risk Description

Operational risk is the uncertainty arising from larger than expected losses or damage to finances or reputation resulting from inadequate or failed internal processes, controls, people, systems, or from external events. Operational risk is naturally present in all of our business activities and encompasses a broad range of risks, including those pertaining to legal and regulatory compliance, business continuity, model risk, information system security and privacy, outsourcing, theft and fraud, environmental risk, human resource management, liquidity risk, processing errors, complex modelling and damage to physical assets. Operational risk management is embedded in the practices utilized to manage other risks and, therefore, if not managed effectively, operational risk can impact our ability to manage other key risks such as credit risk, market, liquidity and insurance risk.

Operational Risk Management Governance and Control

Our governance practices, corporate values, Code of Conduct and enterprise-wide approach to managing risk set the foundation for mitigation of operational risks. Our Code of Conduct sets the tone for a strong ethical culture, and we regularly review and update the Code of Conduct to ensure that it continues to meet the expectations of regulators and other stakeholders. All our employees must reconfirm annually their understanding of and commitment to comply with the Code of Conduct.

We enhance this foundation by establishing appropriate internal controls and systems, compensation programs, and by seeking to hire and retain trained and competent people throughout the organization. We align compensation programs with business strategy, long-term shareholder value and good governance practices, and we benchmark them against peer companies. We perform ongoing monitoring and reporting of all significant operational risks, including regular briefings to senior management and Board Committees.

Through our corporate insurance program, we transfer a portion of our operational risk exposure by purchasing enterprise and local insurance coverage that provides some protection against unexpected material losses resulting from events such as criminal activity, property loss or damage and liability exposures, or that satisfies legal requirements and contractual obligations.

The following is a description of enterprise risk management programs for key operational risks that could materially impact our ability to do business or our reputation.

Legal and Regulatory Risk

As a result of our global activities, we are subject to extensive regulatory oversight by insurance and financial services regulators in the jurisdictions in which we conduct business. Failure to comply with applicable laws or to conduct our business consistent with changing regulatory or public expectations could adversely impact our reputation and may lead to regulatory proceedings, penalties, litigation or an inability to carry out our business strategy.

Our Chief Compliance Officer oversees our comprehensive enterprise-wide compliance framework, which is consistent with regulatory guidance from OSFI and other regulators. This framework promotes proactive, risk-based management of compliance and regulatory risk, and includes: enterprise and business segment policies, standards and operating guidelines, programs to promote awareness of laws and regulations that impact us, ongoing monitoring of emerging legal issues and regulatory changes, and training programs. There are also new employee orientation programs that include anti-money laundering and anti-terrorist financing, anti-bribery and corruption, privacy and information security risk management. To ensure effective oversight and implementation, the framework is supported by an enterprise network of compliance officers and the general counsel in each business segment. The Chief Compliance Officer reports regularly to the Board of Directors and Board Committees on the state of enterprise compliance, key compliance risks, emerging regulatory trends, escalation of key issues and key risk indicators.

Human Resources Risk

The competition for top talent (including executive, employee and distributors) is intense and an inability to recruit and retain employees can have significant impact on our capacity to meet our business objectives. To mitigate this risk, we have comprehensive Human Resource policies, practices and programs in place. In addition, employee training, development and compensation programs are designed to attract, motivate and retain high-performing employees. Our leadership review program assesses talent and leadership development and is designed to build leadership bench strength and succession options. Through the monitoring of enterprise-wide employee engagement surveys we are able to devise strategies geared to address issues that may arise.

Model Risk

We use highly complex models to support many business functions including pricing, valuation, asset liability management and risk management. To manage model risk, we have established a robust, enterprise-wide model risk management framework with respect to building, changing and using models. The policy and operating guidelines set out minimum, risk-based requirements to ensure that models are effectively controlled, maintained and appropriately understood by users.

Technology Risk

We use technology to support virtually all aspects of our business and operations. To manage the risks associated with our technology infrastructure and applications, we have implemented a number of policies, standards and controls through our technology approval and governance model to ensure ongoing operational integrity, systems availability, data integrity and information security. A system development methodology and process has been designed and implemented. Our global technology program is overseen by the Chief Information Officer.

Business Continuity Risk

Disruption to operations or systems from man-made or natural disasters may occur. To manage this risk, we have implemented an enterprise business continuity program to facilitate the recoverability of critical business operations. This global business continuity program encompasses business continuity planning, crisis management and disaster recovery. Our policies, standards and operating guidelines establish consistent processes and procedures. These policies and programs are designed to ensure that, to the extent

72 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

practically possible, key business functions can continue and normal operations can resume effectively and efficiently should a major disruption occur. These programs are updated and tested on a regular basis, and each business segment maintains its own business continuity plan under the oversight of the global business continuity program. In addition, we conduct mandatory business continuity awareness training for all employees annually, and have off-site backup facilities and failover capability designed to minimize downtime and accelerate recovery time.

Information Security and Privacy Risks

Security governance is the foundation for establishing and maintaining a secure environment. Information security breaches, including malware and other forms of cyber-attack, could occur and may result in inappropriate use or release of personal and confidential information. To mitigate this risk, we have implemented an enterprise security program. This program encompasses the governance framework for security in the Company through policies, standards and controls to protect information and computer systems that are aligned to recognized industry standards and are compliant with applicable laws and regulations. In addition, we conduct mandatory security awareness training for all employees annually. An incident management process is established for monitoring and managing security events.

Privacy breaches could occur and may result in unauthorized disclosure or use of personal information. Many jurisdictions in which we do business are developing and implementing more stringent privacy legislation. Our Chief Privacy Officer oversees the global privacy program which requires adherence to our global privacy commitment and local laws and local privacy policies. Ongoing monitoring of emerging privacy legislation and a network of privacy officers in the business segments have been established to monitor and provide guidance on handling personal information and for reporting privacy incidents to appropriate management for response and resolution. In addition we conduct privacy impact assessments, training and regular monitoring and reporting to help mitigate the privacy risk.

In addition, social media risks could significantly impact our reputation due to its broad reach and real-time interaction. We continue to monitor social media to ensure we can take action to mitigate an event that could potentially have a negative impact on our brand.

Outsourcing Risk

We choose to outsource some services to external third parties, including information technology, operations and investment management. There are financial, operational and reputational risks if these third parties are unable to meet their ongoing service commitments, which could jeopardize our business. To manage these risks, we have established an enterprise-wide outsourcing policy which is consistent with OSFI requirements. Our outsourcing risk management program includes specific requirements and guidance to manage significant outsourcing arrangements. The program also includes annual reporting of material outsourcing arrangements to the Board of Directors.

Environmental Risk

As an organization we are committed to conducting our business activities in a manner that recognizes the need to preserve the quality of the environment. Further, an environmental issue on a property owned by us or on any property with which we are affiliated could have financial or reputational impacts. An environmental risk management program is maintained to help protect investment assets (primarily real estate, mortgage and private fixed income portfolios where such assets are central to the underlying credit) from losses due to environmental issues and to help ensure compliance with applicable laws. We have programs in place across our real estate portfolio to identify and mitigate environmental risks, to conserve energy and to reduce waste.

Our operations have an impact on the environment, and this also carries a measure of risk of financial and reputational loss. These impacts and related practices include, but are not limited to, operating environmental footprint, contribution to climate change, response to emerging environmental regulatory and public policy developments, supplier and corporate client environmental impacts and practices. External factors such as stakeholder expectations around environmental performance, resource constraints, impact of climate change and costs associated with adaptation are also potential sources of environmental risk.

Our cross-functional North American Investments Environmental Committee works to identify and act on environmental risks and opportunities across our investment assets. Our internal International Sustainability Council convenes on broader environmental issues. We report on environmental management annually in our Public Accountability Statement and Sustainability Report and to the Board of Directors.

Liquidity Risk

Risk Description

Liquidity risk is the risk that we will not be able to fund all cash outflow commitments as they fall due. This includes the risk of being forced to sell assets at depressed prices resulting in realized losses on sale. This risk also includes restrictions on our ability to efficiently allocate capital among our subsidiaries due to various market and regulatory constraints on the movement of funds. Our funding obligations arise in connection with the payment of policyholder benefits, expenses, asset purchases, investment commitments, interest on debt and dividends on capital stock. Sources of available cash flow include general fund premiums and deposits, investment related inflows (such as maturities, principal repayments, investment income and proceeds of asset sales), proceeds generated from financing activities in normal markets and dividends and interest payments from subsidiaries.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 73

Liquidity Risk Management Governance and Control

We generally maintain a conservative liquidity position and employ a wide range of liquidity risk management practices and controls, which are described below:

•	Liquidity is managed in accordance with our liquidity policies and operating guidelines.
•

Stress testing of our liquidity is performed by comparing liquidity coverage ratios under one-month and one-year stress scenarios to our policy thresholds. These liquidity ratios are measured and managed at the enterprise and business segment level.

•

Cash management and asset-liability management programs support our ability to maintain our financial position by ensuring that sufficient cash flow and liquid assets are available to cover potential funding requirements. We invest in various types of assets with a view of matching them to our liabilities of various durations.

•	Target capital levels exceed internal and regulatory minimums. We actively manage and monitor our capital and asset levels, and the diversification and credit quality of our investments.
•	We maintain various credit facilities for general corporate purposes.
•	We also maintain liquidity contingency plans for the management of liquidity in the event of a liquidity crisis.

The following table summarizes the contractual maturities of our significant financial liabilities and contractual commitments as at December 31, 2013, and December 31, 2012.

Financial Liabilities and Contractual Obligations

December 31, 2013 ($ millions)	Within 1 year	1 year to 3 years	3 years to 5 years	Over 5 years	Total
Insurance and investment contract liabilities(1)	10,744	7,828	7,570	168,833	194,975
Senior debentures and unsecured financing(2)	166	332	332	7,206	8,036
Subordinated debt(2)	140	427	256	3,057	3,880
Bond repurchase agreements	1,265	–	–	–	1,265
Accounts payable and accrued expenses	4,240	–	–	–	4,240
Borrowed funds(2)	293	177	41	115	626
Total liabilities	16,848	8,764	8,199	179,211	213,022
Contractual commitments(3)
Contractual loans, equities and mortgages	594	226	53	348	1,221
Operating leases	53	89	70	189	401
Total contractual commitments	647	315	123	537	1,622

December 31, 2012 ($ millions)	Within 1 year	1 year to 3 years	3 years to 5 years	Over 5 years	Total
Insurance and investment contract liabilities(1)	10,003	7,871	7,215	146,640	171,729
Senior debentures and unsecured financing(2)	165	328	328	7,048	7,869
Subordinated debt(2)	157	463	292	3,543	4,455
Bond repurchase agreements	1,395	–	–	–	1,395
Accounts payable and accrued expenses(4)	4,262	–	–	–	4,262
Borrowed funds(2)	31	117	139	124	411
Total liabilities	16,013	8,779	7,974	157,355	190,121
Contractual commitments(3)
Contractual loans, equities and mortgages	583	345	79	196	1,203
Operating leases	56	84	66	146	352
Total contractual commitments	639	429	145	342	1,555
(1)	These amounts represent the undiscounted estimated cash flows of insurance and investment contract liabilities on our Consolidated Statements of Financial Position. These cash flows include estimates related to the timing and payment of death and disability claims, policy surrenders, policy maturities, annuity payments, minimum guarantees on segregated fund products, policyholder dividends, amounts on deposit, commissions and premium taxes offset by contractual future premiums and fees on in-force contracts. These estimated cash flows are based on the best estimated assumptions used in the determination of insurance and investment contract liabilities. Due to the use of assumptions, actual cash flows will differ from these estimates.
(2)	Payments due based on maturity dates and includes expected interest payments. Actual redemption of certain securities may occur sooner as some include an option for the issuer to call the security at par at an earlier date.
(3)	Contractual commitments and operating lease commitments are not reported on our Consolidated Statements of Financial Position. Additional information on these commitments is included in Note 24 of our 2013 Consolidated Financial Statements.
(4)	2012 balance has been restated for changes in accounting policies. See Note 2 in our 2013 Consolidated Financial Statements.

74 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Business Risk

Risk Description

Business risk is the risk to future earnings and capital arising from changes in the competitive, economic, legal and/or political environment or a failure to achieve our strategic plans or long term business plans, through either incorrect choices or ineffective implementation of those choices.

Business Risk Management Governance and Control

Business risk is managed through our formal strategic and business planning process and controls over the implementation of these strategic and business plans. The business risks for each of our business segments and for the Company as a whole are developed as part of the annual risk identification process through which we develop and maintain a register of enterprise key risks and actions to manage these risks. These risks are then included as one of the key inputs into the development of strategic plans as part of our integrated planning process. Our business plans, which include business initiatives required to achieve our plan objectives, are then developed from these strategic plans. We also have a process to identify and monitor emerging risks that may have a material impact on our finances, operations or reputation. We conduct stress testing of the Company’s earnings and MCCSR ratio to key emerging risks and scenarios on a regular basis.

Our business strategies and plans are designed to align with our risk appetite, our capital position and our financial performance objectives. We periodically reassess our risk appetite taking into consideration the economic and regulatory environments in which we operate. In addition, stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse scenarios.

Our strategic plans are reviewed and discussed by our Executive Team and then the key themes, issues and risks emerging are discussed by the Board of Directors. Our business plans are subject to approval by the Board of Directors, which also receive regular reviews of implementation progress against key business plan objectives. Board committees receive regular updates of the enterprise key risks.

A financial institution’s reputation is one of its most important assets and we recognize the importance of a strong enterprise-wide risk management discipline to manage this business risk. A key objective of our enterprise risk management framework is to help ensure that we continue to operate under standards that support our ability to maintain and build upon a sound corporate brand and reputation.

Merger, acquisition and divestiture transactions are governed by a Board-approved risk management policy and significant transactions require the approval of the Board of Directors.

Capital and Liquidity Management

Our liquidity management practices allow us to maintain a strong financial position by ensuring that sufficient liquid assets are available to cover our anticipated payment obligations and funding requirements. We invest in various types of assets with a view to matching them with liabilities of various durations.

The regulatory environments in which we operate are expected to evolve as governments and regulators work to develop the appropriate level of financial regulation required to ensure that capital, liquidity and risk management practices are sufficient to withstand severe economic downturns. In November 2013, OSFI provided a progress update on its 2012 report titled the Life Insurance Regulatory Framework, which discusses OSFI’s forthcoming regulatory initiatives affecting life insurance companies and industry stakeholders. The initiatives are focused on regulatory capital requirements and financial disclosure transparency. The update indicates OSFI is planning to publish its new capital framework for life insurance companies in 2016, conduct parallel testing with industry participants from 2016 to 2018, and implement the new rules in 2018. The outcomes of this regulatory effort remain uncertain and may impact our position relative to that of other Canadian and international financial institutions with which we compete for business and capital.

Principal Sources and Uses of Funds

Our primary source of funds is cash provided by operating activities, including premiums, investment management fees and net investment income. These funds are used primarily to pay policy benefits, dividends to policyholders, claims, commissions, operating expenses, interest expenses and shareholder dividends. Excess cash flows generated from operating activities are generally invested to support future payment requirements. We also raise funds from time to time, through borrowing and issuing of securities, to finance growth, acquisitions or other needs.

As at December 31, 2013, we maintained cash, cash equivalents and short-term securities totaling $7.6 billion, of which 13% were held in relation to certain derivative strategies and bond repurchase agreements. In addition to providing for near-term funding commitments, cash, cash equivalents and short-term securities include amounts that support short-term payment obligations.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 75

Net cash, cash equivalents and short-term securities decreased by $7 million in 2013. Cash flows generated by operating activities decreased by $126 million in 2013 primarily due to higher net purchase of investments. Cash used in financing activities in 2013 were largely flat from 2012. Investing activities decreased cash by $239 million during 2013, compared to $176 million in 2012 due to higher income and dividends from associates and joint ventures in 2012. The weakening of the Canadian dollar against foreign currencies increased cash balances by $151 million in 2013, compared to a decrease of $31 million in 2012.

($ millions)	2013	2012
Net cash provided by operating activities	627	753
Net cash provided by (used in) financing activities	(1,046)	(1,060)
Net cash provided by (used in) investing activities	(239)	(176)
Changes due to fluctuations in exchange rates	151	(31)
Increase (decrease) in cash and cash equivalents	(507)	(514)
Net cash and cash equivalents, beginning of year	3,831	4,345
Net cash and cash equivalents, end of year	3,324	3,831
Short-term securities, end of year	4,266	3,766
Net cash, cash equivalents and short-term securities, end of year	7,590	7,597
Less: Net cash, cash equivalents and short-term securities, end of year of Disposal Group classified as Held for Sale		574
Net cash, cash equivalents and short-term securities, end of year of Continuing Operations		7,023

Liquidity

We generally maintain an overall asset liquidity profile that exceeds requirements to fund potential demand liabilities under prescribed adverse liability demand scenarios. To strengthen our liquidity further, we actively manage and monitor our:

•	capital levels
•	asset levels
•	matching position
•	diversification and credit quality of investments
•	cash forecasts and actual amounts against established targets

We are subject to various regulations in the jurisdictions in which we operate. The ability of SLF Inc.‘s subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances. Through effective cash management and capital planning, SLF Inc. ensures that its subsidiaries, as a whole and on a stand-alone basis, are appropriately funded and maintain adequate liquidity to meet obligations, both individually and in aggregate.

The legal entity, SLF Inc. (the ultimate parent company) and its wholly-owned holding companies had $2,143 million in cash and other liquid assets as at December 31, 2013. Of this amount, $1,977 million was held at SLF Inc. The remaining $166 million of liquid assets were held by SLF Inc.‘s wholly owned holding companies, which are available to SLF Inc. without any regulatory restrictions. Liquid assets as noted above, include cash and cash equivalents, short-term investments, and publicly traded securities, and exclude cash from short-term loans.

We maintain various credit facilities for general corporate purposes, as set out in the table below. Unless otherwise noted, all amounts are in Canadian dollars.

($ millions)	December 31, 2013					December 31, 2012

Credit Facility		Amount		Utilized	Expiry		Amount		Utilized	Expiry
Committed	US$	500	US$	69	2015	US$	1,000	US$	336	2015
Committed	US$	–	US$	–		US$	500	US$	215	2014
Uncommitted	US$	200	US$	200	n/a
Uncommitted		$225		$84	n/a		$175		$88	n/a
Uncommitted	US$	25	US$	11	n/a	US$	25	US$	6	n/a

The agreement relating to our committed credit facility contains typical covenants for investment grade companies regarding solvency, credit ratings and financial strength, all of which were met as at December 31, 2013. These covenants include but are not limited to the maintenance of total equity by SLF Inc. of at least $12 billion, tested as of the last day of each fiscal quarter. SLF Inc.’s total equity was $17.4 billion as at December 31, 2013.

Our failure to comply with the covenants under the committed credit facility would, subject to grace periods in the case of certain covenants, result in an event of default. This could require us to repay any outstanding borrowings or to cash collateralize letters of credit under the facility. A failure by SLF Inc. (or any of its subsidiaries) to pay an obligation due for an amount exceeding $250 million would also result in an event of default under the committed credit facility described above.

Based on our historical cash flows and liquidity management processes, we believe that the cash flows from our operating activities will continue to provide sufficient liquidity for us to satisfy debt service obligations and to pay other expenses as they fall due.

76 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Capital

We have a capital risk policy designed to maintain a strong capital position and to provide the flexibility necessary to take advantage of growth opportunities, to support the risk associated with our businesses and to optimize shareholder return. Our capital risk policy is also intended to provide an appropriate level of risk management over capital adequacy risk, which is defined as the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow the Company and its subsidiaries to take advantage of opportunities for expansion. Our capital base is structured to exceed minimum regulatory and internal capital targets and to maintain strong credit and financial strength ratings, while maintaining a capital-efficient structure. Capital is managed both on a consolidated basis under principles that consider all the risks associated with the business as well as at the business group level under the principles appropriate to the jurisdictions in which we operate. The capital of our foreign subsidiaries is managed on a local statutory basis in a manner commensurate with their individual risk profiles.

Sun Life Financial, including all of its business groups, engages in a capital planning process annually in which capital deployment options, capital raising and dividend recommendations are presented to the Board of Directors. Capital reviews are regularly conducted which consider the potential impacts under various business, interest rate and equity market scenarios. Relevant components of these capital reviews, including dividend recommendations, are presented to the Risk Review Committee of the Board of Directors on a quarterly basis. The Board of Directors is responsible for the approval of our annual capital plan and quarterly shareholder dividends.

The Company’s capital risk policy establishes policies, operating guidelines and procedures that govern the management of capital. The Board of Directors reviews and approves SLF Inc.‘s capital risk policy annually. Our Corporate Treasury and Risk Management functions are responsible for the development and implementation of the capital risk policy.

The Company’s capital base consists mainly of common shareholders’ equity. Other sources of capital include preferred shareholders’ equity and subordinated debt issued by SLF Inc., Sun Life Assurance and Sun Canada Financial Co. For Canadian regulatory purposes, our capital also includes innovative capital instruments issued by Sun Life Capital Trust and Sun Life Capital Trust II.

The following table summarizes the sources of our capital and capital position over the past two years. Notes 14, 15, 16 and 22 to our 2013 Consolidated Financial Statements include additional details on our capital.

($ millions)	2013	2012
Subordinated debt	2,403	2,740
Innovative capital instruments(1)	696	696
Equity
Participating policyholders’ equity	127	128
Preferred shareholders’ equity	2,503	2,503
Common shareholders’ equity	14,724	13,915
Total Equity	17,354	16,546
Total Capital(2)	20,453	19,982
Ratio of debt to total capital(3)	15.2%	17.2%
Ratio of debt plus preferred shares to total capital(3)	27.4%	29.7%
(1)	Innovative capital instruments are presented net of associated transaction costs and consist of SLEECS, which were issued by Sun Life Capital Trust and Sun Life Capital Trust II.
(2)	Excluded minority interests.
(3)	Debt includes all short-term and long-term obligations.

Common shareholders’ equity was $14.7 billion, as at December 31, 2013, compared with $13.9 billion as at December 31, 2012. The $0.8 billion increase was due to common shareholders’ net income and other comprehensive income in 2013, additions to common shares, partially offset by dividends on common shares.

We strive to achieve an optimal capital structure by balancing the use of debt and equity financing. The debt-to-capital ratio for SLF Inc., which includes the innovative capital instruments and preferred shares issued by SLF Inc. as part of debt for the purposes of this calculation, decreased to 27.4% as at December 31, 2013, compared with 29.7% as at December 31, 2012.

On June 26, 2013, Sun Life Financial redeemed all of its outstanding $350 million principal amount of Series 2008-2 Subordinated Unsecured 5.12% Fixed/Floating Debentures due 2018.

On February 12, 2014, Sun Life Financial announced its intention to redeem all of the outstanding $500 million principal amount of Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures due 2019 (the “Debentures”) in accordance with the redemption terms attached to the Debentures.

As at December 31, 2013, our debt capital consisted of $2.4 billion in subordinated debentures and $0.7 billion of innovative capital instruments. The maturity dates of our long-term debt are well-distributed over the medium- to long-term horizon to maximize our financial flexibility and to minimize refinancing requirements within a given year.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 77

The table below provides the earliest par call and maturity dates for our subordinated debt, innovative capital instruments and preferred shares.

Description	Interest Rate	Earliest Par Call Date(1)	Maturity	Principal/ Face Amount ($ millions)
Subordinated Debt Issued by Sun Life Assurance
6.30% Debentures, Series 2	6.30%	n/a	2028	150

Subordinated Debt Issued by SLF Inc.
Series 2007-1	5.40%	May 29, 2037	2042	400
Series 2008-1	5.59%	January 30, 2018	2023	400
Series 2009-1	7.90%	March 31, 2014	2019	500
Series 2012-1	4.38%	March 2, 2017	2022	800

Subordinated Debt Issued by Sun Canada Financial Co.
7.25% Subordinated Notes (US$ denominated)	7.25%	n/a	2015	150

Trust Units Issued by Sun Life Capital Trust
SLEECS – Series B	7.09%	June 30, 2032	Perpetual	200

Debt Securities Issued by Sun Life Capital Trust II
SLEECS – Series 2009-1	5.86%	December 31, 2019	2108	500

Class A Preferred Shares Issued by SLF Inc.
Series 1	4.75%	March 31, 2014	Perpetual	400
Series 2	4.80%	September 30, 2014	Perpetual	325
Series 3	4.45%	March 31, 2015	Perpetual	250
Series 4	4.45%	December 31, 2015	Perpetual	300
Series 5	4.50%	March 31, 2016	Perpetual	250
Series 6R(2)	6.00%	June 30, 2014	Perpetual	250
Series 8R(3)	4.35%	June 30, 2015	Perpetual	280
Series 10R(4)	3.90%	September 30, 2016	Perpetual	200
Series 12R(5)	4.25%	December 31, 2016	Perpetual	300
(1)	The earliest date on which the Company has the option, but not the obligation, to call securities for redemption at their par value.
(2)	On June 30, 2014, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 3.79%. Holders of the Series 6R Shares will have the right, at their option, to convert their Series 6R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 7QR on June 30, 2014, and every five years thereafter. Holders of Class A Non-Cumulative Floating Rate Preferred Shares Series 7QR Shares will be entitled to receive fixed non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 3.79%.
(3)	On June 30, 2015, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 1.41%. Holders of the Series 8R Shares will have the right, at their option, to convert their Series 8R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 9QR on June 30, 2015, and every five years thereafter. Holders of Class A Non-Cumulative Floating Rate Preferred Shares Series 9QR will be entitled to receive fixed non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 1.41%.
(4)	On September 30, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.17%. Holders of the Series 10R Shares will have the right, at their option, to convert their Series 10R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 11QR on September 30, 2016, and every five years thereafter. Holders of Class A Non-Cumulative Floating Rate Preferred Shares Series 11QR Shares will be entitled to receive fixed non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 2.17%.
(5)	On December 31, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.73%. Holders of the Series 12R Shares will have the right, at their option, to convert their Series 12R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 13QR on December 31, 2016, and every five years thereafter. Holders of Class A Non-Cumulative Floating Rate Preferred Shares Series 13QR will be entitled to receive fixed non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 2.73%.

The following table shows the number of common shares and stock options outstanding of SLF Inc. for the last two years.

Number of Common Shares Outstanding

(in millions)	2013	2012
Balance, beginning of year	599.6	587.8
Stock options exercised	3.9	0.6
Common shares issued to non-controlling interest	–	–
Canadian Dividend Reinvestment and Share Purchase Plan	5.9	11.2
Balance, end of year	609.4	599.6

Number of Stock Options Outstanding

(in millions)	2013	2012
Balance, beginning of year	13.2	13.2
Options issued	0.5	2.2
Options exercised or cancelled	(4.5)	(2.2)
Balance, end of year	9.2	13.2

78 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Under our Canadian Dividend Reinvestment and Share Purchase Plan (the “Plan”), Canadian-resident common and preferred shareholders may choose to have their dividends automatically reinvested in common shares and may also purchase common shares through the Plan with cash. For dividend reinvestments, we may, at our option, issue common shares from treasury at a discount of up to 5% to the volume weighted average trading price or direct that common shares be purchased on behalf of participants through the TSX at the market price. Common shares acquired by participants through optional cash purchases may also be issued from treasury or purchased through the TSX at SLF Inc.‘s option, in either case at no discount. The common shares issued from treasury for dividend reinvestments during the first two quarters of 2013 were issued at a discount of 2%. The common shares issued under the Plan for dividend reinvestments in the third and fourth quarters of 2013 were issued with no discount and, until further notice, common shares issued under the Plan will continue to be issued from treasury, but with no discount. An insignificant number of common shares were issued from treasury for optional cash purchases at no discount. In 2013, SLF Inc. issued approximately 5.9 million shares from treasury under the Plan.

The Company grants stock options to certain employees and directors. These options are granted at the closing price of SLF Inc.‘s common shares on the TSX on the grant date for stock options granted after January 1, 2007, and the closing price of the trading day preceding the grant date for stock options granted before January 1, 2007.

As at February 10, 2014, 9.2 million options to acquire SLF Inc. common shares and 609.4 million common shares of SLF Inc. were outstanding.

Shareholder Dividends

The declaration, amount and payment of dividends by SLF Inc. is subject to the approval of our Board of Directors and is dependent on our results of operations, our reported net income, financial condition, cash requirements and contractual restrictions. Capital management activities, as well as regulatory considerations and macro economic factors including the economic outlook for the jurisdictions in which we do business, are also considered along with other factors. The Board of Directors reviews the level of dividends on a quarterly basis.

A regular and appropriate level of dividend payout and growth provides a stable source of return to common shareholders.

We target a dividend payout ratio of between 40% and 50% based on operating net income excluding the net impact of market factors, except where circumstances and the factors noted above would suggest a different ratio.

During 2013, our operating net income excluding the net impact of market factors from Continuing Operations was $1,718 million and common share dividends paid during the year totaled $860 million. This resulted in a dividend payout to common shareholders in 2013 of 50% based on operating net income excluding the net impact of market factors from Continuing Operations.

SLF Inc. maintained its quarterly common shareholders’ dividend at $0.36 per share throughout 2013. Total common shareholder dividends declared in 2013 were $1.44 per share, consistent with 2012 levels.

Dividends declared Amount per share	2013	2012	2011
Common shares	$1.44	1.44	1.44

Class A preferred shares
Series 1	$1.187500	$1.187500	$1.187500
Series 2	$1.200000	$1.200000	$1.200000
Series 3	$1.112500	$1.112500	$1.112500
Series 4	$1.112500	$1.112500	$1.112500
Series 5	$1.125000	$1.125000	$1.125000
Series 6R	$1.500000	$1.500000	$1.500000
Series 8R	$1.087500	$1.087500	$1.087500
Series 10R	$0.975000	$0.975000	$0.376640
Series 12R(1)	$1.062520	$1.210235	$–
(1)	The Series 12R shares were issued on November 10, 2011 with the first dividend declared and paid in 2012.

Capital Adequacy

SLF Inc.

SLF Inc. is a non-operating insurance company and is subject to OSFI’s Guideline A-2 – Capital Regime for Regulated Insurance Holding Companies and Non-Operating Life Companies, which sets out the capital framework for regulated insurance holding companies and non-operating life companies (collectively, “Insurance Holding Companies”). The adequacy of capital of Insurance Holding Companies is measured against a capital risk metric in accordance with this guideline. SLF Inc. is expected to manage its capital in a manner commensurate with its risk profile and control environment. SLF Inc.‘s regulated subsidiaries are expected to comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. SLF Inc.‘s consolidated capital position is above its internal target.

Sun Life Assurance

Sun Life Assurance is subject to the MCCSR capital rules for a life insurance company in Canada. The Company expects to maintain an MCCSR ratio for Sun Life Assurance at or above 200%. With an MCCSR ratio of 219% as at December 31, 2013, Sun Life Assurance’s capital ratio is well above OSFI’s supervisory target ratio of 150% and regulatory minimum ratio of 120%. The MCCSR calculation involves using qualifying models or applying quantitative factors to specific assets and liabilities based on a number of risk components to arrive at required capital and comparing this requirement to available capital to assess capital adequacy. Certain of these risk components, along with available capital, are sensitive to changes in equity markets and interest rates as outlined in the Risk Management section of this MD&A.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 79

The following table shows the components of Sun Life Assurance’s MCCSR ratio for the last two years.

Sun Life Assurance MCCSR ($ millions)	2013	2012
Capital available
Retained earnings and contributed surplus	9,340	8,497
Accumulated other comprehensive income	341	(120)
Common and preferred shares	4,346	4,346
Innovative capital instruments and subordinated debt	1,046	1,045
Other	197	230
Less:
Goodwill	1,283	1,184
Non-life investments and other	1,633	1,313
Total capital available	12,354	11,501
Required capital
Asset default and market risks	3,568	3,372
Insurance risks	1,210	1,252
Interest rate risks	861	888
Total capital required	5,639	5,512
MCCSR ratio	219%	209%

Sun Life Assurance’s MCCSR ratio was 219% as at December 31, 2013, compared to 209% as at December 31, 2012. The MCCSR ratio increased in 2013 as a result of strong earnings, changes in regulatory requirements, and is net of financing activities during the year. Additional details concerning the calculation of available capital and MCCSR are included in SLF Inc.‘s 2013 AIF under the heading Regulatory Matters.

As of January 1, 2013, Sun Life Assurance elected the phase-in of the impact on available capital of adopting the revisions to IAS 19 Employee Benefits, relating to cumulative changes in liabilities for defined benefit plans, as per OSFI’s 2013 MCCSR Guideline. Sun Life Assurance is phasing in a reduction of approximately $155 million to its available capital over eight quarters, ending in the fourth quarter of 2014. Any quarterly changes in the liabilities for defined benefit plans impacting available capital for Sun Life Assurance will be phased in over twelve quarters.

Foreign Life Insurance Companies

Foreign subsidiaries and foreign operations of SLF Inc. must comply with local capital or solvency requirements in the jurisdictions in which they operate. These operations maintained capital levels above the minimum local regulatory requirements as at December 31, 2013. Additional information on capital and regulatory requirements for our foreign subsidiaries and foreign operations are described in SLF Inc.‘s AIF under the heading Regulatory Matters.

Financial Strength Ratings

Independent rating agencies assign credit ratings to securities issued by companies and assign financial strength ratings to financial institutions. The credit ratings assigned to the securities issued by SLF Inc. and its subsidiaries are described in SLF Inc.‘s 2013 AIF under the heading Security Ratings.

The financial strength ratings assigned by rating agencies are intended to provide an independent view of the creditworthiness and financial strength of a financial institution. Each rating agency has developed its own methodology for the assessment and subsequent rating of life insurance companies.

The following table summarizes the financial strength ratings for Sun Life Assurance as at January 31, 2014 and December 31, 2012. SLF Inc. is not assigned a financial strength rating.

	Standard & Poor’s	Moody’s	AM Best	DBRS
January 31, 2014	AA-	Aa3	A+	IC-1
December 31, 2012	AA-	Aa3	A+	IC-1

All rating agencies currently have stable outlooks on Sun Life’s financial strength ratings. Rating agencies took the following actions on the financial strength rating of Sun Life Assurance throughout 2013:

•	February 28, 2013 - DBRS affirmed the Sun Life Assurance Company of Canada claims paying ability rating with a stable outlook, concluding their review initiated on September 7, 2012.
•	May 22, 2013 - Standard & Poor’s affirmed the Sun Life Assurance financial strength rating with a stable outlook under their new insurance criteria.
•	August 2, 2013 - Moody’s affirmed the financial strength rating of Sun Life Assurance and revised the outlook to stable from negative, concluding the review initiated on December 17, 2012.

80 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Off-Balance Sheet Arrangements

In the normal course of business, we are engaged in a variety of financial arrangements. The principal purposes of these arrangements are to:

•	earn management fees and additional spread on a matched book of business
•	reduce financing costs

While most of these activities are reflected on our balance sheet with respect to assets and liabilities, certain of them are either not recorded on our balance sheet or are recorded on our balance sheet in amounts that differ from the full contract or notional amounts. The types of off-balance sheet activities we undertake primarily include:

•	asset securitizations
•	securities lending

Asset securitizations

In the past, we have sold mortgage or bond assets to a non-consolidated special purpose entity, which may also purchase investment assets from third parties. As at December 31, 2013, our securitized assets under management held by these special purpose entities were $22 million, compared to $33 million at December 31, 2012.

Securities Lending

We lend securities in our investment portfolio to other institutions for short periods to generate additional fee income. We conduct our program only with well-established, reputable banking institutions that carry a minimum credit rating of “AA”. Collateral, which exceeds the fair value of the loaned securities, is deposited by the borrower with a lending agent, usually a securities custodian, and maintained by the lending agent until the underlying security has been returned to us. We monitor the fair value of the loaned securities on a daily basis with additional collateral obtained or refunded as the fair value fluctuates. Certain arrangements allow us to invest the cash collateral received for the securities loaned. Loaned securities are recognized in our Consolidated Statements of Financial Position as Invested Assets. As at December 31, 2013, we loaned securities with a carrying value of $1.4 billion for which the collateral held was $1.5 billion. This compares to loaned securities of $730 million, with collateral of $771 million as at December 31, 2012.

Commitments, Guarantees, Contingencies and Reinsurance Matters

In the normal course of business, we enter into leasing agreements, outsourcing arrangements and agreements involving indemnities to third parties. We are also engaged in arbitration proceedings from time to time with certain companies that have contracts to provide reinsurance to the Company. Information regarding our commitments, guarantees and contingencies are summarized in Notes 24 to our 2013 Consolidated Financial Statements. A table summarizing our financial liabilities and contractual obligations can be found in the Risk Management section of this MD&A under the heading Operational Risk.

Accounting and Control Matters

Critical Accounting Policies and Estimates

Our significant accounting and actuarial policies are described in Notes 1, 2, 3, 5, 6, 7 and 11 of our 2013 Consolidated Financial Statements. Management must make judgments involving assumptions and estimates, some of which may relate to matters that are inherently uncertain, under these policies. The estimates described below are considered particularly significant to understanding our financial performance. As part of our financial control and reporting, judgments involving assumptions and estimates are reviewed by the independent auditor and by other independent advisors on a periodic basis. Accounting policies requiring estimates are applied consistently in the determination of our financial results.

Benefits to Policyholders

General

The liabilities for insurance contracts represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes) and expenses on in-force insurance contracts.

In determining our liabilities for insurance contracts, assumptions must be made about mortality and morbidity rates, lapse and other policyholder behaviour, interest rates, equity market performance, asset default, inflation, expenses and other factors over the life of our products. Most of these assumptions relate to events that are anticipated to occur many years in the future. Assumptions require significant judgment and regular review and, where appropriate, revision.

We use best estimate assumptions for expected future experience and apply margins for adverse deviations to provide for uncertainty in the choice of the best estimate assumptions. The amount of insurance contract liabilities related to the application of margins for adverse deviations to best estimate assumptions is called a provision for adverse deviations.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 81

Best Estimate Assumptions

Best estimate assumptions are intended to be current, neutral estimates of the expected outcome as guided by Canadian actuarial standards of practice. The choice of best estimate assumptions takes into account current circumstances, past experience data (Company and/or industry), the relationship of past to expected future experience, anti-selection, the relationship among assumptions and other relevant factors. For assumptions on economic matters, the assets supporting the liabilities and the expected policy for asset-liability management are relevant factors.

Margins for Adverse Deviations

The appropriate level of margin for adverse deviations on an assumption is guided by Canadian actuarial standards of practice. For most assumptions, the standard range of margins for adverse deviations is 5% to 20% of the best estimate assumption, and the actuary chooses from within that range based on a number of considerations related to the uncertainty in the determination of the best estimate assumption. The level of uncertainty, and hence the margin chosen, will vary by assumption and by line of business and other factors. Considerations that would tend to indicate a choice of margin at the high end of the range include:

•	The statistical credibility of the Company’s experience is too low to be the primary source of data for choosing the best estimate assumption
•	Future experience is difficult to estimate
•	The cohort of risks lacks homogeneity
•	Operational risks adversely impact the ability to estimate the best estimate assumption
•	Past experience may not be representative of future experience and the experience may deteriorate

Provisions for adverse deviations in future interest rates are included by testing a number of scenarios of future interest rates, some of which are prescribed by Canadian actuarial standards of practice, and determining the liability based on the range of possible outcomes. A scenario of future interest rates includes, for each forecast period between the balance sheet date and the last liability cash flow, interest rates for risk-free assets, premiums for asset default, rates of inflation, and an investment strategy consistent with the Company’s investment policy. The starting point for all future interest rate scenarios is consistent with the current market environment. If few scenarios are tested, the liability would be the largest of the outcomes. If many scenarios are tested, the liability would be within a range defined by the average of the outcomes that are above the 60th percentile of the range of outcomes and the corresponding average for the 80th percentile.

Provisions for adverse deviations in future equity returns are included by scenario testing or by applying margins for adverse deviations. In blocks of business where the valuation of liabilities employs scenario testing of future equity returns, the liability would be within a range defined by the average of the outcomes that are above the 60th percentile of the range of outcomes and the corresponding average for the 80th percentile. In blocks of business where the valuation of liabilities does not employ scenario testing of future equity returns, the margin for adverse deviations on common share dividends is between 5% and 20%, and the margin for adverse deviations on capital gains would be 20% plus an assumption that those assets reduce in value by 25% to 40% at the time when the reduction is most adverse. A 30% reduction is appropriate for a diversified portfolio of North American common shares and, for other portfolios, the appropriate reduction depends on the volatility of the portfolio relative to a diversified portfolio of North American common shares.

In choosing margins, we ensure that, when taken one at a time, each margin is reasonable with respect to the underlying best estimate assumption and the extent of uncertainty present in making that assumption, and also that, in aggregate, the cumulative impact of the margins for adverse deviations is considered reasonable with respect to the total amount of our insurance contract liabilities. Our margins are generally stable over time and are generally only revised to reflect changes in the level of uncertainty in the best estimate assumptions. Our margins tend to be at the high end of the range for expenses and future equity and real estate returns and in the mid-range for mortality, morbidity, policyholder behaviour and future interest rates. When considering the aggregate impact of margins, the actuary assesses the consistency of margins for each assumption across each block of business to ensure there is no double counting or omission and to avoid choosing margins that might be mutually exclusive. In particular, the actuary chooses similar margins for blocks of business with similar characteristics, and also chooses margins that are consistent with other assumptions, including assumptions about economic factors. The actuary is guided by Canadian actuarial standards of practice in making these professional judgments about the reasonableness of margins for adverse deviations.

The best estimate assumptions and margins for adverse deviations are reviewed at least annually and revisions are made when appropriate. The choice of assumptions underlying the valuation of insurance contract liabilities is subject to external actuarial peer review.

Critical Accounting Estimates Key Risk Factors

Significant factors affecting the determination of policyholders’ benefits, the methodology by which they are determined, their significance to the Company’s financial condition and results of operations are described below.

Non-fixed Income Market Movements

We are exposed to equity markets through our segregated fund products (including variable annuities) that provide guarantees linked to underlying fund performance and through insurance products where the insurance contract liabilities are supported by non-fixed income assets.

For segregated fund products (including variable annuities), we have implemented hedging programs involving the use of derivative instruments to mitigate a large portion of the equity market risk associated with the guarantees. The cost of these hedging programs is reflected in the liabilities. The unhedged portion of risk for these products reflects equity market risks associated with items such as provisions for adverse deviation and a portion of fee income that is not related to the guarantees provided.

The majority of non-fixed income assets which are designated as FVTPL support our participating and universal life products where investment returns are passed through to policyholders through routine changes in the amount of dividends declared or in the rate of interest credited. In these cases, changes in non-fixed income values are largely offset by changes in insurance contract liabilities.

82 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

Interest Rates

We generally maintain distinct asset portfolios for each major line of business. Under CALM, the future cash flows from insurance contracts and the assets that support them are projected under a number of interest rate scenarios, some of which are prescribed by Canadian actuarial standards of practice. Reinvestments and disinvestments take place according to the specifications of each scenario, and the liability is set based on the range of possible outcomes.

For certain products, including participating insurance and certain forms of universal life policies and annuities, policyholders share investment performance through routine changes in the amount of dividends declared or in the rate of interest credited. These products generally have minimum interest rate guarantees.

Hedging programs are in place to help mitigate the impact of interest rate movements.

Mortality

Mortality refers to the rates at which death occurs for defined groups of people. Life insurance mortality assumptions are generally based on the past five to ten years of experience. Our experience is combined with industry experience where our own experience is insufficient to be statistically valid. Assumed mortality rates for life insurance and annuity contracts include assumptions about future mortality improvement in accordance with Canadian actuarial standards of practice.

Morbidity

Morbidity refers to both the rates of accident or sickness and the rates of recovery therefrom. Most of our disability insurance is marketed on a group basis. We offer critical illness policies on an individual basis in Canada and Asia, long-term care on an individual basis in Canada and medical stop-loss insurance is offered on a group basis in the United States. In Canada, group morbidity assumptions are based on our five-year average experience, modified to reflect any emerging trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with our reinsurers and are largely based on their experience. In the United States, our experience is used for both medical stop-loss and disability assumptions, with some consideration of industry experience.

Policy Termination Rates

Policyholders may allow their policies to lapse prior to the end of the contractual coverage period by choosing not to continue to pay premiums or by surrendering their policy for the cash surrender value. Assumptions for lapse experience on life insurance are generally based on our five-year average experience. Lapse rates vary by plan, age at issue, method of premium payment and policy duration.

Premium Payment Patterns

For universal life contracts, it is necessary to set assumptions about premium payment patterns. Studies prepared by industry or the actuarial profession are used for products where our experience is insufficient to be statistically valid. Premium payment patterns usually vary by plan, age at issue, method of premium payment and policy duration.

Operating Expenses and Inflation

Future policy-related expenses include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements and related indirect expenses and overheads. Expense assumptions are mainly based on our recent experience using an internal expense allocation methodology. Inflationary increases assumed in future expenses are consistent with the future interest rates used in scenario testing.

Asset Default

As required by Canadian actuarial standards of practice, insurance contract liabilities include a provision for possible future default of the assets supporting those liabilities. The amount of the provision for asset default included in the insurance contract liabilities is based on possible reductions in future investment yield that vary by factors such as type of asset, asset credit quality (rating), duration and country of origin. The asset default assumptions are comprised of a best estimate plus a margin for adverse deviations, and are intended to provide for loss of both principal and income. Best estimate asset default assumptions by asset category and geography are derived from long-term studies of industry experience and the Company’s experience. Margins for adverse deviation are chosen from the standard range (of 25% to 100%) as recommended by Canadian actuarial standards of practice based on the amount of uncertainty in the choice of best estimate assumption. The credit quality of an asset is based on external ratings if available (public bonds) and internal ratings if not (mortgages and corporate loans). Any assets without ratings are treated as if they are rated below investment grade.

In contrast to asset impairment provisions and changes in FVTPL assets arising from impairments, both of which arise from known credit events, the asset default provision in the insurance contract liabilities covers losses related to possible future (unknown) credit events. Canadian actuarial standards of practice require the asset default provision to be determined taking into account known impairments that are recognized elsewhere on the balance sheet. The asset default provision included in the insurance contract liabilities is re-assessed each reporting period in light of impairments, changes in asset quality ratings and other events that occurred during the period.

Sensitivities to Best Estimate Assumptions

Our sensitivities relative to our best estimate assumptions are included in the table below. The sensitivities presented below are forward-looking statements. They are measures of our estimated net income sensitivity to changes in the best estimate assumptions in our insurance contract liabilities based on a starting point and business mix as of December 31, 2013 and as at December 31, 2012. They reflect the update of actuarial method and assumption changes described in this MD&A under the heading Assumption Changes and Management Actions. Where appropriate, these sensitivities take into account hedging programs in place as at December 31, 2013 and December 31, 2012. A description of these hedging programs can be found in this MD&A under the heading Market Risk. The sensitivity to changes in our accounting estimates in the table below represents the Company’s estimate of changes in market conditions or best estimate assumptions that are reasonably likely based on the Company’s and/or the industry’s historical experience and industry standards and best practices as at December 31, 2013 and December 31, 2012.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 83

Changes to the starting point for interest rates, equity market prices and business mix will result in different estimated sensitivities. Additional information regarding equity and interest rate sensitivities, including key assumptions, can be found in the Risk Management section of this MD&A under the heading Market Risk Sensitivities. The following table summarizes the impact these sensitivities would have on our net income from Continuing Operations.

Critical Accounting Estimate	Sensitivity	2013	2012
($ millions, after-tax)
Interest Rates	100 basis point parallel decrease in interest rates across the entire yield curve	(300)	(300)
	50 basis point parallel decrease in interest rates across the entire yield curve	(100)	(150)
	50 basis point parallel increase in interest rates across the entire yield curve	100	100
	100 basis point parallel increase in interest rates across the entire yield curve	150	150
Equity Markets	25% decrease across all equity markets	(250)	(150)
	10% decrease across all equity markets	(100)	(50)
	10% increase across all equity markets	50	50
	25% increase across all equity markets	150	100
	1% reduction in assumed future equity and real estate returns	(360)	(420)
Mortality	2% increase in the best estimate assumption for insurance products – where higher mortality would be financially adverse	(25)	(20)
	2% decrease in the best estimate assumption for annuity products – where lower mortality would be financially adverse	(90)	(95)
Morbidity	5% adverse change in the best estimate assumption	(130)	(125)
Policy Termination Rates	10% decrease in the termination rate – where fewer terminations would be financially adverse	(210)	(220)
	10% increase in the termination rate – where more terminations would be financially adverse	(80)	(70)
Operating Expenses and Inflation	5% increase in unit maintenance expenses	(140)	(130)

Fair Value of Investments

Debt securities, equity securities and other invested assets are financial assets that are designated as FVTPL or AFS and are recorded at fair value in our Consolidated Statements of Financial Position. Changes in fair value of assets designated as FVTPL, including realized gains and losses on sale are recorded in income. Changes in fair value of AFS assets are recorded in OCI. For foreign currency translation, exchange differences calculated on the amortized cost of AFS debt securities are recognized in income and other changes in carrying amount are recognized in OCI. The exchange differences from the translation of AFS equity securities and other invested assets are recognized in OCI.

The fair value of short-term securities is approximated by their carrying amount adjusted for credit risk where appropriate.

The fair value of government and corporate debt securities is determined using quoted prices in active markets for identical or similar securities. When quoted prices in active markets are not available, fair value is determined using market standard valuation methodologies, which include discounted cash flow analysis, consensus pricing from various broker dealers that are typically the market makers, or other similar techniques. The assumptions and valuation inputs in applying these market standard valuation methodologies are determined primarily using observable market inputs, which include, but are not limited to, benchmark yields, reported trades of identical or similar instruments, broker-dealer quotes, issuer spreads, bid prices, and reference data including market research publications. In limited circumstances, non-binding broker quotes are used.

The fair value of asset-backed securities is determined using quoted prices in active markets for identical or similar securities, when available, or valuation methodologies and valuation inputs similar to those used for government and corporate debt securities. Additional valuation inputs include structural characteristics of the securities, and the underlying collateral performance, such as prepayment speeds and delinquencies. Expected prepayment speeds are based primarily on those previously experienced in the market at projected future interest rate levels. In instances where there is a lack of sufficient observable market data to value the securities, non-binding broker quotes are used.

The fair value of equity securities is determined using quoted prices in active markets for identical securities or similar securities. When quoted prices in active markets are not available, fair value is determined using equity valuation models, which include discounted cash flow analysis and other techniques that involve benchmark comparison. Valuation inputs primarily include projected future operating cash flows and earnings, dividends, market discount rates, and earning multiples of comparable companies.

Mortgages and corporate loans are recorded at amortized cost. The fair value of mortgages and corporate loans, for disclosure purposes only, is determined by discounting the expected future cash flows using a current market interest rate applicable to financial instruments with a similar yield, credit quality and maturity characteristics. Valuation inputs typically include benchmark yields and risk-adjusted spreads from current lending activities or loan issuances.

Derivative financial instruments are recorded at fair value with changes in fair value recorded in income unless the derivative is part of a qualifying hedging relationship for accounting purposes. The fair value of derivative financial instruments depends upon derivative types. The fair value of exchange-traded futures and options is determined using quoted market prices in active markets, while the fair value of OTC derivatives is determined using pricing models, such as discounted cash flow analysis or other market standard valuation

84 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

techniques, with primarily observable market inputs. Valuation inputs used to price OTC derivatives may include swap interest rate curves, foreign exchange spot and forward rates, index prices, the value of underlying securities, projected dividends, volatility surfaces, and in limited circumstances, counterparty quotes.

The fair value of OTC derivative financial instruments also includes credit valuation adjustments to reflect the credit risk of both the derivative counterparty and ourselves as well as the impact of contractual factors designed to reduce our credit exposure, such as collateral and legal rights of offset under master netting agreements. Inputs into determining the appropriate credit valuation adjustments are typically obtained from publicly available information and include credit default swap spreads when available, credit spreads derived from specific bond yields, or published cumulative default experience data adjusted for current trends when credit default swap spreads are not available.

The fair value of other invested assets is determined using quoted prices in active markets for identical securities or similar securities. When quoted prices in active markets are not available, fair value is determined using equity valuation models, which include discounted cash flow analysis and other techniques that involves benchmark comparison. Valuation inputs primarily include projected future operating cash flows and earnings, dividends, market discount rates, and earnings multiples of comparable companies.

Investment properties are recorded at fair value with changes in fair value recorded in income. The fair value of investment properties is generally determined using property valuation models that discount expected future net cash flows at current market interest rates. Expected future net cash flows include contractual and projected cash flows, forecasted operating expenses, and take into account interest, rental and occupancy rates derived from market surveys. The estimates of future cash inflows, in addition to expected rental income from current leases, include projected income from future leases based on significant assumptions that are consistent with current market conditions. The future rental rates are estimated depending on the actual location, type and quality of the properties, and take into account market data and projections at the valuation date. The fair values are typically compared to market-based information, including recent transactions involving comparable assets for reasonability. The methodologies and inputs used in these models are in accordance with real estate industry valuation standards. Valuations are prepared externally or internally by professionally accredited real estate appraisers.

Due to their nature, the fair value of policy loans and cash are assumed to be equal to their carrying values, which is the amount these assets are recorded at in our Consolidated Statements of Financial Position.

Investments for account of segregated fund holders are recorded at fair value with changes in fair value recorded in income. The fair value of investments for account of segregated fund holders is determined using quoted prices in active markets or independent valuation information provided by investment management. The fair value of direct investments within investments for accounts of segregated fund holders, such as short-term securities and government and corporate debt securities, is determined according to valuation methodologies and inputs described above in the respective asset type sections.

The methodologies and assumptions for determining the fair values of investment contract liabilities are included in Note 11.B of our Consolidated Financial Statements.

We categorize our financial instruments carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three level fair value hierarchy as follows:

Level 1: Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market. The types of financial instruments classified as Level 1 generally include cash and cash equivalents, certain U.S. government and agency securities, and exchange-traded equity securities and certain segregated and mutual fund units held for account of segregated fund holders.

Level 2: Fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. The types of financial instruments classified as Level 2 generally include Canadian federal, provincial and municipal government, other foreign government and corporate debt securities, certain asset-backed securities, OTC derivatives, and certain segregated and mutual fund units held for account of segregated fund holders.

Level 3: Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect our expectations about the assumptions market participants would use in pricing the asset or liability. The types of financial instruments classified as Level 3 generally include certain asset-backed securities, certain other invested assets, and investment contract liabilities.

As pricing inputs become more or less observable, assets are transferred between levels in the hierarchy. For a financial instrument that transfers into level 3 during the reporting period, the entire change in fair value for the period is included in the level 3 reconciliation schedule in Note 5 to our 2013 Consolidated Financial Statements. For transfers out of level 3 during the reporting period, the change in fair value for the period is excluded from the level 3 reconciliation schedule in Note 5 to our 2013 Consolidated Financial Statements. Transfers into level 3 occur when the inputs used to price the financial instrument lack observable market data and as a result, no longer meet the level 1 or 2 criteria at the reporting date. During the current reporting period, transfers into level 3 were primarily related to a significant reduction in the trading activity of certain types of securities, which resulted in a change to the pricing source. Transfers out of level 3 occur when the pricing inputs become more transparent and satisfy the level 1 or 2 criteria at the reporting date. During the current reporting period, transfers out of level 3 were primarily related to observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability. If a financial instrument is transferred into and out of level 3 during the same period, it is not included in the level 3 reconciliation schedule in Note 5 to our 2013 Consolidated Financial Statements. Total gains and losses in earnings and OCI are calculated assuming transfers into or out of level 3 occur at the beginning of the period.

Transfers into and out of level 3 for financial assets were $192 million and $1,092 million, respectively, for the year ended December 31, 2013. The total amount of the net realized/unrealized gains/(losses) related to financial instruments transferred out of level 3 during the period, which were excluded from the level 3 reconciliation, was $11 million.

Additional information on the fair value measurement of investments can be found in Note 5 of our 2013 Consolidated Financial Statements.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 85

Impairment

All financial assets are assessed for impairment at each reporting date. Financial assets are impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more loss events that have an impact that can be reliably estimated, on the estimated future cash flows of the asset. Objective evidence of impairment for debt securities generally includes significant financial difficulty of the issuer, including actual or anticipated bankruptcy or defaults and delinquency in payments of interest or principal. All equity instruments in an unrealized loss position are reviewed to determine if objective evidence of impairment exists. Objective evidence of impairment for an investment in an equity instrument or other invested asset includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument or other invested asset below its cost. Objective evidence of impairment for mortgages and loans involves an assessment of the borrower’s ability to meet current and future contractual interest and principal payments.

Additional information on the impairment of financial assets can be found in Notes 1 and 6 of our 2013 Consolidated Financial Statements.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable tangible and intangible assets of the acquired businesses. It is carried at original cost less any impairment subsequently incurred. Goodwill is assessed for impairment annually or more frequently if events or circumstances occur that may result in the recoverable amount of a CGU falling below its carrying value. A CGU is the smallest identifiable group of assets that generates cash inflows that are independent of cash inflows from other groups of assets. The goodwill balances are allocated to either individual or groups of CGUs that are expected to benefit from the synergies of the business combination. Goodwill impairment is quantified by comparing a CGU’s carrying values to their recoverable amount, which is the higher of fair value less cost to sell and value in use. Impairment losses are recognized immediately and may not be reversed in future periods.

No impairment charges were recognized in 2013. The goodwill allocated to the Individual Wealth CGU in SLF Canada continues to be at a higher risk of impairment as management determined that a reasonably possible change in the more significant assumptions in the impairment test for our Individual Wealth CGU could result in the recoverable amount to be less than its carrying amount and give rise to an impairment of some or all of the goodwill associated with this CGU. The goodwill associated with this CGU was $160 million at December 31, 2013.

We had a carrying value of $4.0 billion in goodwill as at December 31, 2013. Additional information on goodwill can be found in Note 10 of our 2013 Consolidated Financial Statements.

Intangible Assets

Intangible assets consist of finite life and indefinite life intangible assets. Finite life intangible assets are amortized on a straight-line basis over varying periods of up to 40 years, and are charged through operating expenses. The useful lives of finite life intangible assets are reviewed annually, and the amortization is adjusted as necessary. Indefinite life intangibles are not amortized, and are assessed for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Impairment is assessed by comparing the carrying values of the indefinite life intangible assets to their recoverable amounts. If the carrying values of the indefinite life intangibles exceed their recoverable amounts, these assets are considered impaired, and a charge for impairment is recognized in our Consolidated Statements of Operations. The fair value of intangible assets is determined using various valuation models, which require management to make certain judgments and assumptions that could affect the fair value estimates and result in impairment write-downs. No impairment charges were recognized in 2013.

As at December 31, 2013, our finite-life intangible assets had a carrying value of $623 million, which reflected the value of the field force and asset administration contracts acquired as part of the Clarica, CMG Asia, and Genworth EBG acquisitions, as well as software costs. Our indefinite-life intangible assets had a carrying value of $243 million as at December 31, 2013. The value of the indefinite-life intangible assets reflected fund management contracts.

Income Taxes

Income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. Deferred income tax is provided using the liability method. Our provision for income taxes is calculated based on the tax rates and tax laws that have been enacted or substantially enacted by the end of the reporting period.

The determination of the required provision for current and deferred income taxes requires that we interpret tax legislation in the jurisdictions in which we operate and that we make assumptions about the expected timing of realization of deferred income tax assets and liabilities. Tax laws are complex and their interpretation requires significant judgment. The provision for income taxes reflects management’s interpretation of the relevant tax laws and its best estimate of the income tax implications of the transactions and events during the period. To the extent that our interpretations differ from those of tax authorities or the timing of realization is not as expected, the provision for income taxes may increase or decrease in future periods to reflect actual experience. The amount of any increase or decrease cannot be reasonably estimated.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax losses and unused tax credits to the extent that it is probable that taxable profit will be available against which the temporary differences, unused tax losses and unused tax credits can be utilized. At each reporting period, we assess all available evidence, both positive and negative, to determine the amount of deferred income tax assets to be recorded. If it is probable that the benefit of tax losses and tax deductions will not be realized, a deferred income tax asset is not recognized. The assessment requires significant estimates and judgment about future events based on the information available at the reporting date.

86 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

From time to time, local governments in countries in which we operate enact changes to statutory corporate income tax rates. These changes require us to review and re-measure our deferred tax assets and liabilities as of the date of enactment. As of December 31, 2013, our net deferred tax asset in the Consolidated Statements of Financial Position was $1.2 billion, primarily in the U.S. and Canada. Any future tax rate reductions in jurisdictions where we carry a net deferred tax asset, could result in a reduction in the carrying value of the deferred tax asset and a corresponding income tax expense at the time of substantial enactment of a rate reduction.

Pension Plans and Other Post-Retirement Benefits

The Company offers defined benefit pension plans and defined contribution plans for eligible employees. Since January 1, 2009, all new employees in Canada participate in a defined contribution plan, while existing employees continue to accrue future benefits in the prior defined benefit plan. All of our material defined benefit plans worldwide are closed to new entrants and defined contribution plans are provided to new hires. Our defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. In addition, in some countries we provide certain post-retirement medical, dental and life insurance benefits to eligible qualifying employees and their dependents upon meeting certain requirements.

The Company has implemented a plan to de-risk our defined benefit pension plans enterprise wide by systematically shifting the invested assets to liability matching investments. The plan is to have 90% or higher of the assets in our material plans be invested in liability matching investments.

Due to the long-term nature of these plans, the calculation of benefit expenses and accrued benefit obligations depends on various assumptions, including discount rates, rates of compensation increases, medical cost rates, retirement ages, mortality rates and termination rates. Based upon consultation with external pension actuaries, management determines the assumptions used for these plans on an annual basis. The discount rate used is based on market yields of high quality corporate bonds that are denominated in the same currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related obligation. Heath care cost calculations are based on long-term trend assumptions that may differ from actual results.

Actual experience may differ from that assumed, which would impact the valuation of defined benefit plans and the level of pension benefit expenses recognized in future years. Details of our pension and post-retirement benefit plans and the key assumptions used for these plans are included in Note 26 to our 2013 Consolidated Financial Statements.

Changes in Accounting Policies

We have included in this section a summary of changes in accounting policies. Where there are references to Notes, these are part of our 2013 Consolidated Financial Statements.

New and Amended International Financial Reporting Standards Adopted in 2013

We have adopted the following new and amended standards in the current year.

In May 2011, IFRS 10 Consolidated Financial Statements (“IFRS 10”) was issued, which replaces the consolidation guidance in IAS 27 Consolidated and Separate Financial Statements (“IAS 27”) and SIC-12 Consolidation-Special Purpose Entities. It defines the principle of control, establishes control as the basis for determining which entities are consolidated, and sets out the requirements for the preparation of consolidated financial statements. Under IFRS 10, an investor controls an investee when it has power over the investee, exposure or rights to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the investor’s returns. IFRS 10 is effective for annual periods beginning on or after January 1, 2013. We adopted this standard on a retrospective basis on January 1, 2013.

As a result of the adoption of IFRS 10, we have deconsolidated Sun Life Capital Trust and Sun Life Capital Trust II (together, the “SL Capital Trusts”) which issued the Sun Life ExchangEable Capital Securities (“SLEECS”), for all periods presented in our Consolidated Financial Statements. We have deconsolidated the SL Capital Trusts because the primary asset in each of these trusts is a senior debenture issued by us and therefore we do not have exposure or rights to variable returns from our involvement in these entities. This deconsolidation did not have any impact on our Consolidated Statements of Operations or our basic and diluted EPS for the current period or any of the prior periods presented. However, the deconsolidation impacted our Consolidated Statements of Financial Position for the current period and all prior periods presented. The impact of the deconsolidation on the Consolidated Statements of Financial Position for prior periods is shown in Note 2. Similar adjustments were made in the current period.

Segregated fund assets continue to be reported on the Consolidated Statements of Financial Position as a single line as Investments for account of segregated fund holders since we have legal ownership of these assets. Since the policyholder bears the risks and rewards of the fund’s performance, we continue to present only the fee income earned from the segregated funds and not the investment income earned on these assets that is credited to the policyholder. We have not consolidated the underlying mutual funds that the segregated funds invest in even though in some cases we have power over these funds because the policyholder, not us, is exposed to the variability associated with these funds. In Note 23, we have expanded our disclosures related to the risks associated with our segregated funds by providing disclosure of the composition of the Investments for account of segregated fund holders by type of segregated fund. This standard has not yet been adopted in all jurisdictions that use IFRS and we will continue to monitor the implementation of the standard in other jurisdictions.

In May 2011, IFRS 11 Joint Arrangements (“IFRS 11”) was issued which replaces IAS 31 Interests in Joint Ventures. IFRS 11 requires a party to a joint arrangement to determine the type of arrangement in which it is involved by assessing its rights and obligations from the arrangement. It eliminates the option to use the proportionate consolidation method for joint ventures and requires that the equity method be applied to account for our investment in these entities. This standard is effective for annual periods beginning on or after January 1, 2013. The adoption of this standard did not have a material impact on our Consolidated Financial Statements.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 87

In May 2011, IFRS 12 Disclosure of Interests in Other Entities (“IFRS 12”) was issued, which applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. IFRS 12 requires that an entity disclose information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and to evaluate the effects of those interests on its financial position, financial performance and cash flows. We have included these disclosures in Note 17.

In June 2012, the IASB issued Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance(Amendments to IFRS 10, IFRS 11 and IFRS 12). The amendments clarify the transition guidance in IFRS 10 and provide transitional relief for IFRS 10, IFRS 11 and IFRS 12 by limiting the comparative information requirements to only the preceding comparative periods and by removing certain disclosure requirements for the comparative period from IFRS 12. We applied these amendments when we adopted IFRS 10, IFRS 11 and IFRS 12 in 2013.

As a result of the issuance of IFRS 10, IFRS 11 and IFRS 12, both the current IAS 27 and IAS 28 Investments in Associates and Joint Ventures (“IAS 28”) were amended. The requirements related to separate financial statements will remain in IAS 27 while the requirements related to consolidated financial statements are replaced by IFRS 10. The disclosure requirements currently in IAS 28 are replaced by IFRS 12. The amendments are effective for annual periods beginning on or after January 1, 2013. The amendments to IAS 27 and IAS 28 did not have an impact on our Consolidated Financial Statements.

In May 2011, IFRS 13 Fair Value Measurement (“IFRS 13”) was issued. IFRS 13 defines fair value and sets out a single framework for measuring fair value when fair value is required by other IFRS standards. It also requires disclosures about fair value measurements and expands fair value disclosures to include non-financial assets. This standard is effective for interim and annual periods beginning on or after January 1, 2013. This standard did not have a material measurement impact on our Consolidated Financial Statements. We have included the additional disclosures required by this standard, primarily in Note 5.

In June 2011, IAS 19 Employee Benefits (“IAS 19”) was amended. Under the amended standard, actuarial gains and losses will no longer be deferred or recognized in net income, but will be recognized immediately in OCI. Past service costs will be recognized in the period of a plan amendment and the annual expense for a funded plan will include net interest expense or income using the discount rate applied to the net defined benefit asset or liability. The amendments also require enhanced disclosures for defined benefit plans. We have included the enhanced disclosure in Note 26. This amended standard is effective for annual periods beginning on or after January 1, 2013. We adopted this standard on a retrospective basis on January 1, 2013. The adoption of these amendments did not have a material impact on our Consolidated Statements of Operations or our basic or diluted EPS for the current period as well as all prior periods presented. As a result of the adoption of this standard, we have a new component of OCI and accumulated OCI for the remeasurement of defined benefit plans. The impact of adoption on our Consolidated Statements of Financial Position for prior periods is shown in Note 2.

In June 2011, IAS 1 Presentation of Financial Statements was amended. The amendments require separate presentation within OCI of items which may be subsequently reclassified to net income and items that will not be reclassified to net income. The amendments are effective for annual periods beginning on or after July 1, 2012. We have included these presentation amendments on our Consolidated Financial Statements.

In December 2011, amendments to IFRS 7 Financial Instruments: Disclosures (“IFRS 7”) were issued which require additional disclosures about the effects of offsetting financial assets and financial liabilities and related arrangements. The new disclosures will require entities to disclose gross amounts subject to rights of set off, amounts set off, and the related net credit exposure. The disclosures are intended to help investors understand the effect or potential effect of offsetting arrangements on a company’s financial position. The new disclosures are effective for annual periods beginning on or after January 1, 2013. We have included the disclosures required by this standard in Note 6.

In May 2012, the IASB issued Annual Improvements 2009-2011 Cycle, which includes amendments to five IFRSs. The annual improvements process is used to make necessary but non-urgent changes to IFRS that are not included as part of any other project. The amendments clarify guidance and wording or make relatively minor amendments to the standards that address unintended consequences, conflicts or oversights. The amendments issued as part of this cycle must be applied retrospectively and are effective for annual periods beginning on or after January 1, 2013. The adoption of these amendments did not have a material impact on our Consolidated Financial Statements.

In May 2013, Recoverable Amount Disclosures for Non-Financial Assets was issued, which amends IAS 36Impairment of Assets. These narrow-scope amendments address the disclosure of information about the recoverable amount of impaired assets, if that amount is based on fair value less costs of disposal. These amendments are effective for annual periods beginning on or after January 1, 2014 with early adoption permitted. We have elected to early adopt. The adoption of the standard did not have a material impact on our Consolidated Financial Statements.

New and Amended International Financial Reporting Standards to be Adopted in 2014

The following new standards and amendments to existing standards were issued by the IASB and are expected to be adopted by us in 2014.

In December 2011, amendments to IAS 32 Financial Instruments: Presentation were issued to clarify the existing requirements for offsetting financial assets and financial liabilities. The amendments are effective for annual periods beginning on or after January 1, 2014. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

In October 2012, Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27) was issued. The amendments apply to investment entities, which are entities that evaluate the performance of their investments on a fair value basis and whose business purpose is to invest funds solely for returns from capital appreciation, investment income or both. The amendments provide an exemption to the consolidation requirements in IFRS 10 for investment entities and require investment entities to measure certain subsidiaries at fair value through profit or loss rather than consolidate them. The amendments are effective from January 1, 2014 with early adoption permitted. The exemption from consolidation for investment entities is not available for the Company as it is not an investment entity. As a result, we do not expect the adoption of this standard to have an impact on our Consolidated Financial Statements.

88 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis

In May 2013, International Financial Reporting Standards Interpretations Committee Interpretation 21: Levies (“IFRIC 21”) was issued. IFRIC 21 addresses various accounting issues relating to levies imposed by a government. This interpretation is effective for annual periods beginning on or after January 1, 2014. We are currently assessing the impact the adoption of this interpretation may have on our Consolidated Financial Statements.

In June 2013, Novation of Derivatives and Continuation of Hedge Accounting was issued, which amends IAS 39 (“IAS 39”). Under these narrow scope amendments there would be no need to discontinue hedge accounting if a hedging derivative was novated, provided certain criteria are met. These amendments are effective for annual periods beginning on or after January 1, 2014. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

New and Amended International Financial Reporting Standards to be Adopted in 2015 or Later

The following new standards and amendments to existing standards were issued by the IASB and are expected to be adopted by us in 2015 or later.

In November 2013, Defined Benefit Plans: Employee Contributions was issued to amend IAS 19Employee Benefits. These narrow scope amendments simplify the accounting for contributions to defined benefit plans. These amendments are effective for annual periods beginning on or after July 1, 2014, with earlier application permitted. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

In November 2009, IFRS 9 Financial Instruments (“IFRS 9”) was issued and subsequently amended in October 2010. IFRS 9 will replace IAS 39 and will be completed in three phases: classification and measurement of financial assets and liabilities, impairment of financial assets, and general hedge accounting. This was the first phase of the project on classification and measurement of financial assets and liabilities. The IASB is discussing proposed limited amendments related to this phase of the project. The standard on general hedge accounting was issued and included as part of IFRS 9 in November 2013. The accounting for macro hedging is expected to be issued as a separate standard outside of IFRS 9. The impairment of financial assets phase of the project is currently in development. In November 2013, the mandatory effective date of IFRS 9 of January 1, 2015 was removed and the effective date will be determined when the remaining phases of IFRS 9 are finalized. We are currently monitoring the developments of this standard and assessing the impact that the adoption of this standard may have on our Consolidated Financial Statements.

In December 2013, the IASB issued Annual Improvements 2010 -2012 Cycle and Annual Improvements 2011 -2013 Cycle which includes amendments to seven and four IFRSs respectively. These amendments provide clarification guidance to IFRS standards that address unintended consequences, conflicts or oversights. These amendments are effective for annual periods beginning on or after July 1, 2014 or transactions occurring after that date. We are currently assessing the impact these amendments will have on our Consolidated Financial Statements.

Future Accounting Changes

In June 2013, the International Accounting Standards Board (“IASB”) issued its second exposure draft on Insurance Contracts. Comments were due by October 25, 2013. We submitted our response to the IASB and are continuing to monitor the development of this new standard. Although a specific effective date has not been proposed, the IASB expects the standard to be effective approximately three years after the issuance of a final standard.

Disclosure Controls and Procedures

The Company has established disclosure controls and procedures that are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the Company’s CEO, Executive Vice-President and CFO and Executive Vice-President, Corporate Development and General Counsel, on a timely basis so that appropriate decisions can be made regarding public disclosure.

An evaluation of the effectiveness of our disclosure controls and procedures, as defined under rules adopted by the Canadian securities regulatory authorities and the SEC, as of December 31, 2013, was carried out under the supervision of and with the participation of the Company’s management, including the CEO and the CFO. Based on our evaluation, the CEO and the CFO concluded that the design and operation of these disclosure controls and procedures were effective as of December 31, 2013.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements in accordance with IFRS.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We conducted an assessment of the effectiveness of our internal control over financial reporting, as of December 31, 2013, based on the framework and criteria established in Internal Control – Integrated Framework (1992), issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, we have concluded that our internal control over financial reporting was effective as of December 31, 2013.

Our internal control over financial reporting, as of December 31, 2013, has been audited by Deloitte LLP, the Company’s Independent Registered Chartered Accountants, who also audited our Consolidated Financial Statements for the year ended December 31, 2013. As stated in the Report of Independent Registered Chartered Accountants, they have expressed an unqualified opinion on our internal control over financial reporting as of December 31, 2013.

Management’s Discussion and Analysis	Sun Life Financial Inc. Annual Report 2013 89

Changes in Internal Control over Financial Reporting

No changes were made in our internal control over financial reporting for the period beginning January 1, 2013, and ended December 31, 2013, that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

Legal and Regulatory Proceedings

SLF Inc. and its subsidiaries are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the United States, the United Kingdom and Asia, including federal, provincial and state securities and insurance regulators and other government bodies and authorities, from time to time, make inquiries and require the production of information or conduct examinations or investigations concerning compliance by SLF Inc. and its subsidiaries with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition or results of operations.

90 Sun Life Financial Inc. Annual Report 2013	Management’s Discussion and Analysis